Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the Offer or the action you should take, you should consult an independent financial adviser authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom. If you are not resident in the United Kingdom you should consult another appropriately authorised independent financial adviser.

You should read the whole of this document and any documents incorporated into it by reference (including, in relation to Powerflute Optionholders only, the Form of Acceptance).

If you have sold or otherwise transferred all of your Powerflute Shares, Depositary Interests or Options (other than pursuant to the Offer), please forward this document and the accompanying documentation (but not the personalised Form of Acceptance) as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. However, these documents must not be forwarded, distributed or transmitted (in whole or in part) in, into or from any Restricted Jurisdiction. If you have sold or otherwise transferred only part of your holding of Powerflute Shares, Depositary Interests or Powerflute Options, you should retain these documents and consult the stockbroker, bank or other agent through whom the sale or transfer was effected.

The release, publication or distribution of this document in jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about, and observe, any applicable restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of any such jurisdiction.

RECOMMENDED CASH OFFER

for

POWERFLUTE OYJ

by

NORDIC PACKAGING AND CONTAINER (FINLAND) HOLDINGS OY

an affiliate of

MADISON DEARBORN PARTNERS, LLC

Your attention is drawn to the letter from the Chairman of Powerflute Oyj (“Powerflute” or the “Company”) set out in Part I of this document which explains why the Independent Directors of Powerflute are unanimously recommending Powerflute Shareholders, DI Holders and Optionholders to accept the Offer.

The procedure for acceptance of the Offer is set out in paragraph 15 of Part II of this document, Parts C and D of Appendix I. If you wish to accept the Offer in respect of your Powerflute Shares held in a Finnish book-entry account, you should either (a) submit a properly completed and duly executed acceptance form provided by the account operator managing your book-entry account in accordance with its instructions and within the time limit set by such account operator, which may be prior to the expiration of the Offer, or, if your account operator does not accept acceptance forms (e.g. Euroclear Finland), you should contact any branch office of Nordea Bank to give your acceptance to tender your Powerflute Shares; or (b) request that your broker, dealer, commercial bank, trust company, custodian or other nominee effect the transaction for you, by no later than 1.00 p.m. (London time) on the First Closing Date, subject to and in accordance with the instructions of the relevant account operator. Acceptances in respect of Depositary Interests should be made electronically through CREST so that the relevant TTE Instruction settles no later than 1.00 p.m. (London time) on the First Closing Date. If you are a CREST sponsored member, you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE Instruction to Euroclear.

Acceptances in respect of Powerflute Options should be made by submitting the Form of Acceptance for Options to Nordic Packaging and Container (Finland) Holdings Oy (“Bidco”) no later than 1.00 p.m London time on the First Closing Date. This form will be posted to Powerflute Optionholders shortly.

The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set out in this document since such date. No person is authorised to give any information or to make any representations with respect to the Offer other than such information or representations contained in this document and, if given or made, such information or representations must not be relied upon as having been authorised by Bidco or Powerflute. The statements contained in this document are not to be construed as legal, business, financial or tax advice and each Powerflute Shareholder, DI Holder and Optionholder should consult his own legal, financial or tax advisers if in any doubt about the content of this document.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting as financial adviser exclusively for MDP and Bidco and no-one else in connection with the Offer, the Announcement and the other matters referred to in this document, and will not regard any other person as its client in relation to the matters referred to in this document and will not be responsible to anyone other than MDP and Bidco for providing the protections afforded to its clients, nor for providing advice in relation to the Offer or the Announcement or any matter referred to herein.

Rothschild, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting exclusively for Powerflute as to the financial terms of the Offer and for no-one else in connection with the Offer and this document and will not regard any other person as its client in relation to the matters referred to in this document and will not be responsible to anyone other than Powerflute for providing the protections afforded to its clients, nor for providing advice in relation to the Offer or the Announcement or any matter referred to herein.

Numis, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting solely for Powerflute as its nominated adviser and broker in relation to the Offer and this document and nobody else (whether or not a recipient of this document) as a client in relation to the Offer and the Announcement and will not be responsible to anyone other than Powerflute for providing the protections afforded to the clients of Numis nor for providing advice in relation to the Offer and the Announcement or any other matter referred to in this document.

Nordea Bank, which is authorised and regulated by the Financial Supervisory Authority in Finland, is acting as the tender agent of Bidco in the Finnish book-entry system as stated in the rules and regulations of Euroclear Finland. Nordea will collect acceptances on the Offer from its safe custody clients and make necessary agreements with other Finnish account operators acting as agents for Nordea Bank collecting acceptances from their clients and reporting the acceptances to Nordea Bank. Nordea Bank is not acting as an investment service adviser or a legal adviser regarding the execution of the Offer.

The City Code on Takeovers and Mergers

Powerflute has its registered office in Finland and is not subject to the UK City Code on Takeovers and Mergers (the “Code”). Accordingly the Code does not apply to the Offer by Bidco for Powerflute and this transaction is not subject to the jurisdiction of, or being regulated by, the UK Panel on Takeovers and Mergers (the “Takeover Panel”). However, Powerflute and Bidco have agreed, to the extent set out in the Implementation Agreement, that they will conduct themselves and the Offer as if the Offer were subject to the Code.

Overseas jurisdictions

The release, publication or distribution of this document in certain jurisdictions may be restricted by law, and the availability of the Offer to persons who are residents, citizens or nationals of jurisdictions other than the United Kingdom or Finland may be restricted by laws and/or regulations of those jurisdictions. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the United Kingdom or Finland should inform themselves about and observe any applicable requirements in their jurisdiction. Any failure to comply with the applicable requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Offer disclaim any responsibility or liability for the violation of such requirements by any person.

Unless otherwise determined by Bidco and permitted by applicable law and regulation, the Offer will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may accept the Offer by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this document and all other documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction, and persons receiving this document and all other documentation relating to the Offer (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from any Restricted Jurisdiction.

Unless otherwise permitted by applicable law and regulation, the Offer may not be made, directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

Notice to Finnish Investors

This document has not been prepared in accordance with the requirements regarding tender documents in the Finnish Securities Market Act (746/2012, as amended). This document has not been reviewed or approved by the Finnish Financial Supervisory Authority.

Notice to US investors

The Offer is being made for securities in a Finnish company traded on the AIM and US Powerflute Shareholders should be aware that this document and other documentation relating to the Offer have been, or will be, prepared in accordance with disclosure requirements, format and style that differ from those in the United States. All financial information that is included in this document or that may be included or referred to in any other documents relating to the Offer, have been, or will be, prepared, save where Bidco and Powerflute have expressly agreed otherwise, in accordance with International Financial Reporting Standards adopted by the European Union and therefore may not be comparable to financial statements of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The Offer, if required to be made, will be made in the United States pursuant to applicable exemptions under the US tender offer rules and securities laws and otherwise in accordance with the applicable provisions of English law. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law. In the United States, the Offer will be made solely by Bidco and not by its financial adviser.

Both Powerflute and Bidco are companies incorporated under the laws of Finland. It may not be possible for Powerflute Shareholders or Powerflute Optionholders in the United States to effect service of process within the United States upon Powerflute or Bidco or their respective officers or directors or to enforce against any of them judgments of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue Powerflute or Bidco or their respective officers or directors in a non-US court for violations of the US securities laws. There is also substantial doubt as to enforceability in the United Kingdom in original actions, or in actions for the enforcement of judgments of US courts, based on the civil liability provisions of US federal securities laws.

Forward-looking statements

This document including the information incorporated into this document contains certain forward-looking statements. These statements are based on the current expectations of Bidco or Powerflute (as the case may be) and are naturally subject to uncertainty and changes in circumstances. These forward-looking statements may include statements about the expected effects on Bidco or Powerflute of the Offer, the expected timing and scope of the Offer, strategic options and all other statements in this document other than historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “budget”, “schedule”, “forecast”, “project”, “goal”, “believe”, “hope”, “aims”, “continue”, “will”, “may”, “should”, “would”, “could”, “subject to”, or other words of similar meaning. By their nature, forward-looking statements involve known and unknown risks and uncertainties, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this document could cause actual results, outcomes and developments to differ materially from those expressed in, or implied by, such forward-looking statements and such statements are therefore qualified in their entirety by the risks and uncertainties surrounding these future expectations. Many of these risks and uncertainties relate to factors that are beyond the entities’ ability to control or estimate precisely, such as, but not limited to, general business and market conditions both globally and locally, political, economic and regulatory forces, industry trends and competition, future exchange and interest rates, changes in government and regulation including in relation to health and safety, the environment, labour relations and tax rates and future business combinations or dispositions. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, neither Bidco nor Powerflute can give any assurance, representation or guarantee that such expectations will prove to have been correct and such forward-looking statements should be construed in light of such factors and you are therefore cautioned not to place reliance on these forward-looking statements which speak only as at the date of this document. Neither Bidco nor Powerflute assumes any obligation to update or correct the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law or regulations.

No profit forecasts or estimates

Nothing in this document is intended or shall be deemed to be a forecast, projection or estimate of the future financial performance of Bidco or Powerflute and no statement in this document should be interpreted to mean that earnings or earnings per share of those entities (where relevant) for the current or future financial periods would necessarily match or exceed the historical published earnings or earnings per share of those entities (where relevant).

Disclosure requirements

Powerflute is a Finnish company whose shares are traded on AIM and is therefore not subject to the Code. Accordingly, Powerflute Shareholders and others dealing in Powerflute Shares are not obliged to disclose any of their dealings under the provisions of the Code. However, market participants are requested to make disclosure of “dealings” as if the Code applied. Disclosures made in relation to relevant securities of Powerflute should be released via a Regulatory Information Service using the headline “Document re: Powerflute”. The headline “Form 8/8.3” should not be used. Any question regarding completion of these forms should be raised with Numis (tel: +44 (0) 20 7260 1000). Powerflute Shareholders and persons considering the acquisition or disposal of any interest in Powerflute Shares are reminded that they are subject to the Disclosure Guidance and Transparency Rules made by the UKLA and other applicable regulatory rules regarding transactions in Powerflute Shares.

Powerflute’s website contains the form of disclosure requested. If you are in any doubt as to whether or not you should disclose “dealings”, you should contact an independent financial adviser authorised by the Financial Conduct Authority under FSMA (or, if you are resident in a jurisdiction other than the United Kingdom, a financial adviser authorised under the laws of such jurisdiction).

In the light of the foregoing, any person who is “interested” in one per cent. or more of any class of “relevant securities” of Powerflute or of any “securities exchange offeror” (being any “offeror” other than an “offeror” in respect of which it has been announced that its “offer” is, or is likely to be, solely in “cash”) is requested to make an “Opening Position Disclosure” following the commencement of the Disclosure Period which began upon the announcement of the Offer.

An “Opening Position Disclosure” should contain details of the person’s “interests” and short positions in, and rights to subscribe for, any “relevant securities” of each of (i) Powerflute and (ii) any “securities exchange offeror(s)”. Persons requested to make an “Opening Position Disclosure” are requested to make such “Opening Position Disclosure” by no later than 3:30 p.m. on the tenth “business day” following the announcement of the Offer. Relevant persons who undertake “dealings” in the relevant securities of Powerflute or a “securities exchange offeror” prior to the deadline for making an “Opening Position Disclosure” are requested instead to make a “Dealing Disclosure”.

If any person is, or becomes “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of an offeree or of any “securities exchange offeror”, all “dealings” in any “relevant securities” of that offeree or of any “securities exchange offeror” (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) should be publicly disclosed in a “Dealing Disclosure” by no later than 3:30 p.m. on the “business day” following the date of the relevant transaction. This requested disclosures should continue until the date on which any “offer” becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the Disclosure Period otherwise ends. A “Dealing Disclosure” should contain details of the “dealing” concerned and of the person’s interests and short positions in, and rights to subscribe for, any “relevant securities” of (i) Powerflute and (ii) any “securities exchange offeror”, save to the extent that these details have previously been disclosed.

Accordingly, in the case of both an “Opening Position Disclosure” and any “Dealing Disclosure”, disclosures of interests in the shares of Powerflute are requested to be made.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Powerflute or a “securities exchange offeror”, they should be regarded to be a single person for these purposes.

“Opening Position Disclosures” will be made by Powerflute and by any “offeror”, and all “dealings” in “relevant securities” of Powerflute by Powerflute, by any “offeror” or by any persons “acting in concert” with any of them, will be disclosed in a “dealing disclosure” by no later than 12:00 p.m. on the “business day” following the date of the relevant transaction.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of “securities”. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of “securities”, or by virtue of any option in respect of, or derivative referenced to, “securities”.

Terms in quotation marks are defined in the Code, which can be found on the website of the Takeover Panel. If you are in any doubt as to whether the request to disclose a “dealing” by reference to the above applies to you, you should contact an independent financial adviser authorised by the Financial Conduct Authority under FSMA.

Purchases outside the Offer

Bidco or its nominees or brokers (acting as agents) may purchase Powerflute Shares or Powerflute Options otherwise than under the Offer, such as in the open market or through privately negotiated purchases, including pursuant to the Smurfit Undertakings. Such purchases shall comply with the terms of the Implementation Agreement and the AIM Rules.

Publication on websites and availability of hard copies

A copy of this document will, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, be available free of charge for inspection on Powerflute’s website at www.powerflute.com by no later than 12 noon on the business day following the publication of this document. For the avoidance of doubt, the contents of the websites referred to in this document are not incorporated into, and do not form part of, this document.

Powerflute Shareholders holding Depositary Interests issued by Capita may request a hard copy of this document by contacting Capita on 0371 664 0321 if calling from within the United Kingdom or +44 (0) 371 664 0321 if calling from outside the United Kingdom, or by submitting a request in writing to Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Powerflute Shareholders holding their shares in a Finnish book-entry account may request a hard copy of this document by contacting Nordea Bank Finland Plc on +358 200 3000, or by submitting a request in writing to Nordea Bank Finland Plc, Investor Solutions & Services, Aleksis Kiven katu 3-5, VC215, 00020 NORDEA. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday. You may also request that all future documents, announcements and information to be sent to you in relation to the Offer should be in hard copy form.

Information relating to Powerflute Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Powerflute Shareholders, persons with information rights and other relevant persons for the receipt of communications from Powerflute may be provided to Bidco during the Disclosure Period as requested from time to time.

Rounding

Certain figures included in this document have been subject to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetical aggregation of the figures that proceed them.

Time

All times shown in this document are London times, unless otherwise stated.

ACTION TO BE TAKEN

TO ACCEPT THE OFFER:

1.	If you hold your Powerflute Shares in a Finnish book-entry account, you should either (a) submit a properly completed and duly executed acceptance form provided by the account operator managing your book-entry account in accordance with its instructions and within the time limit set by such account operator, which may be prior to the expiry of the Disclosure Period, or, if your account operator does not accept acceptance forms (e.g. Euroclear Finland), you should contact any branch office of Nordea Bank Finland Plc (“Nordea Bank”) to give your acceptance to tender your Powerflute Shares; or (b) request that your broker, dealer, commercial bank, trust company, custodian or other nominee effect the transaction for you, by no later than 1.00 p.m. (London time) on the First Closing Date, subject to and in accordance with the instructions of the relevant account operator. If you hold your Powerflute Shares at a broker, dealer, commercial bank, trust company, custodian or other nominee, you must contact that institution in order to tender such shares. Please note that the Offer must be accepted separately for each book-entry account. Further details on the procedures for acceptance of the Offer if you hold any of your Powerflute Shares in uncertificated form are set out in paragraph 15.2 of the letter from Bidco in Part II of this document and in Part D of Appendix I to this document.

2.	If you hold Depositary Interests, you should follow the procedure for Electronic Acceptance through CREST so that the relevant TTE Instruction settles as soon as possible and, in any event, by 1.00 p.m. (London time) on the First Closing Date. Further details on the procedures for acceptance of the Offer if you hold any of your Powerflute Shares in uncertificated form are set out in paragraph 15.1 of the letter from Bidco in Part II of this document and in Part C of Appendix I to this document.

3.	If you hold Powerflute Options, you should follow the instructions set forth in the Form of Acceptance to be separately provided to Optionholders and submit the completed Form of Acceptance to Bidco no later than 1.00 p.m London time on the First Closing Date.

THE FIRST CLOSING DATE OF THE OFFER IS 1.00 P.M. (LONDON TIME) ON 25 NOVEMBER 2016

If you have questions in relation to making an Electronic Acceptance in respect of Depositary Interests, please telephone Capita on 0371 664 0321 from within the UK or +44 (0) 371 664 0321 if calling from outside the UK. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday. Calls to the helpline from within the UK will be charged at your network provider’s standard rate. Calls to the helpline from outside the UK will be charged at the applicable international rate. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

This page should be read in conjunction with the rest of this document. Your attention is drawn, in particular, to the letter from the Chairman of Powerflute in Part I of this document which explains why the Independent Directors of Powerflute recommend that you accept the Offer, and to paragraph 15 of the letter from Bidco contained in Part II of this document which sets out in detail the procedures for acceptance of the Offer, and to the Conditions and further terms of the Offer set out in Appendix I to this document. Powerflute Shareholders, DI Holders and Optionholders are recommended to seek financial advice from their independent financial adviser authorised under the Financial Services and Markets Act 2000 (as amended) if they are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser in the relevant jurisdiction.

If you are in any doubt as to the procedure for acceptance with respect to Powerflute Shares held in a Finnish book-entry account, please contact your account operator managing your book-entry account or telephone Nordea Bank at +358 200 3000. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday.

If you require assistance in completing your acceptance form, in respect of your Powerflute Options, contact Bidco c/o Borenius Attorneys Ltd, Attn: Juha Koponen, at +358 20 713 3285.

IMPORTANT DATES AND TIMES

The dates and times set out below in connection with the Offer may change in accordance with the terms and conditions of the Offer, as described in this document.

Event	Time and/or date
Announcement of the Offer	15 September 2016

Publication of this document	26 September 2016

First Closing Date (of the Offer)	1.00 p.m. (London time) on 25 November 2016

Payment of consideration to Powerflute Shareholders, DI Holders and Optionholders who validly accept the Offer prior to it having been declared unconditional in all respects will be made within 14 days of the Offer becoming or having been declared unconditional in all respects. Payment of consideration to Powerflute Shareholders, DI Holders and Optionholders who validly accept the Offer after it has been declared unconditional in all respects, but whilst the Offer remains open for acceptance, will be made within 14 days of receipt of their valid acceptance.

Future dates are indicative only and are subject to change, in which event details of the new times and dates will be announced via a RIS.

All references to times in this document are to London times.

PART I - LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF POWERFLUTE

(Registered in Finland under number: FI-2048890-4)

Board of Directors:	Registered office:
Dr. Dermot F. Smurfit (Chairman)	PO Box 57

Marco Casiraghi (Chief Executive Officer)	FI-70101 Kuopio

David Walton (Chief Financial Officer)	Finland

Christopher Knight (Senior Independent Non-Executive Director)

Wolf-Dieter Baumann (Non-Executive Director)

Teresa Presas (Non-Executive Director)

26 September 2016

To: Powerflute Shareholders and Optionholders

Dear Powerflute Shareholder and Optionholder,

Recommended Cash Offer for Powerflute by

Nordic Packaging and Container (Finland) Holdings Oy

1.	Introduction

On 15 September 2016, the boards of directors of Nordic Packaging and Container (Finland) Holdings Oy (“Bidco”) and Powerflute Oyj (“Powerflute” or the “Company”) announced the terms of a recommended cash offer to be made by Bidco for the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) not already owned, or agreed to be acquired, by Bidco.

Bidco is a company recently incorporated in Finland by investment funds advised by Madison Dearborn Partners, LLC (“MDP”) for the purposes of making and implementing the Offer. Further information in relation to Bidco and MDP is set out in paragraph 6 of Part II of this document.

I am writing to you to explain the background to, and terms of, the Offer and to explain why the Independent Directors of Powerflute, who have been so advised by Rothschild as to the financial terms of the Offer, consider the terms of the Offer to be fair and reasonable and are unanimously recommending that all Powerflute Shareholders and Optionholders accept the Offer. In providing advice to the Independent Directors, Rothschild has taken into account the commercial assessments of the Independent Directors.

The Independent Directors have consulted with the Company’s Nominated Adviser, Numis Securities Limited, regarding the matters described in this document where required by and in accordance with the AIM Rules.

Bidco has received irrevocable undertakings from all of the Powerflute Directors (other than Dr. Dermot F. Smurfit) who beneficially own Powerflute Shares or Powerflute Options to accept, or procure acceptances of, the Offer in respect of (i) their own beneficial holdings in Powerflute amounting to, in aggregate, 20,426,929 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 6.9 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares) and (ii) where relevant, any Powerflute Shares they may acquire pursuant to the exercise of Powerflute Options.

The formal Offer, together with details of the procedure for its acceptance, is contained in the letter from Bidco which is set out in Part II of this document.

Your decision as to whether to accept the Offer will depend upon your individual circumstances. If you are in any doubt as to what action you should take, you should seek your own independent financial, legal and tax advice.

2.	The Offer

Under the terms of the Offer, which is subject to the Conditions and further terms set out in Appendix I to this document and to the full terms and conditions to be set out in this document and, in respect of Powerflute Options, the Form of Acceptance, Powerflute Shareholders and Powerflute Optionholders (other than the Smurfit Parties) will be entitled to receive:

For each Powerflute Share:	90 pence in cash; and

For each Powerflute Option:	90 pence in cash less the applicable subscription price for such Powerflute Option.

The Offer values the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) at approximately £268 million on the basis of the fully diluted share capital of Powerflute of approximately 297,987,474 Powerflute Shares, as at the date of the Announcement, and represents:

•	a premium of approximately 22.0 per cent. to the Closing Price per Powerflute Share of 73.75 pence on 14 September 2016, being the last Business Day prior to the date of the Announcement; and

•	a premium of approximately 23.6 per cent. to the average Closing Price of 72.82 pence per Powerflute Share for the 90 day period up to and including 14 September 2016, being the last Business Day prior to the date of the Announcement.

The Powerflute Shares and Powerflute Options will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of the Announcement. Bidco reserves the right to reduce the Offer consideration by the amount of any dividend (or other distribution) which is paid or becomes payable by Powerflute to Powerflute Shareholders and/or Powerflute Optionholders after the date of the Announcement.

3.	Background to and reasons for the recommendation

Founded around 10 years ago by Dr. Dermot F. Smurfit, its Chairman, Powerflute has established a track record for buying packaging businesses with strong fundamentals, the performance of which can be improved through a combination of management focus and targeted investment.

In recent years, Powerflute has delivered significant value to its shareholders. Powerflute’s operating and financial performance over this time has resulted in substantial capital growth for shareholders, and allowed the Board to adopt a consistent and progressive dividend policy.

Important to the success of Powerflute has been the contribution of its senior management team, in particular the industry expertise and knowledge of Powerflute’s Chairman, its CEO, Marco Casiraghi, supported by its CFO, David Walton.

In the 2016 interim announcement released on 16 August 2016, the Board stated that the Powerflute Group had performed well during the first half of the year despite encountering tougher market conditions in a number of areas. The Board also stated that markets are expected to remain competitive throughout the second half of the year, but despite this, the Board expected the Powerflute Group to continue to perform well for the remainder of the year.

The Independent Directors (comprising the Board, other than Marco Casiraghi and David Walton, each of whom MDP has proposed should have an ongoing involvement with the executive management of Powerflute) remain of the view that the Powerflute Group will continue to perform well in 2016 and, notwithstanding the inherent cyclicality of the paper industry, the Powerflute Group has solid long-term prospects. The outlook for Powerflute’s markets beyond this year and in the medium term is inevitably less certain given the increased geo-political risks and the tougher market conditions that the Powerflute Group is now facing. It is also relevant to highlight that Powerflute’s future success will depend on its continued ability to find and acquire underperforming businesses and to achieve improvement within a timescale appropriate to a listed company.

Against this backdrop, the Independent Directors believe the Offer is timely for Powerflute’s shareholders.

The Independent Directors have assessed the Offer in the light of Powerflute’s current strategy and its alternative strategic options, including related risks and opportunities, its shareholder structure and its succession plans. In particular the Independent Directors have taken into account that the Chairman and his brother Sir Michael Smurfit, both of whom have had long and successful careers in the packaging industry and who together own 27.5 per cent. of the Company’s share capital, have indicated their wish to dispose of their shareholdings in Powerflute and are prepared to accept an offer from Bidco at a discount to the Offer to other shareholders. Post completion of the transaction, neither the Chairman nor Sir Michael Smurfit will have any further involvement with the Company.

Agreement on the Offer was reached after a period of negotiation between the Independent Directors and MDP (on behalf of Bidco). The negotiations included assessment of the effects of recent movements in exchange rates on the value of the Company as it is listed in the United Kingdom while its operations are denominated in foreign currencies. The Independent Directors have also benchmarked the Offer against other transactions in Powerflute’s sector.

The Offer to the non-Smurfit Party shareholders represents a premium of 22.0 per cent. to the share price on 14 September 2016 (being the last Business Day prior to the date of the Announcement) and 23.6 per cent. to the 90 day period up to and including 14 September 2016 (being the last Business Day prior to the date of the Announcement). The Independent Directors believe that, taking into account all factors referred to above, the Offer is fair and reasonable. The Independent Directors, who have been so advised by Rothschild as to the financial terms of the Offer, therefore recommend the Offer to the Company’s shareholders. In providing advice to the Independent Directors, Rothschild has taken into account the commercial assessments of the Independent Directors.

Marco Casiraghi, Christopher Knight, David Walton and Teresa Presas, together the only members of the Board (other than Dr. Dermot F. Smurfit) who own Powerflute Shares and/or Powerflute Options have, subject to certain customary conditions, irrevocably undertaken to accept the Offer. It has been agreed that nothing in such undertakings will restrict the relevant person, in his capacity as a director of the Company from acting in such capacity or voting in his sole discretion in such capacity on any matter to the extent required in order to fulfil his fiduciary duties.

As referred to above MDP has proposed that Marco Casiraghi (CEO) and David Walton (CFO) each has an ongoing involvement with the executive management of Powerflute. Therefore, neither Marco Casiraghi nor David Walton has participated in the preparations and deliberations regarding the Independent Directors’ recommendation. All four of the other members of the Board have participated in the consideration of the Offer and the recommendation.

4.	Irrevocable undertakings

Your attention is drawn to paragraph 4 of the letter from Bidco in Part II of this document which describes the agreements and undertakings pursuant to which Bidco has either agreed to acquire, in the case of the Smurfit Undertakings, or received irrevocable undertakings to accept, or procure the acceptance of, the Offer in respect of, in aggregate, 152,034,507 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 51.0 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares).

Further details of the irrevocable undertakings referred to above are set out in paragraph 4 of Appendix III to this document.

5.	Management, employees and locations

Your attention is drawn to the statement of Bidco’s plans for the Powerflute Group if the Offer becomes, or is declared, unconditional, as set out in paragraph 10 of the letter from Bidco in Part II of this document.

The Independent Directors are pleased to note the statements made by Bidco in its letter set out in Part II of this document that if the Offer becomes, or is declared, unconditional in all respects, it intends to safeguard fully the existing employment and pension rights of all Powerflutes’s management and employees in accordance with applicable law and to comply with the Powerflute Group’s pension obligations for existing employees and members of Powerflute’s pension schemes and that its current plans for Powerflute do not involve any material change in the conditions of employment of its employees.

It is intended that the Independent Directors will cease to be directors of Powerflute on the Offer becoming, or being declared, unconditional in all respects, or shortly thereafter.

6.	Current trading

There has been no significant change in the financial or trading position of Powerflute since 30 June 2016.

7.	Powerflute Shares and Powerflute Options to which the Offer relates

Bidco has already agreed, in private transactions pursuant to the Smurfit Undertakings, to acquire the Smurfit Shareholders’ entire beneficial holdings in Powerflute amounting to, in aggregate, 81,973,221 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 27.5 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares). The Offer extends to the remaining Powerflute Shares and Powerflute Options not already owned, or agreed to be acquired by, Bidco (including pursuant to the Smurfit Undertakings).

The Offer extends to all outstanding Powerflute Options (other than Powerflute Options held by the Smurfit Parties, which are subject to purchase by Bidco on the terms and subject to the conditions contained in the Smurfit Undertakings). On 13 September 2016, the Board determined to accelerate conditionally all outstanding Powerflute Options (including those held by the Smurfit Parties) such that the holders thereof shall have the right to exercise such Powerflute Options and subscribe for the underlying Powerflute Shares from and after such time as the Offer has become or been declared wholly unconditional.

Under the terms of the Offer, each Powerflute Optionholder (other than, for the avoidance of doubt, any Smurfit Parties) will be permitted either to accept the Offer in respect of his or her Powerflute Options or to exercise his or her Powerflute Options and then accept the Offer in respect of the Powerflute Shares underlying such Powerflute Options, in each case in accordance with procedures set forth in this document.

The receipt of cash pursuant to the Offer by Powerflute Optionholders may be a taxable transaction under applicable national, state and local, as well as foreign and other tax laws, and the tax consequences may be different depending on the jurisdiction in which the Powerflute Optionholders reside and/or whether Powerflute Optionholders accept the Offer in respect of Powerflute Options or Powerflute Shares underlying such Powerflute Options. Each Powerflute Shareholder and Powerflute Optionholder is urged to consult their independent professional adviser regarding the tax consequences of the Offer.

8.	Cancellation of admission to trading of the Powerflute Shares on AIM and compulsory redemption

Your attention is drawn to paragraph 11 of the letter from Bidco in Part II of this document in relation to Bidco’s intentions with regard to the application for cancellation of admission to trading of the Powerflute Shares on AIM (subject to the AIM Rules), the compulsory redemption of the remaining Powerflute Shares and the re-registration of Powerflute as a private limited liability company (osakeyhtiö or “Oy”) following the Offer becoming, or being declared, unconditional in all respects.

Cancellation of admission to trading on AIM is likely to reduce significantly the liquidity and marketability of any Powerflute Shares in respect of which the Offer has not at such time been accepted.

9.	Taxation

Your attention is drawn to the section headed “Taxation” in paragraph 13 of the letter from Bidco in Part II of this document and Appendix IV to this document. Although this document contains certain tax-related information, if you are in any doubt about your own tax position or if you are subject to taxation in any jurisdiction other than the United Kingdom, you should consult an appropriately qualified independent professional adviser immediately.

10.	Action to be taken to accept the Offer

Your attention is drawn to the letter from Bidco in Part II of this document and to the Appendices to this document. The procedure for acceptance of the Offer is set out in paragraph 15 of the letter from Bidco set out in Part II of this document.

Your decision as to whether to accept the Offer will depend upon your individual circumstances. If you are in any doubt as to the action you should take, you should seek your own independent financial, legal and tax advice. You are not, however, obliged to accept the Offer. If you wish to remain a Powerflute Shareholder, DI Holder or Optionholder you should not take any action.

If you wish to accept the Offer in respect of your Powerflute Shares held in a Finnish book-entry account, you should either (a) submit a properly completed and duly executed acceptance form provided by the account operator managing your book-entry account in accordance with its instructions and within the time limit set by such account operator, which may be prior to the expiry of the Disclosure Period, or, if your account operator does not accept acceptance forms (e.g. Euroclear Finland), you should contact any branch office of Nordea Bank to give your acceptance to tender your Powerflute Shares; or (b) request that your broker, dealer, commercial bank, trust company, custodian or other nominee effect the transaction for you, by no later than 1.00 p.m. (London time) on the First Closing Date, subject to and in accordance with the instructions of the relevant account operator. If you hold your Powerflute Shares at a broker, dealer, commercial bank, trust company, custodian or other nominee, you must contact that institution in order to tender such shares. Please note that the Offer must be accepted separately for each book-entry account.

If you wish to accept the Offer in respect of Depositary Interests (that is, held in CREST), your acceptance should be made electronically through CREST by following the procedure set out in paragraph 15.1 of the letter from Bidco in Part II of this document, so that the relevant TTE Instruction settles as soon as possible and, in any event, no later than 1.00 p.m. (London time) on the First Closing Date.

If you wish to accept the Offer in respect of Powerflute Options, you should follow the instructions set forth in the Form of Acceptance to be separately provided to Optionholders and submit the completed Form of Acceptance to Bidco no later than 1.00 p.m London time on the First Closing Date.

11.	Further information

Your attention is drawn to the letter from Bidco in Part II of this document and to the Appendices to this document. If you hold Powerflute Options, your attention is also drawn to the Form of Acceptance to be separately provided to Optionholders. The Appendices and the Form of Acceptance contain material information which may not be summarised elsewhere in this document.

Powerflute Shareholders, DI Holders, Optionholders and persons with information rights should note that Bidco may request details of addresses, electronic addresses and certain other information provided to Powerflute for the receipt of documents, announcements and other information in hard copy form or electronic form (as the case may be).

12.	Recommendation

As stated above, the Offer to the non-Smurfit Party shareholders represents a premium of 22.0 per cent. to the share price on 14 September 2016 (being the last Business Day prior to the date of the Announcement) and 23.6 per cent. to the 90 day period up to and including 14 September 2016 (being the last Business Day prior to the date of the Announcement). The Independent Directors, who have been so advised by Rothschild as to the financial terms of the Offer, consider that, taking into account all factors referred to above, the Offer is fair and reasonable. Accordingly, the Independent Directors unanimously recommend that Powerflute Shareholders and Optionholders accept the Offer. In providing advice to the Independent Directors, Rothschild has taken into account the commercial assessments of the Independent Directors. As set out above, neither Marco Casiraghi nor David Walton has participated in the preparations and deliberations regarding the Independent Directors’ recommendation. All four of the other members of the Board have participated in the consideration of the Offer and the recommendation.

Yours faithfully,

Dr. Dermot F. Smurfit

Chairman

Powerflute Oyj

PART II - LETTER FROM NORDIC PACKAGING AND CONTAINER (FINLAND)

HOLDINGS OY

(Registered in Finland under number: 2778943-5)

Board of Directors:	Registered office:
Thomas S. Souleles	c/o Borenius Attorneys Ltd

Mark B. Tresnowski	Eteläesplanadi 2

John Eric Knutsen	FI-00130 Helsinki

Finland

26 September 2016

To: Powerflute Shareholders and Optionholders

Dear Powerflute Shareholder and Optionholder,

Recommended Cash Offer for Powerflute by Nordic Packaging and Container (Finland) Holdings Oy

1.	Introduction

On 15 September 2016, the boards of directors of Nordic Packaging and Container (Finland) Holdings Oy (“Bidco”) and Powerflute Oyj (“Powerflute” or the “Company”) announced the terms of a recommended cash offer to be made by Bidco for the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) not already owned, or agreed to be acquired, by Bidco.

Bidco is a company recently incorporated in Finland by investment funds advised by Madison Dearborn Partners, LLC (“MDP”) for the purposes of making and implementing the Offer. Further information in relation to Bidco and MDP is set out in paragraph 6 of this letter below.

This document contains the formal Offer and certain other information on Bidco and Powerflute. Bidco will provide Powerflute Optionholders with a separate Form of Acceptance to accept the offer in respect of Powerflute Options shortly.

Powerflute Shareholders who accept the Offer will be entitled to receive 90 pence in cash per Powerflute Share. Optionholders who accept the Offer will be entitled to receive 90 pence in cash less the applicable subscription price for their Powerflute Options.

Bidco has already agreed, in private transactions pursuant to the Smurfit Undertakings, to acquire the Smurfit Party shareholders’ entire beneficial holdings in Powerflute amounting to, in aggregate, 81,973,221 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 27.5 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), for 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option and otherwise on the terms and conditions set out in the Smurfit Undertakings.

Acceptances of the Offer should be received as soon as possible and, in any event, by no later than 1.00 p.m. (London time) on the First Closing Date.

Please read carefully paragraph 15 of this letter which sets out the procedures for acceptance of the Offer. Your attention is drawn, in particular, to the Conditions and further terms of the Offer set out in Appendix I to this document. Your attention is also drawn to the information on MDP and Bidco contained in paragraph 6 of this letter and to the other information on Bidco contained in Appendix III to this document.

Your attention is also drawn to the letter from Dr. Dermot F. Smurfit, the Chairman of Powerflute, set out in Part I of this document, which sets out the reasons why the Independent Directors of Powerflute are unanimously recommending that all Powerflute Shareholders and Optionholders accept the Offer.

2.	The Offer

Bidco hereby offers to acquire, on the terms and subject to the Conditions and further terms set out in Appendix I to this document and, in respect of Powerflute Options, the Form of Acceptance, all of the Powerflute Shares other than the Powerflute Shares which Bidco or its Associates have agreed to acquire and Powerflute Options, as at the date of this document, on the following basis:

For each Powerflute Share:	90 pence in cash; and

For each Powerflute Option:	90 pence in cash less the applicable subscription price for such Powerflute Option.

The Offer values the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) at approximately £268 million on the basis of the fully diluted share capital of Powerflute of approximately 297,987,474 Powerflute Shares, as at the date of the Announcement, and represents:

•	a premium of approximately 22.0 per cent. to the Closing Price per Powerflute Share of 73.75 pence on 14 September 2016, being the last Business Day prior to the date of the Announcement; and

•	a premium of approximately 23.6 per cent. to the average Closing Price of 72.82 pence per Powerflute Share for the 90 day period up to and including 14 September 2016, being the last Business Day prior to the date of the Announcement.

The Offer extends to any Powerflute Shares and Powerflute Options not already agreed to be acquired by Bidco and which are unconditionally allotted or issued and fully paid (or credited as fully paid) on or before the date on which the Offer closes as to acceptances (or such other date as the Independent Directors may decide).

The Powerflute Shares and Powerflute Options will be acquired pursuant to the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of the Announcement. Bidco reserves the right to reduce the Offer consideration by the amount of any dividend (or other distribution) which is paid or becomes payable by Powerflute to Powerflute Shareholders and/or Powerflute Optionholders after the date of the Announcement.

The Offer Price for each outstanding Powerflute Share and Powerflute Option validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer will be payable in Sterling. However, beneficial owners of Powerflute Shares that are registered directly in their own name in the Finnish book-entry system or Powerflute Optionholders will have the option to receive (in full satisfaction of Bidco’s obligations in respect of the Offer Price) payment in respect of their Powerflute Shares or Powerflute Options that are validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer in the equivalent amount of Euros determined as near to the payment date as reasonably practicable based on the Euro spot rate against the Sterling exchange rate on the nearest practicable day to such payment date (as determined and implemented by the receiving agent for the Offer).

The Offer is conditional upon, among other things, valid acceptances of the Offer being received (and not validly withdrawn) in respect of Powerflute Shares and Powerflute Options which, when taken together with the Powerflute Shares and Powerflute Options that Bidco has actually acquired (or has an unconditional right to acquire) pursuant to the Smurfit Undertakings and any other Powerflute Shares or Powerflute Options acquired by Bidco before or during the Disclosure Period (whether pursuant to the Offer or otherwise), will result in Bidco holding more than 90 per cent. of the Powerflute Shares and of the voting rights then normally exercisable at a general meeting of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), or such lower percentage as Bidco may, subject to the Implementation Agreement, decide (but such lower percentage may not be less than 66  2⁄3 per cent.). Further details about the conditions of the Offer are set forth in Appendix I to this document.

The procedure for acceptance of the Offer is set out in paragraph 15 of this letter.

For summary information on certain limited aspects of the Finnish and United Kingdom taxation consequences of accepting the Offer for Powerflute Shareholders resident in Finland and the UK for tax purposes, please refer to Appendix IV to this document.

3.	Recommendation

Your attention is drawn to the letter of recommendation from the Chairman of Powerflute in Part I of this document. That letter sets out the reasons why the Independent Directors of Powerflute, who have been so advised by Rothschild as to the financial terms of the Offer, consider the terms of the Offer to be fair and reasonable and are unanimously recommending that all Powerflute Shareholders, DI Holders and Optionholders accept the Offer. In providing advice to the Independent Directors, Rothschild has taken into account the commercial assessments of the Independent Directors. All of the Powerflute Directors (other than Dr. Dermot F. Smurfit) who beneficially own Powerflute Shares or Powerflute Options to accept, or procure acceptances of, the Offer in respect of (i) their own beneficial holdings in Powerflute amounting to, in aggregate, 20,426,929 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 6.9 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares) and (ii) where relevant, any Powerflute Shares they may acquire pursuant to the exercise of Powerflute Options.

4.	Irrevocable undertakings

Bidco has received irrevocable undertakings from:

•	all of the Powerflute Directors (other than Dr. Dermot F. Smurfit) who beneficially own Powerflute Shares or Powerflute Options to accept, or procure acceptances of, the Offer in respect of (i) their own beneficial holdings in Powerflute amounting to, in aggregate, 20,426,929 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 6.9 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares) and (ii) where relevant, any Powerflute Shares they may acquire pursuant to the exercise of Powerflute Options; and

•	Henderson Global Investors Limited and Alphagen Capital Limited (in their capacities as discretionary investment managers) to accept, or direct acceptances of, the Offer in respect of a total of 49,634,357 Powerflute Shares, representing, in the aggregate, approximately 16.7 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares).

All of these irrevocable undertakings will cease to be binding if the Offer terminates or lapses in accordance with its terms or otherwise becomes incapable of ever becoming effective. In addition, the irrevocable undertaking from Henderson Global Investors Limited and Alphagen Capital Limited also will cease to be binding in the additional circumstances set out in Appendix III to this document.

In addition, Bidco has already agreed, in private transactions pursuant to the Smurfit Undertakings, to acquire the Smurfit Party shareholders’ entire beneficial holdings in Powerflute amounting to, in aggregate, 81,973,221 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 27.5 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), for 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option and otherwise on the terms and conditions set out in the Smurfit Undertakings.

Further details of the irrevocable undertakings and the Smurfit Undertakings are set out in Appendix III to this document and in paragraph 12 of this letter, respectively.

Accordingly, Bidco has either agreed to acquire pursuant to the Smurfit Undertakings or received irrevocable undertakings to accept, or procure the acceptance of, the Offer in respect of, in aggregate, 152,034,507 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 51.0 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares).

5.	Background to the Offer

MDP has significant experience in investing in companies in the packaging industry, including Multi Packaging Solutions International Limited, BWAY Holdings Corporation, Boise Cascade Corporation, Smurfit Kappa Group plc and Packaging Corporation of America. As a result, MDP is continuously evaluating acquisition opportunities within the global packaging industry. In early October 2015, MDP commenced preliminary discussions with the Board about a possible transaction. On 13 October 2015, MDP submitted a preliminary indication of interest offering to acquire all of the shares of Powerflute for consideration per share at or around the then-current trading price, at which point the parties entered into the Confidentiality Agreement. Following a brief due diligence review, including a meeting with management, MDP submitted a revised proposal on 9 November 2015, offering to acquire all of the shares of Powerflute at a price of 85 pence per share plus a contingent value right of 6 pence per share based upon a performance threshold. On 18 November 2015, MDP submitted a second revised offer to acquire all of Powerflute’s ordinary shares at a price per share of (i) 90 pence to shareholders other than Smurfit Parties (being Dr. Dermot F. Smurfit and Bacchantes Ltd. (the investment vehicle of Sir Michael Smurfit)), and (ii) 79 pence to the Smurfit Parties, plus a contingent value right of 6 pence for each share held by the Smurfit Parties. On 21 December 2015, following evaluation of MDP’s proposal by the independent members of the Board and consultations with certain major shareholders of Powerflute, the Board announced that it had terminated discussions with MDP.

In April 2016, MDP and the Independent Directors resumed discussions regarding a potential transaction. On 10 May 2016, MDP submitted an indication of interest outlining its willingness to make an offer to acquire all of Powerflute’s ordinary shares at 90 pence per share from each shareholder other than the Smurfit Parties, and 80 pence per share to the Smurfit Parties. On 19 May 2016, MDP submitted a revised indication of interest to the Board detailing the due diligence process and timing and reaffirming its offer based upon the terms and conditions set forth in the revised indication of interest. Following the execution of the 19 May 2016 submission of the indication of interest, MDP, with the consent of the Independent Directors, entered into exclusive discussions with Powerflute’s management and engaged in a detailed due diligence exercise. On 13 June 2016, MDP submitted a letter to the Board reaffirming its indication of interest dated 19 May 2016. MDP completed its due diligence review and confirmed its willingness to make the Offer on the terms and conditions set forth in a revised indication of interest on 1 September 2016.

MDP believes there is a strong rationale for the making of the Offer. After evaluating Powerflute’s operations and financial performance, and based upon MDP’s experience investing in a range of related packaging businesses, MDP believes that Powerflute has an attractive market position and a strong management team. However, MDP also believes that certain of Powerflute’s near-term operating activities and strategic opportunities could be addressed most effectively as a private company.

6.	Information relating to MDP and Bidco

MDP

MDP is a leading private equity investment firm based in Chicago, Illinois. Since MDP’s formation in 1992, the firm has raised six funds with aggregate capital of over US$18 billion and has completed investments in approximately 130 companies. MDP operates from a single office in Chicago and employs 43 investment professionals. MDP’s 15 Managing Directors have an average tenure at the firm of 20 years and many have worked together since the 1980s.

MDP’s founders adopted an industry focused investment approach over 30 years ago, and the firm has six dedicated teams that have long and successful track records of investing in their respective sectors. The six industry verticals are: (i) Basic Industries, (ii) Business & Government Services, (iii) Consumer, (iv) Financial & Transaction Services, (v) Health Care and (vi) Telecom, Media & Technology Services. Within its Basic Industries vertical, MDP is an active investor in the paper and packaging sector, having previously made investments in Multi Packaging Solutions International Limited, BWAY Holdings Corporation, Boise Cascade Corporation, Smurfit Kappa Group plc and Packaging Corporation of America.

For more information about MDP, visit www.mdcp.com.

Bidco

Bidco is a private limited liability company incorporated in Finland on 2 September 2016 under the Finnish Companies Act with registered number 2778943-5. It has its registered office at c/o Borenius Attorneys Ltd, Eteläesplanadi 2, FI-00130 Helsinki, Finland. The directors of Bidco are Thomas S. Souleles, Mark B. Tresnowski and John Eric Knutsen.

Bidco is owned and controlled by investment funds advised by MDP (the “MDP Funds”) and has been formed for the purpose of making and implementing the Offer. Save for activities in connection with the Offer, Bidco has not carried on any business prior to the date of the Announcement, nor has it entered into any obligations. Bidco has no material assets or liabilities other than those described in this document, and Bidco has not paid any dividends or prepared any historical financial accounts.

Bidco’s proposed principal investment is the proposed acquisition of Powerflute Shares pursuant to the Offer or otherwise. In the event that the Offer becomes, or is declared, unconditional in all respects and there is full acceptance of the Offer by Powerflute Shareholders and Powerflute Optionholders, the earnings, assets and liabilities of Bidco will comprise the consolidated earnings, assets and liabilities of the Powerflute Group at that time, and the principal activity of Bidco will be to act as a holding company for Powerflute.

7.	Information relating to Powerflute

Powerflute is a paper and packaging group quoted on the AIM market of the London Stock Exchange (Ticker: POWR) which seeks to acquire businesses with strong fundamentals whose performance can be improved through a combination of management focus and targeted investment. Powerflute currently has two main activities: Coreboard and Cores, which trades under the name Corenso, and Packaging Papers, which trades under the name Powerflute.

Coreboard and Cores

Through its Corenso brand, Powerflute is one of the world’s leading integrated producers of high-quality coreboard and high performance cores, operating three coreboard mills with total capacity in excess of 300,000 tonnes per annum, 12 wholly owned core plants with total capacity of 230,000 tonnes per annum and four affiliated core plants with total capacity of about 35,000 tonnes per annum.

Powerflute has coreboard production facilities in Finland, France and North America and a network of core plants in strategic locations in China, North America and Europe, including facilities throughout continental Europe, in the Nordic regions and in the United Kingdom.

Cores and coreboard are manufactured from recycled paper and are used for applications in paper, packaging, textiles, steel, aluminium and many other industries. Corenso coreboard and cores demonstrate superior strength and rigidity and are suitable for use in the most demanding applications.

Packaging Papers

Powerflute operates a paper mill in the town of Kuopio in Central Finland with the capability to produce up to 280,000 tonnes per annum of a premium grade of semi-chemical fluting made exclusively from locally sourced birch. The Kuopio mill is one of only three suppliers of Nordic semichemical fluting in Europe.

Corrugated boxes manufactured using Powerflute™ demonstrate strength and humidity resistance making them suitable for use in demanding packaging applications and for exposure to challenging environmental conditions.

Powerflute™ is used extensively for long-distance transportation of fruit and vegetables in refrigerated containers and for the packaging of high-value industrial goods such as electrical appliances, automotive components and bulk dry chemicals.

For more information about Powerflute, visit www.powerflute.com.

8.	Financing arrangements of Bidco

Equity Commitment Letter

On 14 September 2016, Bidco entered into an equity commitment letter with the MDP Funds (the “Equity Commitment Letter”) pursuant to which the MDP Funds have committed to provide equity financing to Bidco on the terms and subject to the conditions set out in the Equity Commitment Letter. The purpose of the Equity Commitment Letter is to provide Bidco with a source of funds to finance (in part) the consideration payable under the Offer and to pay certain fees, costs and other expenses in connection with the Offer.

The MDP Funds will satisfy their obligations under the Equity Commitment Letter from existing capital commitments.

Interim Facilities Agreement

On 14 September 2016, Bidco entered into an interim credit facility with Barclays Bank PLC (the “Interim Facility”) that provides for borrowings of up to €315 million on the terms and subject to the conditions set out in the Interim Facility. The purpose of the Interim Facility is to provide Bidco with a source of funds to finance (in part) the consideration payable under the Offer and to pay certain fees, costs and other expenses in connection with the Offer.

Under the Interim Facility, Bidco has agreed to a number of restrictions including in relation to the conduct of the Offer by Bidco, including that Bidco shall:

•	provide such additional information regarding the status of the Offer (including whether any competing offer has been made in respect of the Powerflute Shares) and the acquisition of any Powerflute Shares pursuant to Chapter 18 Section 1 of the Finnish Companies Act (624/2006, as amended) as the interim facility agent may reasonably request;

•	use its reasonable endeavours to acquire any Powerflute Shares not acquired on or prior to the First Closing Date, including pursuant to Chapter 18 Section 1 of the Finnish Companies Act (624/2006, as amended), prior to 31 December 2016;

•	not, without the prior written consent of all interim lenders, increase the amount of cash payable by it in respect of any Powerflute Shares and any Powerflute Options pursuant to the Offer or otherwise increase the consideration payable pursuant to the Offer, unless any additional or alternative consideration payable is funded by means of additional equity or subordinated loans;

•	not, except as consented to by the interim facility agent in writing, amend, vary, waive or otherwise modify the terms and conditions of the Offer set out in the Announcement or this document, or treat as satisfied any condition, the satisfaction of which involves an assessment regarding the acceptability or otherwise to Bidco of conditions imposed by any regulatory body, if such amendment, variation, waiver, modification or treating as satisfied is material and is reasonably likely to be prejudicial to the interests of the interim lenders, in each case except to the extent required by court or any other applicable law, regulation or regulatory body;

•	not declare the Offer unconditional as to acceptances until the Offer has been accepted by the holders of Powerflute Shares and Powerflute Options such that Bidco is entitled to proceed with compulsory redemption proceedings pursuant to Chapter 18 Section 1 of the Finnish Companies Act;

•	procure that this document is issued and dispatched in accordance with the timetable set out in the Announcement;

•	deliver to the interim facility agent copies of the Announcement, this document, any receiving agent letter, all other material announcements and documents published or delivered pursuant to the Offer and all material legally binding agreements entered into by Bidco in connection with the Offer, in each case except to the extent it is prohibited by law or regulation from doing so; and

•	procure that such action as is necessary is taken to re-register Powerflute and any other relevant members of the Powerflute Group as a private limited company on or prior to 31 December 2016.

9.	Financing of the Offer

The consideration payable under the Offer will be provided by Bidco from the proceeds of the Equity Commitment Letter and the Interim Facility (or a replacement term loan facility), in each case, as referred to in paragraph 8 above.

Barclays, financial adviser to Bidco, is satisfied that sufficient cash resources are available to Bidco to satisfy in full the consideration payable to Powerflute Shareholders and Powerflute Optionholders pursuant to the Offer and to the Smurfit Parties under the Smurfit Undertakings.

The statement made by Barclays in the paragraph above is given solely with regard to market practices followed when providing a cash confirmation for transactions governed by the Code and without regard to the applicable laws, rules and regulations of any other jurisdiction.

10.	Management, employees and locations

Bidco attaches great importance to the skills, expertise and knowledge of the existing management and employees of Powerflute and expects them to play a leading role in growing its business. If the Offer becomes, or is declared, unconditional in all respects, Bidco intends to build on the successful investment in the business made by the existing management team. Given the importance which Bidco places on their ongoing participation, Bidco intends to put in place certain incentivisation arrangements with senior management. No material discussions have yet taken place between Bidco and Powerflute in relation to the terms or allocation of those arrangements.

Bidco has significant understanding of Powerflute’s operations. Although Bidco has not had detailed discussions about the operational management of its operations on an ongoing basis, it is the current belief of Bidco that, if the Offer becomes, or is declared, unconditional in all respects, Bidco does not anticipate carrying out any material restructuring of Powerflute’s business or relocation of its personnel or other significant cost saving exercise, nor any changes to the principal locations of the Powerflute Group’s business or any redeployment of its fixed assets.

Bidco confirms that if the Offer becomes, or is declared, unconditional in all respects, it intends to safeguard fully the existing employment and pension rights of all Powerflute’s management and employees in accordance with applicable law and to comply with the Powerflute Group’s pension obligations for existing employees and members of Powerflute’s pension schemes. Bidco’s current plans for Powerflute do not involve any material change in the conditions of employment of its employees.

It is intended that the Independent Directors will cease to be directors of Powerflute on the Offer becoming, or being declared, unconditional in all respects, or shortly thereafter.

11.	Cancellation of admission to trading of the Powerflute Shares on AIM and compulsory redemption

If the Offer becomes, or is declared, unconditional in all respects and Bidco receives valid acceptances (which have not been withdrawn) in respect of Powerflute Shares and Powerflute Options which, when taken together with the Powerflute Shares and Powerflute Options that Bidco has actually acquired (or has an unconditional right to acquire) pursuant to the Smurfit Undertakings and any other Powerflute Shares or Powerflute Options acquired by Bidco before or during the Disclosure Period (whether pursuant to the Offer or otherwise), will result in Bidco holding more than 90 per cent. of the Powerflute Shares and of the voting rights then normally exercisable at a general meeting of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), Bidco intends to procure that Powerflute will make an application for the cancellation of the admission to trading on AIM of the Powerflute Shares.

If such an application is made, it is expected that such cancellation of admission to trading on AIM will take effect no earlier than 20 Business Days after the date on which Bidco (together with those acting in concert with it) have, by virtue of their shareholdings and acceptances of the Offer, acquired, or agreed to acquire, 75 per cent. of the voting rights attaching to the Powerflute Shares. Bidco will procure that Powerflute makes an announcement through a Regulatory Information Service when the necessary 75 per cent. threshold has been reached confirming that the notice period has commenced and the anticipated date of cancellation.

Cancellation of admission to trading on AIM is likely to reduce significantly the liquidity and marketability of any Powerflute Shares in respect of which the Offer has not at such time been accepted.

In addition, if the Offer becomes, or is declared, unconditional in all respects and Bidco receives valid acceptances (which have not been withdrawn) in respect of Powerflute Shares and Powerflute Options which, when taken together with the Powerflute Shares and Powerflute Options that Bidco has actually acquired (or has an unconditional right to acquire) pursuant to the Smurfit Undertakings and any other Powerflute Shares or Powerflute Options acquired by Bidco before or during the Disclosure Period (whether pursuant to the Offer or otherwise), will result in Bidco holding more than 90 per cent. of the Powerflute Shares and of the voting rights then normally exercisable at a general meeting of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), Bidco also intends to initiate compulsory redemption proceedings pursuant to Chapter 18 Section 1 of the Finnish Companies Act to acquire compulsorily, on the same terms as the Offer, the remaining Powerflute Shares in respect of which the Offer has not at such time been accepted, whether or not the Offer remains open and to seek to re-register Powerflute as a private limited company. In connection with these proceedings, Bidco will hold an extraordinary general meeting as soon as practical after the closing of the Offer to elect new directors to Powerflute’s board of directors.

12.	Offer-related arrangements

Implementation Agreement

On 14 September 2016, Bidco, Powerflute and, for the limited purpose specified therein, the MDP Funds entered into an implementation agreement (the “Implementation Agreement”). Under this agreement the parties have agreed, on the terms and subject to the conditions contained therein to conduct themselves and the Offer as if the Offer were subject to certain requirements of the Code, notwithstanding that as a matter of law the Code does not apply to the Offer. The Implementation Agreement does not prevent the parties from agreeing to amend the Implementation Agreement with respect to the Offer. The Implementation Agreement also contains certain undertakings, assurances and confirmations among the parties, including with respect to the co-operation of the parties relating to the implementation of the Offer. Pursuant to the Implementation Agreement, the parties have agreed to appoint a committee comprised of representatives appointed by each of Bidco and Powerflute, which will be responsible for determining how the Code would be interpreted and applied in relation to the Offer or the parties (a “Code Committee Matter”). The Implementation Agreement also provides for referral of any matter relating to the interpretation and application of any Code Committee Matter to a Code Expert (as defined in the Implementation Agreement), whose rulings (absent fraud or manifest error) are final and binding on the parties. Pursuant to the Implementation Agreement Bidco and Powerflute agree to co-operate and assist each other in obtaining the clearances required to satisfy the Conditions and the Implementation Agreement also sets out their agreement as to the treatment, in relation to the Offer, of participants in the Powerflute Share Plan. The Implementation Agreement terminates automatically (save in respect of certain surviving provisions) in certain circumstances including (a) upon agreement in writing between the parties thereto; (b) if the Offer lapses (or is withdrawn) in accordance with its terms (unless where such lapse or withdrawal is otherwise to be followed soon after by an announcement of a firm intention to make an offer made by Bidco or a person acting in concert with Bidco to implement the Offer by a different offer on substantially the same or improved terms); (c) if the Independent Directors withdraw or adversely modify or qualify their recommendation and thereafter Bidco gives written notice to Powerflute to terminate the Implementation Agreement or Powerflute gives written notice to Bidco to terminate the Implementation Agreement; or (d) if an independent competing transaction approved by the Board becomes or is declared unconditional in all respects or is completed.

Smurfit Undertakings

On 14 September 2016, Bidco and the Smurfit Parties entered into deeds of irrevocable undertaking (the “Smurfit Undertakings”) pursuant to which Bidco has agreed in private transactions to acquire the Smurfit Parties’ entire beneficial holdings in Powerflute amounting to, in aggregate, 81,973,221 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 27.5 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), for 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option and otherwise on the terms and conditions set out in each of the Smurfit Undertakings.

Subject only to the condition that, upon consummation of the purchase of the Smurfit Parties’ entire beneficial holdings in Powerflute by Bidco pursuant to the Smurfit Undertakings, all of the Conditions (except for the Acceptance Condition) shall have been satisfied (or waived by Bidco), completion of the Smurfit Undertakings and the transfer and conveyance of the Smurfit Parties’ entire beneficial holdings in Powerflute to Bidco, free and clear of all liens and other encumbrance, will take place automatically (without any further action required on the part of any Smurfit Party or Bidco or any other person or entity) upon (a) the Smurfit Parties’ receipt of written notice from Bidco that all of the Conditions (except for the Acceptance Condition) have been satisfied (or waived by Bidco) and that the Acceptance Condition will become satisfied (or will be waived by Bidco) upon consummation of the purchase of the Smurfit Parties’ entire beneficial holdings in Powerflute by Bidco pursuant to the Smurfit Undertakings, and (b) Bidco’s delivery of payment to the Smurfit Parties in the amount of 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option.

Confidentiality Agreement

On 28 October 2015, MDP entered into a confidentiality agreement with Powerflute in a customary form in relation to MDP’s previous approach, which was announced on the market 21 December 2015, pursuant to which, among other things, MDP undertook, subject to certain exceptions:

•	to keep confidential information relating to Powerflute and not disclose it to third parties (other than those specifically permitted within the agreement) for a period of two years from the date of the agreement; and

•	not to acquire any interest in the securities of Powerflute for a period of 18 months from the date of the agreement.

13.	Taxation

Your attention is drawn to Appendix IV to this document headed “Taxation”. If you are in any doubt about your own tax position or if you are subject to taxation in any jurisdiction other than Finland and the United Kingdom, you should consult an appropriately qualified independent professional adviser immediately.

14.	Overseas Shareholders

The attention of Overseas Shareholders (and any person, including, without limitation, any custodian, nominee or trustee who may have an obligation to forward any document in connection with the Offer outside the United Kingdom) is drawn to paragraph 7 of Part B of Appendix I to this document, to paragraph (B) of Part C of Appendix I to this document (for DI Holders) and to paragraph (C) of Part D of Appendix I to this document (for holders of Powerflute Shares in Finnish book-entry accounts).

The availability of the Offer to Powerflute Shareholders, DI Holders and Optionholders who are not resident in the UK may be affected by the laws and/or regulations of their relevant jurisdiction. Therefore, any persons who are subject to the laws and/or regulations of any jurisdiction other than the UK should inform themselves about and observe any applicable legal or regulatory requirements in their jurisdiction. If you are in any doubt, you should consult your professional adviser in the relevant jurisdiction without delay.

Unless otherwise determined by Bidco, the Offer referred to in this document and the accompanying documents is not being made, directly or indirectly, in, into or by the use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or by any facilities of a national securities exchange of, any Restricted Jurisdiction. This document does not constitute an offer in any Restricted Jurisdiction and the Offer should not be accepted by any such use, means, instrumentality or facilities or otherwise from, or within, any Restricted Jurisdiction.

Accordingly, copies of this document and the Form of Acceptance and any related documents are not being, and must not be, mailed, transmitted or otherwise forwarded, distributed or sent in whole or in part in, into or from any Restricted Jurisdiction and persons receiving this document (including, without limitation, custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in, into or from any Restricted Jurisdiction. Doing so may render invalid any purported acceptance of the Offer. Notwithstanding the foregoing, Bidco will retain the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable laws and regulations.

All Powerflute Shareholders and Optionholders (including, without limitation, custodians, nominees and trustees) who intend to forward this document and any accompanying documents to any jurisdiction outside the United Kingdom should read paragraph 7 of Part B of Appendix I to this document and seek appropriate advice before taking any action.

Accordingly, accepting Powerflute Shareholders and Depositary Interest Holders who hold their Powerflute Shares in uncertificated form (that is, held in CREST or a Finnish book-entry account) who are unable to give the representations and warranties set out in paragraph (B) of Part C of Appendix I to this document will not be able to validly accept the Offer.

15.	Procedure for acceptance of the Offer

This paragraph should be read in conjunction with Appendix I to this document, which is deemed to form part of the terms of the Offer.

Holders of Depositary Interests (that is, in CREST) may only accept the Offer in respect of such Depositary Interests by submitting a TTE Instruction in accordance with the procedure set out in paragraph 15.1 below.

Holders of Powerflute Shares in uncertificated form held in a Finnish book-entry account may only accept the Offer in respect of such shares by submitting a properly completed and duly executed acceptance form to the account operator managing such Holder’s book-entry account in accordance with its instructions and the procedure set out in paragraph 15.2 below.

Holders of Powerflute Options may only accept the Offer by completing the Form of Acceptance to be separately provided to Optionholders and submitting the completed Form of Acceptance to Bidco in accordance with the instructions furnished to Optionholders.

If you have questions in relation to making an electronic acceptance, please telephone Capita on 0371 664 0321 from within the UK or +44 (0) 371 664 0321 if calling from outside the UK. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday. Calls to the helpline from within the UK will be charged at your network provider’s standard rate. Calls to the helpline from outside the UK will be charged at the applicable international rate. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

If you require assistance in completing your acceptance form in respect of your Powerflute Shares held in a Finnish book-entry account, please contact your account operator managing your book-entry account or telephone Nordea Bank at +358 200 3000. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday.

If you require assistance in completing your acceptance form, in respect of your Powerflute Options, contact Bidco c/o Borenius Attorneys Ltd, Attn: Juha Koponen, at +358 20 713 3285.

15.1	Depositary Interests (that is, in CREST)

(A)	General

Holders of Depositary Interests (that is, in CREST) may only accept the Offer in respect of such Depositary Interests by submitting a TTE Instruction in accordance with this paragraph 15.1 and, if those Depositary Interests are held under different member account IDs, such holders should send a separate TTE Instruction for each member account ID.

If you hold Depositary Interests, to accept the Offer you should take (or procure the taking of) the action described below to transfer the Depositary Interests in respect of which you wish to accept the Offer to the appropriate escrow balance(s) (that is, send a TTE Instruction), specifying Capita (in its capacity as a CREST participant under the Escrow Agent’s relevant participant ID referred to below) as the Escrow Agent, as soon as possible and, in any event, so that the TTE Instruction settles not later than 1.00 p.m. (London time) on the First Closing Date. Note that settlement cannot take place on weekends or bank holidays (or at other times at which the CREST system is non-operational); you should therefore ensure that you time the input of any TTE Instructions accordingly.

The input and settlement of a TTE Instruction in accordance with this paragraph 15.1 will (subject to satisfying the requirements set out in Parts B and C of Appendix I to this document) constitute an acceptance of the Offer in respect of the number of Depositary Interests so transferred to escrow.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Only your CREST sponsor will be able to send the TTE Instruction(s) to Euroclear in relation to your Powerflute Shares.

By submitting a TTE Instruction, the DI Holder for whom the acceptance is made represents that he has read and understood Part C of Appendix I to this document and agrees to be bound by the terms therein.

After settlement of a TTE Instruction, you will not be able to access the Depositary Interests concerned in CREST for any transaction or charging purposes. If the Offer becomes, or is declared, unconditional in all respects, the Escrow Agent will transfer the Depositary Interests concerned to itself in accordance with paragraph (D) of Part C of Appendix I to this document.

You are recommended to refer to the CREST manual published by Euroclear for further information on the CREST procedures outlined below.

You should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE Instruction relating to your Depositary Interests to settle prior to 1.00 p.m. (London time) on the First Closing Date. In this regard you are referred, in particular, to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

(B)	To accept the Offer

To accept the Offer in respect of Depositary Interests, you should send (or if you are a CREST sponsored member, procure that your CREST sponsor sends) to Euroclear a TTE Instruction in relation to such shares. A TTE Instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain, in addition to any other information that is required for a TTE Instruction to settle in CREST, the following details:

(i)	the ISIN for the Powerflute Shares (this is FI0009015291);

(ii)	the number of Depositary Interests in respect of which you wish to accept the Offer (i.e. the number of Depositary Interests to be transferred to escrow);

(iii)	your member account ID;

(iv)	your participant ID;

(v)	the participant ID of the Escrow Agent in its capacity as CREST receiving agent (this is RA10);

(vi)	the member account of the Escrow Agent for the Offer on its basic terms (this is 40343POW);

(vii)	the intended settlement date. This should be as soon as possible and, in any event, not later than 1.00 p.m. (London time) on the date falling 14 days after the Offer becomes, or is declared, unconditional in all respects;

(viii)	the corporate action number of the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

(ix)	input with a standard delivery instruction priority of 80; and

(x)	the contact name and telephone number inserted in the shared note field.

(C)	Validity of acceptances

A Form of Acceptance (which is for use by Optionholders only) which is received in respect of Depositary Interests will not constitute a valid acceptance and will be disregarded. DI Holders who wish to accept the Offer should note that a TTE Instruction will only be a valid acceptance of the Offer as at the relevant closing date if it has settled on or before 1.00 p.m. (London time) on that date. Without prejudice to Part B and Part C of Appendix I to this document, and subject to the provisions of the Implementation Agreement, Bidco reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE Instruction. In that event, no payment of cash under the Offer will be made until after the TTE Instruction has been received.

(D)	Overseas Shareholders

The attention of DI Holders who are citizens or residents of jurisdictions outside Finland or the UK is drawn to paragraph 7 of Part B and paragraph (B) of Part C of Appendix I to this document.

15.2	Powerflute Shares held in a Finnish book-entry account

(A)	General

The Offer must be accepted separately for each book-entry account. A Powerflute Shareholder must have a Sterling or Euro cash account in a financial institution operating in Finland or abroad. A Powerflute Shareholder may only accept the Offer unconditionally and for every Powerflute Share on the book-entry account specified in the acceptance form on the date of the execution of the sale and purchase of the Powerflute Shares and partial acceptances of the Offer will require separate book-entry accounts.

Most Finnish book-entry account operators will send a notification of the Offer, including instructions and the relevant acceptance form to their customers who are registered as shareholders in Powerflute’s shareholders register maintained by Euroclear Finland. Powerflute Shareholders who do not receive such notification from their account operator or asset manager can contact any branch office of Nordea Bank where such holders will receive necessary information and instructions on how to give their acceptance. A Powerflute Shareholder whose shares are registered in the name of a nominee and who wishes to accept the Offer shall effect such acceptance in accordance with the nominee’s instructions.

Pledged Powerflute Shares may only be tendered with the consent of the relevant pledgee. The obtaining of such consent shall be the responsibility of the relevant shareholder in the Company. The consent by the pledgee shall be delivered in writing to the account operator.

(B)	To accept the offer

A Powerflute Shareholder who is registered as a shareholder in Powerflute’s shareholders register maintained by Euroclear Finland and who wishes to accept the Offer shall submit a properly completed and duly executed acceptance form to the account operator managing the shareholder’s book-entry account in accordance with its instructions and within the time limit set by the account operator, which may be prior to the expiry of the Disclosure Period, or, if such account operator does not accept acceptance forms (e.g. Euroclear Finland), such shareholder shall contact any branch office of Nordea Bank to give his/her acceptance to tender the shares. The acceptance form shall be submitted so that it is received no later than 1.00 p.m. (London time) on the First Closing Date, subject to and in accordance with the instructions of the relevant account operator.

The method of delivery of the acceptance form is at the Powerflute Shareholder’s option and risk, and the delivery will be deemed made only when actually received by such account operator or Nordea Bank. Bidco may also reject any partial tender of the Powerflute Shares. Bidco reserves the right to reject any acceptance given in an incorrect or incomplete manner.

By accepting the Offer, the Powerflute Shareholders authorize Nordea Bank or a party authorized by Nordea Bank or the account operator managing the Powerflute Shareholder’s book-entry account to enter a transfer restriction or a sales reservation on the Powerflute Shareholder’s book-entry account after the shareholder has delivered their acceptance of the Offer. In addition, the Powerflute Shareholders who have accepted the Offer authorize Nordea Bank or a party authorized by Nordea Bank or the account operator managing the shareholder’s book-entry account to perform the necessary entries and to take all other actions required to technically execute the Offer and to sell all the Powerflute Shares owned by such holders at the time of the execution trades under the Offer to Bidco in accordance with the terms and conditions of the Offer.

A Powerflute Shareholder that has validly accepted the Offer and that has not properly withdrawn its acceptance in accordance with the terms and conditions of the Offer may not sell or otherwise dispose of its tendered Powerflute Shares. A transfer restriction in respect of the Shares will be registered in the relevant book-entry account after a Powerflute Shareholder has submitted the acceptance form for the Offer. If the Offer is not completed or if the tender is properly withdrawn by the Powerflute Shareholder in accordance with the terms and conditions of the Offer, the transfer restriction registered on the tendered Powerflute Shares in the relevant book-entry account will be removed as soon as possible and within approximately three (3) Finnish banking days following the announcement that the Offer will not be completed or the receipt of a notice of withdrawal in accordance with the terms and conditions of the Offer.

(C)	Overseas Shareholders

The attention of Powerflute Shareholders who are citizens or residents of jurisdictions outside of Finland or the UK is drawn to paragraph 7 of Part B and paragraph (B) of Part C of Appendix I to this document.

15.3	Powerflute Options

(A)	General

Powerflute Optionholders who wish to accept the Offer in respect of Powerflute Options should follow the instructions included in the Form of Acceptance to be provided separately and submit the completed Form of Acceptance to Bidco no later than 1.00 p.m London time on the First Closing Date. A Powerflute Optionholder must have a Sterling or Euro cash account in a financial institution operating in Finland or abroad.

15.4	General

Bidco will make an appropriate announcement if any of the details contained in this paragraph 15 of this letter change for any reason that is material for Powerflute Shareholders or Powerflute Optionholders.

The articles of association of Powerflute provide for the shares of the Company to be incorporated into the book-entry system. No Powerflute Shares exist in certificated form. Accordingly, this Offer makes no provision for the tender of Powerflute Shares in certificated form.

If you are in any doubt as to the procedure for acceptance with respect to Depositary Interests, please telephone Capita on 0371 664 0321 from within the UK or +44 (0) 371 664 0321 if calling from outside the UK. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday. Calls to the helpline from within the UK will be charged at your network provider’s standard rate. Calls to the helpline from outside the UK will be charged at the applicable international rate. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

If you are in any doubt as to the procedure for acceptance with respect to Powerflute Shares held in a Finnish book-entry account, please contact your account operator managing your book-entry account or telephone Nordea Bank at +358 200 3000. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday.

If you require assistance in completing your acceptance form, in respect of your Powerflute Options, contact Bidco c/o Borenius Attorneys Ltd, Attn: Juha Koponen, at +358 20 713 3285.

16.	Settlement

Subject to the Offer becoming, or being declared, unconditional in all respects (except as provided in paragraph 7 of Part B of Appendix I to this document in the case of certain Overseas Shareholders) and provided that the TTE Instruction, applicable acceptance forms, share certificate(s) and/or other document(s) of title are valid, settlement of the consideration to which any Powerflute Shareholder, DI Holder or Optionholder is entitled under the Offer will be effected (i) in the case of acceptances received, valid and complete in all respects, by the date on which the Offer becomes, or is declared, unconditional in all respects, within 14 days of such date; or (ii) in the case of acceptances of the Offer received, valid and complete in all respects, after the date on which the Offer becomes, or is declared, unconditional in all respects but while it remains open for acceptance, within 14 days of such receipt, in the following manner:

(A)	Depositary Interests (that is, in CREST)

Where an acceptance relates to Depositary Interests, the cash consideration to which the accepting DI Holder (or the first named DI Holder in the case of joint holders) is entitled will be paid in Sterling by means of a CREST payment in favour of the accepting DI Holder’s payment bank in respect of the cash consideration due in accordance with CREST payment arrangements.

(B)	Powerflute Shares held in Finnish book-entry accounts

The Offer Price for each outstanding Powerflute Share held in a Finnish book-entry account and validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer will be payable in Sterling and the respective Powerflute Shares will be transferred to Bidco “Free of Payment” in Euroclear.

However, beneficial owners of Powerflute Shares that are registered directly in their own name in the Finnish book-entry system will have the option to receive (in full satisfaction of Bidco’s obligations in respect of the Offer Price) payment in respect of their Powerflute Shares that are validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer in the equivalent amount of Euros determined as near to the payment date as reasonably practicable based on the Euro spot rate against the Sterling exchange rate on the nearest practicable day to such payment date (as determined and implemented by the receiving agent for the Offer). The respective Powerflute Shares that are validly tendered to be payable will be settled “Delivery Versus Payment” and the tender price will be paid at the time of settlement if practically possible.

Actual time of receipt for the payment will depend on the schedules of money transactions between financial institutions and agreements between the holders and account operator or nominee in each case.

(C)	Powerflute Options

The Offer Price for each Powerflute Option validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer will be payable in Sterling against delivery of all rights to such Options in accordance with the instructions included in the Form of Acceptance. However, owners of Powerflute Options will have the option to receive (in full satisfaction of Bidco’s obligations in respect of the Offer Price) payment in respect of their Powerflute Options that are validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer in the equivalent amount of Euros determined as near to the payment date as reasonably practicable based on the Euro spot rate against the Sterling exchange rate on the nearest practicable day to such payment date (as determined and implemented by the receiving agent for the Offer).

Actual time of receipt for the payment will depend on the schedules of money transactions between financial institutions and agreements between the holders and account operator or nominee in each case.

(D)	General

If the Offer does not become, or is not declared, unconditional in all respects:

(i)	in the case of Depositary Interests, the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period as the Independent Directors may permit, not exceeding 14 days of the lapsing of the Offer), give TFE Instructions to Euroclear to transfer all Powerflute Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Depositary Interests concerned; and

(ii)	in the case of Powerflute Shares held in a Finnish book-entry system, Nordea Bank will, immediately after the lapsing of the Offer (or within such longer period as the Independent Directors may permit, not exceeding 14 days of the lapsing of the Offer), transfer all Powerflute Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Depositary Interests concerned.

(iii)	in the case of Powerflute Options, Bidco will, immediately after the lapsing of the Offer (or within such longer period as the Independent Directors may permit, not exceeding 14 days of the lapsing of the Offer), take appropriate action to transfer all rights in the tendered Powerflute Options to the applicable Optionholders.

All remittances, communications, notices, certificates and documents of title sent by, to or from Powerflute Shareholders, DI Holders and Optionholders or their appointed agents will be sent at their own risk.

Except with the consent of the Independent Directors, settlement of the consideration to which any Powerflute Shareholder, DI Holder and Optionholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Bidco may otherwise be, or claim to be, entitled against such Powerflute Shareholder, DI Holder or Optionholder.

17.	Further information

The terms and conditions of the Offer are set out in full in Appendix I to this document. Your attention is drawn to the further information in the Appendices, which form part of this document.

18.	Action to be taken

Acceptances in respect of Depositary Interests should be made electronically through CREST so that the TTE Instruction settles not later than 1.00 p.m. (London time) on the First Closing Date in accordance with the procedure set out above in paragraph 15.1 of this letter.

If you wish to accept the Offer in respect of your Powerflute Shares held in a Finnish book-entry account, you should either (a) submit a properly completed and duly executed acceptance form provided by the account operator managing your book-entry account, or, if your account operator does not accept acceptance forms (e.g. Euroclear Finland), you should contact any branch office of Nordea Bank to give your acceptance to tender your Powerflute Shares; or (b) request that your broker, dealer, commercial bank, trust company, custodian or other nominee effect the transaction for you, by no later than 1.00 p.m. (London time) on the First Closing Date, subject to and in accordance with the instructions of the relevant account operator. If you hold your Powerflute Shares at a broker, dealer, commercial bank, trust company, custodian or other nominee, you must contact that institution in order to tender such shares. Please note that the Offer must be accepted separately for each book-entry account. Further details on the procedures for acceptance of the Offer if you hold any of your Powerflute Share in book-entry form are set out in paragraph 15.2 of the letter from Bidco in Part II of this document and in Part D of Appendix I to this document.

If you wish to accept the Offer in respect of your Powerflute Options, you should follow the instructions set forth in the Form of Acceptance to be separately provided to Optionholders and submit the completed Form of Acceptance to Bidco no later than 1.00 p.m London time on the First Closing Date.

You are not obliged to accept the Offer. If you wish to remain a Powerflute Shareholder, DI Holder or Optionholder you should not take any action.

If you are in any doubt as to the procedure for acceptance with respect to your Depositary Interests, please telephone Capita on 0371 664 0321 from within the UK or +44 (0) 371 664 0321 if calling from outside the UK. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday. Calls to the helpline from within the UK will be charged at your network provider’s standard rate. Calls to the helpline from outside the UK will be charged at the applicable international rate. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

If you are in any doubt as to the procedure for acceptance with respect to Powerflute Shares held in a Finnish book-entry account, please contact your account operator managing your book-entry account or telephone Nordea Bank at +358 200 3000. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday.

If you require assistance in completing your acceptance form, in respect of your Powerflute Options, contact Bidco c/o Borenius Attorneys Ltd, Attn: Juha Koponen, at +358 20 713 3285. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday.

Your decision as to whether to accept the Offer will depend on your individual circumstances. If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice from an independent financial adviser authorised under the Financial Services and Markets Act 2000 (as amended) if you are in the UK or, if you are outside the UK, from an appropriately authorised independent financial adviser, without delay.

Yours faithfully,

Thomas S. Souleles

Chairman of the Board of Directors

NORDIC PACKAGING AND CONTAINER (FINLAND) HOLDINGS OY

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A: CONDITIONS OF THE OFFER

1.	Acceptance Condition

1.1	The Offer is conditional upon valid acceptances of the Offer being received (and not withdrawn) by not later than 1.00 p.m. on the First Closing Date (or such later time(s) and/or date(s) as Bidco may, subject to the Implementation Agreement or with the consent of the Independent Directors, decide) in respect of Powerflute Shares and Powerflute Options which, when taken together with the Powerflute Shares and Powerflute Options that Bidco has actually acquired (or has an unconditional right to acquire) pursuant to the Smurfit Undertakings and any other Powerflute Shares or Powerflute Options acquired by Bidco before or during the Disclosure Period (whether pursuant to the Offer or otherwise), will result in Bidco holding more than 90 per cent. of the Powerflute Shares and of the voting rights then normally exercisable at a general meeting of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), or such lower percentage as Bidco may, subject to the Implementation Agreement, decide (but such lower percentage may not be less than 66 2⁄3 per cent.).

1.2	The Offer will initially be open for acceptances until 1.00 p.m. (London time) on 25 November 2016 (being the date falling 60 calendar days after the publication of this document). Bidco undertakes to keep the Offer open until, at least, the later of:

(a)	the date falling 14 calendar days after the date on which the Acceptance Condition is satisfied; and

(b)	25 November 2016 (being the date falling 60 calendar days after the publication of this document).

2.	Further Conditions

In addition, subject as stated in Part B of this Appendix I and to the requirements of the Implementation Agreement, the Offer is conditional upon the following conditions (as amended, if appropriate) being satisfied or, where relevant, waived:

2.1	Notifications, waiting periods and authorisations

2.1.1	All anti-trust and/or merger control notifications, filings or applications which are necessary in connection with the Offer having been made and all necessary waiting periods (including any extensions thereof) under any applicable anti-trust and/or merger control legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all anti-trust and/or merger control authorisations, orders, consents, clearances, permissions and approvals necessary in any jurisdiction for, or in respect of, the Offer and, except pursuant to Chapter 18 Section 1 of the Finnish Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Powerflute having been obtained.

2.1.2

Excluding anti-trust or merger control clearance in relation to the implementation of this Offer (in respect of which only paragraph 2.1.1 above shall apply) all material notifications, filings or applications which are necessary or reasonably considered appropriate in connection with the Offer having been made and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Offer and all material authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions and approvals (“Authorisations”) deemed necessary or reasonably appropriate by Bidco in any jurisdiction for, or in respect of, the Offer and, except pursuant to Chapter 18 Section 1 of the Finnish Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Powerflute having been obtained in terms and in a form reasonably satisfactory to Bidco from any appropriate central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body or authority, court, trade agency, professional association, institution, employee representative body or any other body or person whatsoever in any jurisdiction or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Powerflute Group has entered into contractual arrangements and all such Authorisations necessary or reasonably appropriate to carry on the business of any member of the Powerflute Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise wholly unconditional and there being no notice or written intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations.

2.2	General regulatory

No Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, inquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to make the Offer or its implementation, or the acquisition or proposed acquisition of any shares or other securities in, or control of, Powerflute by Bidco, void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, materially prevent or prohibit, restrict, restrain or delay the same or otherwise interfere with the Offer or its implementation, or impose material additional conditions or obligations with respect to, or otherwise materially impede, interfere or require amendment of the Offer or the acquisition, to an extent which is material in the context of the Offer (provided always that Bidco shall take or cause to be taken all steps reasonably necessary in order to any consents from Third Parties as promptly as possible, including divesting (or ceasing operations) assets, properties or businesses (including any related tangible or intangible properties and customer contracts), and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Offer having expired, lapsed or been terminated.

2.3	Certain matters arising as a result of any arrangement, agreement, etc.

Except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Powerflute Group is a party or by or to which any such member or any of its assets is, or may be, bound, entitled or subject, or any event or circumstance which, as a consequence of the Offer or because of the change in the control of Powerflute or any other member of the Powerflute Group represented by the Offer, would, or might reasonably be expected to, result in (in any case to an extent which is, or would be, material in the context of the Powerflute Group taken as a whole):

2.3.1	any monies borrowed by, or any other indebtedness, whether actual or contingent, of, or any grant available to, any member of the Powerflute Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

2.3.2	the creation or enforcement of any mortgage, charge or other security interest over the whole, or any part, of the business, property or assets of any member of the Powerflute Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

2.3.3	any such arrangement, agreement, lease, licence, franchise, permit or other instrument being terminated or the rights, liabilities, obligations or interests of any member of the Powerflute Group therein being adversely modified or adversely affected, or any obligation or liability arising or any adverse action being taken or arising thereunder;

2.3.4	any liability of any member of the Powerflute Group to make any severance, termination, bonus or other payment to any of its directors or other officers;

2.3.5	the rights, liabilities, obligations, interests or business of any member of the Powerflute Group under any such arrangement, agreement, lease, licence, franchise, permit or other instrument, or the interests or business of any member of the Powerflute Group in or with any other person, body, firm or company (or any agreement or arrangement relating to any such interests or business) being, or becoming capable of being, terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

2.3.6	any member of the Powerflute Group ceasing to be able to carry on business under any name under which it presently carries on business;

2.3.7	the value of, or the financial or trading position or prospects of, any member of the Powerflute Group being prejudiced or adversely affected; or

2.3.8	Powerflute Group other than trade creditors or other liabilities incurred in the ordinary course of business,

and no event having occurred which, under any provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Powerflute Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would be expected to result in any of the events or circumstances as are referred to in Conditions 2.3.1 to 2.3.8 (in each case, to an extent which is material in the context of the Powerflute Group taken as a whole).

2.4	Certain events occurring since 31 December 2015

Except as Disclosed, no member of Powerflute having since 31 December 2015:

2.4.1	issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold, or agreed to transfer or sell, or authorised or proposed the transfer or sale of Powerflute Shares out of treasury (except, where relevant, as between Powerflute and wholly owned subsidiaries of Powerflute or between the wholly owned subsidiaries of Powerflute);

2.4.2	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions whether payable in cash or otherwise) paid or made by any subsidiary of Powerflute to Powerflute or any of its subsidiaries in the ordinary course of business;

2.4.3	other than pursuant to the Offer (and except for transactions between Powerflute and its wholly owned subsidiaries or between the wholly owned subsidiaries of Powerflute and transactions in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment, acquisition or disposal of assets or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings, in any such case, to an extent which is material in the context of the Powerflute Group taken as a whole;

2.4.4	(except for transactions between Powerflute and its wholly owned subsidiaries or between the wholly owned subsidiaries of Powerflute) disposed of, or transferred, mortgaged or created any security interest over, any asset or any right, title or interest in any asset or authorised, proposed or announced any intention to do so which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.4.5	(except for transactions between Powerflute and its wholly owned subsidiaries or between the wholly owned subsidiaries of Powerflute) issued, authorised or proposed the issue of, or made any change in or to the terms of, any debentures or, except in the ordinary course of business, become subject to any contingent liability or incurred or increased any indebtedness which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.4.6	entered into or varied, or authorised, proposed or announced its intention to enter into or vary, any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) except in the ordinary course of business which is of a long term, unusual or onerous nature or magnitude or which involves an obligation of a nature or magnitude which is likely to be restrictive on the business of any member of the Powerflute Group and which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.4.7	entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary, to a material extent, the terms of, any contract, service agreement, commitment or arrangement with any director or senior executive of any member of the Powerflute Group, save as agreed by Bidco;

2.4.8	proposed, agreed to provide or modified to a material extent the terms of any share option scheme, incentive scheme or other benefit relating to the employment, or termination of employment, of any employee of the Powerflute Group save as agreed by Bidco or which is required pursuant to the implementation of the Offer;

2.4.9	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in Condition 2.4.1, made any other change to any part of its share capital, save as agreed by Bidco or which is required pursuant to the implementation of the Offer;

2.4.10	waived, compromised or settled any claim (other than in the ordinary course of business) which is material in the context of the Powerflute Group taken as a whole;

2.4.11	terminated, or varied the terms of, any agreement or arrangement between any member of the Powerflute Group and any other person in a manner which would have a material adverse effect on the financial position of the Powerflute Group taken as a whole;

2.4.12	other than pursuant to the Offer and as envisaged in accordance with the terms of the Offer, made any alteration to its articles of association or other incorporation documents, in each case, which is material in the context of the Offer;

2.4.13	except in relation to changes made or agreed as a result of, or arising from, changes to legislation, made or agreed or consented to any material change to the terms of the trust deeds and rules constituting the pension scheme(s) established for its directors, employees or their dependants or any material change to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.14	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased, or threatened to cease, carrying on all, or a substantial part of, its business, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.15	(other than in respect of a member of the Powerflute Group which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.16	entered into, implemented, suffered, authorised the entry into or implementation of, passed any resolution for or proposed a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all, or any material part of, its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.17	(except for transactions between Powerflute and its wholly owned subsidiaries or between the wholly owned subsidiaries of Powerflute) made, authorised or proposed any change in its loan capital, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.18	entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities, in each case, which is material in the context of the Powerflute Group taken as a whole;

2.4.19	entered into any licence or other disposal of intellectual property rights of any member of the Powerflute Group which is material in the context of the Powerflute Group taken as a whole, and outside the normal course of business; or

2.4.20	entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to, or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition 2.4.

2.5	No adverse change, litigation, regulatory enquiry or similar

Except as Disclosed, since 31 December 2015 there having been:

2.5.1	no adverse change in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Powerflute Group which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.5.2	no litigation, arbitration proceedings, prosecution or other legal proceedings (including, without limitation, with regard to intellectual property rights owned or used by the Powerflute Group) having been threatened in writing, announced or instituted by or against or remaining outstanding against or in respect of, any member of the Powerflute Group or to which any member of the Powerflute Group is, or would reasonably be expected to become, a party (whether as claimant, defendant or otherwise), in each case, which has a material adverse effect on the Powerflute Group taken as a whole, or in the context of the Offer;

2.5.3	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Powerflute Group having been threatened in writing, announced or instituted or remaining outstanding by, against or in respect of any member of the Powerflute Group, in each case which might reasonably be expected to have a material adverse effect on the Powerflute Group taken as a whole, or in the context of the Offer;

2.5.4	no contingent or other liability having arisen or become apparent to Bidco or increased other than in the ordinary course of business which would, or might reasonably be expected to, adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Powerflute Group to an extent which is material in the context of the Powerflute Group taken as a whole, or in the context of the Offer; and

2.5.5	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Powerflute Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which might reasonably be expected to have a material adverse effect on the Powerflute Group taken as a whole, or in the context of the Offer.

2.6	No discovery of certain matters regarding information, liabilities and environmental issues

Except as Disclosed, Bidco not having discovered:

2.6.1	that any financial, business or other information concerning the Powerflute Group publicly announced prior to the date of the Announcement or disclosed at any time to Bidco or to any of its advisers by or on behalf of any member of the Powerflute Group prior to the date of the Announcement is misleading, contains a material misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, to an extent which, in any such case, is material in the context of the Powerflute Group taken as a whole;

2.6.2	that any member of the Powerflute Group or any partnership, company or other entity in which any member of the Powerflute Group has a significant economic interest and which is not a subsidiary undertaking of Powerflute is, otherwise than in the ordinary course of business, subject to any liability, contingent or otherwise, and which is material in the context of the Powerflute Group taken as a whole, or in the context of the Offer;

2.6.3	that any past or present member of the Powerflute Group has not complied in any material respect with all applicable legislation, regulations or other requirements of any jurisdiction or any Authorisations relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human or animal health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any material liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Powerflute Group which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.6.4	that there has been a material disposal, discharge, spillage, accumulation, release, leak, emission or the migration, production, supply, treatment, storage, transport or use of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human or animal health which (whether or not giving rise to non- compliance with any law or regulation), would be reasonably likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Powerflute Group which in any case is material in the context of the Powerflute Group taken as a whole;

2.6.5

that there is, or is reasonably likely to be, any material obligation or liability (whether actual or contingent) or requirement to make good, remediate, repair, reinstate or clean up any property or asset currently or previously owned, occupied, operated or made use of or controlled by any past or present member of the Powerflute Group (or on its behalf), or in which any such member may have, or previously have had or be deemed to have had, an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order of any Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto, which, in any case, is material in the context of the Powerflute Group taken as a whole;

2.6.6	that circumstances exist (whether as a result of the making of the Offer or otherwise) which would be reasonably likely to lead to any Third Party instituting (or whereby any member of the Powerflute Group would be reasonably likely to be required to institute) an environmental audit or take any steps which would in any such case be reasonably likely to result in any actual or contingent liability to improve or install new plant or equipment or to make good, repair, reinstate or clean up any property of any description or any asset now or previously owned, occupied or made use of by any past or present member of the Powerflute Group (or on its behalf) or by any person for which a member of the Powerflute Group is or has been responsible, or in which any such member may have, or previously have had or be deemed to have had, an interest, which, in any case, is material in the context of the Powerflute Group taken as a whole; or

2.6.7	that circumstances exist whereby a person has, or class of persons have, or is reasonably likely to have, any legitimate claim or claims against any member of the Powerflute Group in respect of any product or process, or materials used therein, now or previously manufactured, sold, supplied or carried out by any past or present member of the Powerflute Group, which, in each case, is material in the context of the Powerflute Group taken as a whole.

2.7	Anti-corruption and criminal property

Except as Disclosed, Bidco not having discovered that:

(a)	any member of the Powerflute Group or any person that performs or has performed services for or on behalf of any such member is or has engaged in any activity, practice or conduct which would constitute an offence under the UK Bribery Act 2010, the US Foreign Corrupt Practices Act or any other applicable anti-corruption legislation; or

(b)	any asset of any member of the Powerflute Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition),

which, in either case, is material in the context of the Powerflute Group taken as a whole.

PART B: FURTHER TERMS OF THE OFFER

In addition to the Conditions in Part A of this Appendix I, the following further terms in this Part B apply, unless the context otherwise requires, to the Offer. Except where the context otherwise requires, any reference in Parts B, C or D of this Appendix I and in the Form of Acceptance:

(i)	to the “Offer” means the Offer and any revision, variation or renewal thereof or extension thereto and any election in connection therewith;

(ii)	to the “Offer becoming, or being declared, unconditional” means the Acceptance Condition becoming, or being declared, satisfied whether or not any other Condition of the Offer remains to be fulfilled and references to the Offer having become, or not become, unconditional shall be construed accordingly;

(iii)	to “acceptances of the Offer” shall include deemed acceptances of the Offer;

(iv)	to the “Disclosure Period” means, in relation to the Offer, the period commencing on 15 September 2016, until the latest of:

(a)	1.00 p.m. (London time) on 25 November 2016;

(b)	the time and date when the Offer lapses or is withdrawn; and

(c)	the date falling 14 calendar days after the date on which the Acceptance Condition is satisfied.

(v)	to “acting in concert with Bidco” means any person acting, or deemed to be acting, in concert with Bidco for the purposes of the Offer.

1.	Disclosure Period

(A)	The Offer will initially be open for acceptances until 1.00 p.m. (London time) on 25 November 2016 (being the date falling 60 calendar days after the publication of this document). Bidco undertakes to keep the Offer open until, at least, the later of:

(A)	the date falling 14 calendar days after the date on which the Acceptance Condition is satisfied; and

(B)	25 November 2016 (being the date falling 60 calendar days after the publication of this document).

(B)	Although no revision is envisaged, if the Offer (in its original or previously revised form) is revised it will remain open for acceptance for a period of at least 14 days, or such longer period as may be required by applicable law (or such other period as may be permitted by the Independent Directors), from the date of dispatch of written notification of the revision to Powerflute Shareholders and Optionholders. Except with the consent of the Independent Directors, no revision of the Offer may be made or posted to Powerflute Shareholders or Optionholders after 11 November 2016 or, if later, the date falling 14 days prior to the last date on which the Offer is capable of becoming unconditional.

(C)	The Offer, whether revised or not, shall not (except with the consent of the Independent Directors) be capable of becoming unconditional after midnight on 25 November 2016 (or any earlier time and/or date beyond which Bidco has stated that the Offer will not be extended unless Bidco has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date) nor of being kept open for acceptance after that time and date unless it has previously become unconditional, provided that Bidco reserves the right, with the permission of the Independent Directors, to extend the Offer to a later time(s) and/or date(s). Except with the consent of the Independent Directors, Bidco may not, for the purpose of determining whether the Acceptance Condition has been satisfied, take into account acceptances received or purchases of Powerflute Shares made after 1.00 p.m. on 25 November 2016 (or any earlier time and/or date beyond which Bidco has stated that the Offer will not be extended unless Bidco has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date) or, if the Offer is so extended, any such later time and/or date as may be agreed with the Independent Directors. If the latest time at which the Offer may become unconditional is extended beyond midnight 25 November 2016, acceptances received and purchases of Powerflute Shares made in respect of which the relevant documents are received by Capita after 1.00 p.m. (London time) on the relevant date may (except where the Implementation Agreement otherwise permits) only be taken into account with the agreement of the Independent Directors.

(D)	If the Offer becomes, or is declared, unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of Bidco that the Offer will remain open until further notice, then not less than 14 days’ notice in writing will be given prior to the closing of the Offer by or on behalf of Bidco to those Powerflute Shareholders and Optionholders who have not accepted the Offer.

(E)	If a competitive situation (as determined by the Independent Directors) arises and is continuing on 25 November 2016, Bidco will enable holders of Depositary Interests and Powerflute Shares held in Finnish book-entry accounts who have not already validly accepted the Offer but who have previously accepted the competing offer to accept the Offer by special form of acceptance to take effect on 25 November 2016. It shall be a condition of such special form of acceptance being a valid acceptance of the Offer that:

(i)	it is received by Capita or Nordea Bank, as applicable, on or before 25 November 2016 and such acceptance is made in accordance with the procedures prescribed by Capita or Nordea Bank, as applicable;

(ii)	the relevant Powerflute Shareholder shall have applied to withdraw his acceptance of the competing offer but that the Powerflute Shares to which such withdrawal relates shall not have been released from escrow before 25 November 2016 by the escrow agent to the competing offer. The account operator maintaining the relevant book-entry or nominee account may charge a fee for withdrawals in accordance its valid price lists.; and

(iii)	the Powerflute Shares to which the special form of acceptance relates are not transferred to escrow in accordance with the procedure for acceptance set out in the letter from Bidco set out in Part II of this document on or before 25 November 2016, but an undertaking is given that they will be so transferred as soon as possible thereafter.

Powerflute Shareholders wishing to use such special forms of acceptance should apply to Capita on the Business Day preceding 25 November 2016 in order that such forms can be dispatched. Powerflute Shareholders should contact Capita on 0371 664 0321 from within the UK or +44 (0) 371 664 0321 if calling from outside the UK. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday. Calls to the helpline from within the UK will be charged at your network provider’s standard rate. Calls to the helpline from outside the UK will be charged at the applicable international rate. Calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

(F)	If a competitive situation (as determined by the Independent Directors) arises after a “no increase” and/or “no extension” statement has been made by Bidco in relation to the Offer, Bidco may, if it specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Independent Directors, choose not to be bound by and withdraw such statement and be free to revise and/or extend the Offer, provided that it complies with the requirements of the Implementation Agreement and, in particular, that:

(i)	it announces such withdrawal and that it is free to extend and/or revise the Offer (as appropriate) as soon as possible and, in any event, within four Business Days after the firm announcement of the competing offer or other competitive situation and it notifies Powerflute Shareholders and Optionholders in writing thereof at the earliest practicable opportunity or, in the case of Powerflute Shareholders with registered addresses outside the UK or whom Bidco knows to be nominees, trustees or custodians holding Powerflute Shares for such persons, by announcement in the UK at the earliest practicable opportunity; and

(iv)	any Powerflute Shareholders or Optionholders who accepted the Offer after the date of the “no extension” and/or “no increase” statement are given a right of withdrawal in accordance with paragraph 3(D) of this Part B of Appendix I.

(G)	Bidco may, if it has reserved the right to do so, choose not to be bound by the terms of a “no increase” or “no extension” statement if it would otherwise prevent the posting of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise), which is recommended for acceptance by the Independent Directors of Powerflute, or in other circumstances permitted by the Independent Directors. Except as provided in this paragraph 1(F), 1(G) and in paragraph 1(E) of this Part B of Appendix I, Bidco will be bound by the terms of any “no increase” and/or “no extension” statement.

(H)	Bidco may, if it has reserved the right to do so and Powerflute makes an announcement after 4 November 2016, choose not to be bound by a “no increase” or “no extension” statement and revise or extend the Offer with the consent of the Independent Directors, provided that Bidco complies with the requirements of the Implementation Agreement and other applicable law and, in particular, that notice to this effect is given as soon as possible (and, in any event, within four Business Days of the date of Powerflute’s announcement) and Powerflute Shareholders (except those resident in Restricted Jurisdictions) are informed in writing at the earliest opportunity.

(I)

For the purpose of determining at any particular time whether the Acceptance Condition has been satisfied, Bidco shall be entitled to take account only of those Powerflute Shares carrying voting rights which have been unconditionally allotted or issued or which arise as a result of the exercise of subscription or conversion rights before that determination takes place and written notice of the allotment, issue, subscription or conversion of which, containing all the relevant details, has been received by Capita from Powerflute or its agents at the address specified in paragraph 3(A) of this Part B of Appendix I. Notification by telex, e-mail or facsimile transmission will not constitute written notice for this purpose.

(J)	Bidco reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other relevant document(s) of title or not accompanied by the relevant TTE Instruction (subject to paragraphs 5(A) and (B) of this Part B of Appendix I).

2.	Announcements

(A)	Without prejudice to paragraph 3(A) of this Part B of Appendix I, by 8.00 a.m. (London time) on the Business Day (the “relevant day”) following the day on which the Offer is due to expire, or becomes, or is declared, unconditional or is revised and/or extended, as the case may be (or such later time(s) and/or date(s) as the Independent Directors may agree), Bidco will make an appropriate announcement in the UK and simultaneously inform a RIS of the position. Such announcement will also state (unless otherwise permitted by the Independent Directors):

(i)	the number of Powerflute Shares and Powerflute Options for which acceptances of the Offer have been received (showing the extent, if any, to which acceptances have been received from persons acting in concert with Bidco or in respect of Powerflute Shares or Powerflute Options which were subject to an irrevocable commitment or a letter of intent procured by Bidco, or any person acting in concert with Bidco);

(ii)	details of any relevant securities of Powerflute in which Bidco, or any person acting in concert with Bidco, has an interest or in respect of which that person has a right to subscribe, in each case specifying the nature of the interests or rights concerned. Similar details of any short positions (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, will also be stated;

(iii)	details of any relevant securities of Powerflute in respect of which Bidco, or any person acting in concert with Bidco, has an outstanding irrevocable commitment or letter of intent; and

(iv)	details of any relevant securities of Powerflute in respect of which Bidco, or any person acting in concert with Bidco, has borrowed or lent, save for any borrowed shares which have been either on-lent or sold, and will in each case specify the percentages of each class of relevant securities of Powerflute represented by these figures. Any such announcement will also include a prominent statement of the total number of Powerflute Shares which Bidco may count towards satisfaction of the Acceptance Condition and the percentage of Powerflute Shares represented by this figure.

(B)	Any decision to extend the time and/or date by which the Acceptance Condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. in the UK on the relevant day (as defined in paragraph 2(A) of this Part B of Appendix I) (or such later time and/or date as the Independent Directors may agree). The announcement will also state the next expiry time and date (unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice). In calculating the number of Powerflute Shares or rights over Powerflute Shares represented by acceptances and/or purchases, there may, at Bidco’s discretion, be included or excluded for announcement purposes, subject to paragraph 5 of this Part B of Appendix I, acceptances and purchases which are not in all respects in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title or not accompanied by the relevant TTE Instruction or which are subject to verification, save that those which could not be counted towards fulfilment of the Acceptance Condition in accordance with paragraph 5 of this Part B of Appendix I shall not (unless agreed by the Independent Directors) be included.

(C)	In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of Bidco include the release of an announcement to the press by Barclays or by public relations consultants, on behalf of Bidco, and the delivery by hand, telephone, telex or facsimile or other electronic transmission of an announcement to a RIS. An announcement made otherwise than to a RIS shall be notified simultaneously to a RIS (unless otherwise agreed by the Independent Directors).

(D)	A copy of any announcement made by Bidco in accordance with this paragraph 2 will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Powerflute’s website at www.powerflute.com as soon as possible after the making of such announcement and in any event by no later than 12 noon (London time) on the following Business Day and will remain on such websites while the Offer remains open for acceptances.

(E)	Without limiting the manner in which Bidco may choose to make any public announcement and, subject to the obligations of Bidco under applicable law, the Implementation Agreement, and paragraph 2(D) of this Part B of Appendix I, Bidco will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a RIS.

3.	Rights of withdrawal

(A)	If, having announced the Offer to be unconditional, Bidco fails to comply by 3.30 p.m. on the relevant day (as defined in paragraph 2(A) of this Part B of Appendix I) (or such later time and/or date as the Independent Directors may agree) with any of the other relevant requirements specified in paragraph 2(A) of this Part B of Appendix I, an accepting Powerflute Optionholder may (unless the Independent Directors agree otherwise) immediately thereafter withdraw his acceptance of the Offer by written notice signed by the accepting Powerflute Optionholder (or his agent duly appointed in writing and evidence of whose appointment, in a form reasonably satisfactory to Bidco, is produced with the notice) received by post or by hand (only during normal business hours) by Bidco c/o Borenius Attorneys Ltd, Eteläesplanadi 2, FI-00130 Helsinki, Finland. Alternatively, in the case of Powerflute Shares held in uncertificated form, withdrawals can also be effected in the manner set out in paragraph 3(I) of this Part B of Appendix I. Subject to paragraph 1(B) of this Part B of Appendix I, this right of withdrawal may be terminated not less than eight days after the relevant day (as defined in paragraph 2(A) of this Part B of Appendix I) by Bidco confirming, if such be the case, that the Offer is still unconditional, and complying with the other requirements specified in paragraph 2(A) of this Part B of Appendix I. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(C) of this Part B of Appendix I will run from the date of such confirmation and compliance.

(B)	If by 1.00 p.m. (London time) on the First Closing Date (or such later time and/or date as the Independent Directors may agree) the Offer has not become, or been declared, unconditional, an accepting Powerflute Shareholder or Powerflute Optionholder may withdraw his acceptance at any time thereafter by written notice received by Capita on behalf of Bidco and in the manner referred to in paragraph 3(A) of this Part B of Appendix I (or, in the case of Depositary Interests and Powerflute Shares held in book-entry form, in the manner set out in paragraph 3(I) and (J) or 3(K) of this Part B of Appendix I, as applicable) at any time before the earlier of:

(i)	the time when the Offer becomes unconditional; and

(ii)	the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with paragraph 1(B) of this Part B of Appendix I.

(C)	If an accepting Powerflute Optionholder withdraws his acceptance, all document(s) of title and other document(s) lodged with the Form of Acceptance will be returned by Bidco as soon as practicable following the receipt of the withdrawal (and in any event within 14 days) by post (or by such other method as may be approved by the Independent Directors). All documents sent to Powerflute Optionholders (or their agents) will be sent at the relevant Powerflute Optionholder’s risk.

(D)	If a “no increase” and/or “no extension” statement has been withdrawn in accordance with paragraph 1(E) of this Part B of Appendix I, any Powerflute Shareholder, DI Holder or Optionholder who accepts the Offer after the date of such statement may withdraw his acceptance thereafter in the manner referred to in paragraph 3(A) of this Part B of Appendix I (or, in the case of Depositary Interests and Powerflute Shares and Options held in book-entry, in the manner set out in paragraph 3(I) and (K) of this Part B of Appendix I) not later than the eighth day after the date on which notice of the withdrawal of such statement is posted to Powerflute Shareholders, DI Holders and Optionholders.

(E)	Except as provided by this paragraph 3 of Part B of Appendix I or as otherwise permitted by Bidco (either generally or for any particular Powerflute Shareholder, DI Holder or Optionholder), acceptances of, and elections under, the Offer shall be irrevocable, except as otherwise may be required by applicable law.

(F)

In this paragraph 3 of Part B of Appendix I, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Powerflute Optionholder or his, its or their agent(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to Bidco is produced with the notice). Telex, e-mail, facsimile or other electronic transmissions or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Bidco or its agents to have been sent from or otherwise evidences use of any means or instrumentality of interstate or foreign commerce of, any Restricted Jurisdiction will be treated as valid.

(G)	To be effective, a written notice of withdrawal must be received on a timely basis by Capita, as applicable, and must specify the name of the person who has tendered the Powerflute Shares to be withdrawn and (if share certificate(s) have been tendered) the name of the holder of the relevant Powerflute Shares, if different from the name of the person who tendered the Powerflute Shares.

(H)	Bidco may, in its absolute discretion, allow any acceptance of the Offer to be withdrawn, in whole or in part, without allowing withdrawal of other acceptances, insofar as is necessary to enable the relevant Powerflute Shares or Powerflute Options to be purchased by it otherwise than pursuant to the Offer.

(I)	In the case of Depositary Interests, if withdrawals are permitted pursuant to paragraph 3(A), (B) or (D) of this Part B of Appendix I, an accepting DI Holder may withdraw his acceptance through CREST by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA Instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA Instruction must, in order for it to be valid and settle, include the following details:

(i)	the number of Powerflute Shares to be withdrawn, together with their ISIN number (this is FI0009015291);

(ii)	the member account ID of the accepting Powerflute Shareholder, together with his or its participant ID;

(iii)	the member account ID of the Escrow Agent included in the relevant Electronic Acceptance (this is 40343POW), together with the Escrow Agent’s participant ID (this is RA10);

(iv)	the CREST transaction ID of the Electronic Acceptance to be withdrawn;

(v)	the intended settlement date for the withdrawal;

(vi)	the corporate action number for the Offer, which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

(vii)	input with a standard delivery instruction priority of 80.

Any such withdrawal will be conditional upon Capita verifying that the withdrawal request is validly made. Accordingly, Capita will, on behalf of Bidco, reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(J)	Immediately (or within such longer period, not exceeding 14 calendar days, as the Independent Directors may permit) upon a DI Holder validly withdrawing his acceptance in respect of Depositary Interests, Capita will give TFE Instructions to Euroclear to transfer all Depositary Interests the subject of the withdrawal held in escrow balances, and in relation to which it is the Escrow Agent for the purposes of the Offer, to the original available balances of the DI Holder concerned.

(K)	In the case of Powerflute Shares held in a Finnish book-entry account, if withdrawals are permitted pursuant to paragraph 3(A), (B) or (D) of this Part B of Appendix I, an accepting holder may withdraw his acceptance by submitting a written notice of withdrawal to the same account operator to whom the acceptance form for such Powerflute Shares was submitted. If the acceptance form with respect to such interests was submitted to a branch office of Nordea Bank, the notice of withdrawal must be submitted to the same branch office. If such interests are registered in the name of a nominee, the holder of such interest shall instruct the nominee to submit the notice of withdrawal. If a holder of withdraws its acceptance of the Offer in accordance with the terms and conditions of the Offer, the transfer restriction registered on the tendered Powerflute Shares in the relevant book-entry account will be removed as soon as possible and within approximately three (3) Finnish banking days following the receipt of a notice of withdrawal in accordance with the terms and conditions of the Offer.

(L)	Powerflute Shares and Powerflute Options in respect of which acceptances have been properly withdrawn in accordance with this paragraph 3 may subsequently be re-assented to the Offer by following one of the procedures described in paragraph 15 of the letter from Bidco contained in Part II of this document at any time while the Offer remains open for acceptance.

(M)	All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Bidco, whose determination, except as may be determined otherwise by the Independent Directors, will be final and binding. None of Bidco, Capita, Nordea Bank or Powerflute or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notice.

4.	Revised Offer

(A)	No revision of the Offer is envisaged. However, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or nature of the consideration offered or otherwise) and such revision represents, on the date on which it is announced (on such basis as Bidco may consider appropriate), an improvement (or no diminution) in the value of the consideration offered under the terms of the Offer as so revised compared with the value of the consideration or terms previously offered or in the overall value received and/or retained by a Powerflute Shareholder, DI Holder or Optionholder (under the Offer or otherwise), the benefit of the revised Offer will, subject as provided in paragraphs 4(D), (E) and 7 of this Part B of Appendix I, be made available to any Powerflute Shareholder or Optionholder who has validly accepted the Offer in its original or any previously revised form(s) and not validly withdrawn such acceptance in accordance with paragraph 3 of this Part B of Appendix I (hereinafter called “Previous Acceptors”). The acceptance of the Offer by or on behalf of a Previous Acceptor in its original or any previously revised form(s) shall, subject as provided in paragraphs 4(D), (E) and 7 of this Part B of Appendix I, be treated as an acceptance of the Offer as so revised and shall also constitute the separate and irrevocable appointment of Bidco and each of its directors, representatives or agents as his attorney and/or agent with authority:

(i)	to accept any such revised Offer on behalf of such Previous Acceptor;

(ii)	if such revised Offer includes alternative forms of consideration, to make on his behalf elections for and/or accept such alternative forms of consideration in such proportions as such attorney and/or agent in his absolute discretion thinks fit; and

(iii)	to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) and to do all such further things (if any) as may be required to give effect to such acceptances and/or elections.

In making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous acceptances and/or elections made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(B)	For the avoidance of doubt, for the purposes of paragraph 4(A) of this Part B of Appendix I, “revision” includes, without limitation, any revision of the Offer (i) in its original or revised form; (ii) in relation to their respective terms and conditions; and (iii) in relation to the value or nature of the respective considerations offered.

(C)	Subject to paragraphs 4(D) and (E) of this Part B of Appendix I, the powers of attorney and authorities conferred by this paragraph 4 and any acceptance of a revised Offer and/or any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 of this Part B of Appendix I and duly and validly does so.

(D)	The deemed acceptances and/or elections referred to in paragraph 4(A) of this Part B of Appendix I shall not apply and the authorities conferred by that paragraph shall not be exercised, to the extent that a Previous Acceptor:

in respect of Depositary Interests, sends (or, if a CREST sponsored member, procures that his CREST sponsor sends) an ESA Instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be varied. Each ESA Instruction must, in order for it to be valid and settle, include the following details:

(i)	the number of Powerflute Shares in respect of which the changed election is made, together with their ISIN (this is FI0009015291);

(ii)	the member account ID of the Previous Acceptor, together with his or its participant ID; (c)the member account ID of the Escrow Agent included in the relevant Electronic Acceptance (this is 40343POW), together with the Escrow Agent’s participant ID (this is RA10);

(iii)	the CREST transaction ID of the Electronic Acceptance in respect of which the election is to be changed;

(iv)	the intended settlement date for the changed election;

(v)	the corporate action number for the Offer, which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and, in order that the desired change of election can be effected, must include:

(vi)	the member account ID of the Escrow Agent relevant to the new election; and

(vii)	input with a standard delivery instruction priority of 80.

Any such change of election in respect of Depositary Interests will be conditional upon Capita verifying that the request is validly made. Accordingly, Capita will, on behalf of Bidco, reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(E)	The deemed acceptance and/or election referred to in paragraph 4(A) of this Part B of Appendix I shall not apply and the authorities conferred by that paragraph shall not be exercised if, as a result thereof, the Previous Acceptor would (on such basis as Bidco may consider appropriate) thereby receive and/or retain (as appropriate) less in aggregate in consideration under the revised Offer than he would have received and/or retained (as appropriate) in aggregate as a result of acceptance of the Offer in the form in which it was previously accepted and/or elected by him or on his behalf (unless such Previous Acceptor has previously agreed in writing to receive and/or retain (as appropriate) less in aggregate consideration). The authorities conferred by paragraph 4(A) of this Part B of Appendix I shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph 4(E).

(F)	Bidco and Capita reserve the right to treat an executed Form of Acceptance or TTE Instruction in respect of the Offer (in its original or any previously revised form(s)) which is received (or dated) on or after the announcement or issue of any revised Offer as a valid acceptance of the revised Offer and/or, where applicable, a valid election for, or acceptance of, any of the alternative forms of consideration made available pursuant thereto. Such acceptances shall constitute an authority in the terms of paragraph 4(A) of this Part B of Appendix I, mutatis mutandis, on behalf of the relevant Powerflute Shareholder.

(G)	Bidco may only include new conditions into any revision of the Offer with the prior consent of the Independent Directors.

5.	Acceptances and purchases

Notwithstanding the right reserved by Bidco to treat an acceptance of the Offer as valid, except as otherwise agreed by the Independent Directors:

(A)	an acceptance of the Offer shall not be treated as valid for the purposes of the Acceptance Condition unless the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it (and the Powerflute Shares to which such acceptance relates do not fall within Note 8 on Rule 10 of the Code);

(B)	a purchase of Powerflute Shares Powerflute Options by Bidco or its nominee(s) or, in the case of a Rule 9 offer, any person acting or deemed to be acting in concert with Bidco (or such person’s nominee) will only be treated as valid for the purposes of the Acceptance Condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the Code are satisfied in respect of it (and the Powerflute Shares or Powerflute Options to which such acceptance relates do not fall within Note 8 on Rule 10 of the Code); and

(C)	before the Offer may become unconditional, Capita must have issued a certificate to Bidco which states the number of Powerflute Shares in respect of which acceptances have been received which comply with paragraph 5(A) of this Part B of Appendix I and the number of Powerflute Shares otherwise acquired, whether before or during the Disclosure Period, which comply with paragraph 5(B) of this Part B of Appendix I. Copies of that certificate will be sent to Powerflute’s financial adviser as soon as possible after it is issued.

6.	General

(A)

Except with the consent of the Independent Directors, the Offer will lapse unless all the Conditions have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by Bidco in its reasonable opinion to be or remain satisfied in each case by midnight on 16 December 2016 or by midnight (London time) on the date which is 21 days after the date on which the Offer becomes, or is declared, unconditional, whichever is the later, or such later date(s) as Bidco may, with the consent of the

Independent Directors, decide. If the Offer lapses for any reason, the Offer will cease to be capable of further acceptance and Bidco and Powerflute Shareholders and Optionholders shall cease to be bound by acceptances received on or before the date on which the Offer lapses. Bidco shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of the Conditions set out in paragraphs 2.1 to 2.7 (inclusive) in Part A of this Appendix I by a date earlier than the latest date for the fulfilment of the Condition notwithstanding that the other Conditions to the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

(B)	[Reserved.]

(C)	The Offer will extend to all Powerflute Shares unconditionally allotted or issued and fully paid on 25 November 2016 (excluding any Treasury Shares except to the extent these cease to be held as Treasury Shares before such date as Bidco may determine), and any further Powerflute Shares unconditionally allotted or issued and fully paid including pursuant to the exercise of awards under the Powerflute Share Plan, before the date on which the Offer closes as to acceptances or such earlier date as Bidco may, subject to the Implementation Agreement, decide, not being earlier than the date on which the Offer becomes unconditional as to acceptances.

(D)	Except with the consent of the Independent Directors, settlement of the consideration to which any Powerflute Shareholder or Optionholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Bidco may otherwise be, or claim to be, entitled as against such Powerflute Shareholder or Optionholder and will be effected in the manner described in this document.

(E)	Insofar as a dividend or other distribution and/or a return of capital is proposed, declared, made, paid or payable by Powerflute in respect of a Powerflute Share on or after the date of the Announcement, Bidco reserves the right to reduce the price payable under the Offer in respect of a Powerflute Share by the amount of such dividend and/or distribution and/or return of capital, except in so far as the Powerflute Share is or will be transferred pursuant to the Offer on a basis which entitles Bidco alone to receive the dividend and/or distribution and/or return of capital, but if that reduction to the price has not been effected the person to whom the Offer Price is paid in respect of that Powerflute Share will be obliged to account to Bidco for the amount of such dividend and/or distribution and/or return of capital. If Bidco exercises its right to reduce the Offer consideration by all or part of the amount of such dividend and/or distribution and/or return of capital that has not been paid, Powerflute Shareholders will be entitled to receive and retain that dividend and/or distribution and/or return of capital.

(F)	The Offer is made on 26 September 2016 and is capable of acceptance from that date. The Offer is being made solely by means of this document. Copies of this document and the Form of Acceptance are available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, for inspection on Powerflute’s website at www.powerflute.com and from Capita at the address set out in paragraph 15 of Appendix III.

(G)	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance will, in respect of Powerflute Options, also constitute part of the terms of the Offer. The provisions of this Appendix I shall be deemed to be incorporated in, and form part of, each Form of Acceptance. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

(H)	The Offer and all acceptances thereof and all elections pursuant thereto and the Form of Acceptance or Electronic Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing and the relationship between a Powerflute Shareholder, DI Holder or Optionholder and Bidco or Capita shall be governed by and construed in accordance with English law. Execution of a Form of Acceptance by or on behalf of an Optionholder or the making of an Electronic Acceptance by, or on behalf of, a Powerflute Shareholder will constitute his agreement that:

(i)	the Courts of England are (subject to paragraph 6(I)(ii) of this Part B of Appendix I) to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, the Offer and the Form of Acceptance or the Electronic Acceptance or otherwise arising in connection with the Offer and the Form of Acceptance or the Electronic Acceptance, and for such purposes that he irrevocably submits to the jurisdiction of the English Courts; and

(ii)	paragraph 6(I)(i) of this Part B of Appendix I is included for the benefit of Bidco and Capita and, accordingly, notwithstanding the exclusive agreement in paragraph 6(I)(i) of this Part B of Appendix I, Bidco and Capita shall each retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and that he irrevocably submits to the jurisdiction of the courts of any such country.

(I)	Any reference in this document and in the Form of Acceptance to 25 November 2016 shall, except in paragraph 1(A) of this Part B of Appendix I and where the context otherwise requires, be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(J)	Any omission or failure to dispatch this document, (where relevant) the Form of Acceptance, any other document relating to the Offer or any notice required to be dispatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to paragraph 7 of this Part B of Appendix I, the Offer extends to all Powerflute Shareholders or Optionholders to whom this document, (where relevant) the Form of Acceptance and any related documents may not be dispatched, or who may not receive such documents, and such persons may collect copies of those documents from Capita at the address set out in paragraph 3(A) of this Part B of Appendix I or inspect this document, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Powerflutes’s website at www.powerflute.com while the Offer remains open for acceptances.

(K)	If the Offer does not become unconditional in all respects and lapses or is withdrawn:

(i)	in respect of Powerflute Options, Form(s) of Acceptance and any share or option certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Independent Directors) within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address outside the Restricted Jurisdictions is set out in the relevant box on the Form of Acceptance or, if none is set out, to the first-named or sole holder at his registered address. No such documents will be sent to an address in any Restricted Jurisdiction; and

(ii)	in respect of Powerflute Shares held in uncertificated form, Capita will, immediately after the lapsing of the Offer (or within such longer period as the Independent Directors may permit not exceeding 14 days after the lapsing of the Offer), give TFE Instructions to Euroclear to transfer all Powerflute Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Powerflute Shareholders concerned.

(L)	All powers of attorney, appointments as agent and authorities on the terms conferred by, or referred to in, this Appendix I or (where relevant) in the Form of Acceptance are given by way of security for the performance of the obligations of the Powerflute Shareholder or Optionholder concerned and are irrevocable (in respect of powers of attorney, in accordance with section 4 of the Powers of Attorney Act 1971), except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B of Appendix I and duly and validly does so.

(M)	Without prejudice to any other provision in this Part B of Appendix I, Bidco and Capita reserve the right to treat acceptances of the Offer and/or elections pursuant thereto as valid, in whole or in part, acceptances of the Offer if not entirely in order or not accompanied by the relevant TTE Instruction or (as applicable) relevant share certificate(s) and/or other document(s) of title or if received by or on behalf of either of them at any place or places or in any manner determined by either of them otherwise than as set out herein.

(N)	All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Powerflute Shareholders (or their designated agent(s)) will be delivered by or sent to or from such Powerflute Shareholders (or their designated agent(s)) at their risk. No acknowledgement of receipt of any Form of Acceptance, Electronic Acceptance, transfer by means of CREST, communication, notice, share certificate and/or other document of title will be given by or on behalf of Bidco.

(O)	Bidco reserves the right to notify any matter (including the making of the Offer) to all or any Powerflute Shareholder(s) with registered address(es) outside the United Kingdom or whom Bidco knows to be nominees, trustees or custodians for such persons by announcement or paid advertisement in any daily newspaper published and circulated in the United Kingdom, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such Powerflute Shareholders to receive or see such notice, and all references in this document to notice in writing (other than in paragraph 3 of this Part B of Appendix I) shall be construed accordingly.

(P)	If the Offer becomes, or is declared, unconditional in all respects and Bidco receives valid acceptances in respect of Powerflute Shares and Powerflute Options which, together with the Powerflute Shares acquired, or agreed to be acquired, before or during the Offer by Bidco, represent not less than 75 per cent. of the voting rights attaching to the Powerflute Shares on a fully diluted basis, Bidco intends to procure that Powerflute will make an application for the cancellation of the admission to trading on AIM of the Powerflute Shares.

(Q)	In relation to any acceptance of the Offer in respect of Powerflute Shares which are held in uncertificated form, Bidco reserves the right to make such alterations, additions or modifications to the terms of the Offer as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the Implementation Agreement or are otherwise made with the consent of the Independent Directors.

(R)	For the purposes of this document, the time of receipt of a TTE Instruction, an ESA Instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

(S)	All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(T)	Bidco may not invoke a condition to the Offer so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to Bidco in the context of the Offer. Notwithstanding anything to the contrary contained in this document or in the Implementation Agreement, the condition contained in paragraph 1.1 of Part A is not subject to this qualification.

7.	Overseas Shareholders

(A)	The release, publication or distribution of this document in jurisdictions other than the United Kingdom may be restricted by laws and/or regulations of those jurisdictions. In addition, the availability of the Offer to persons who are resident in jurisdictions other than the United Kingdom may be restricted by the laws and/or regulations of the relevant jurisdictions in which they are located. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements in their jurisdiction. Any failure to comply with the applicable requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. In particular, copies of this document, the Form of Acceptance and any other formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Unless otherwise permitted by applicable law and regulation, the Offer may not be made, directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.

(B)	Envelopes containing a Form of Acceptance from Optionholders should not be postmarked in a Restricted Jurisdiction or otherwise dispatched from a Restricted Jurisdiction and all acceptors must provide addresses outside a Restricted Jurisdiction for the receipt or the remittance of cash or for the return of Form(s) of Acceptance.

(C)	A Powerflute Shareholder will be deemed not to have validly accepted the Offer or to have made a valid election thereunder if, in respect of uncertificated Depositary Interests, he makes a Restricted Escrow Transfer pursuant to paragraph 7(H) of this Part B of Appendix I unless he also makes a related Restricted ESA Instruction (as defined in paragraph 7(H) of this Part B of Appendix I) which is accepted by Capita. Bidco reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph (B) of Part C of this Appendix I have been truthfully given by the relevant Powerflute Shareholder, DI Holder or Optionholder and are correct and, if such investigation is made and, as a result, Bidco cannot satisfy itself that such representations and warranties are true and correct, such acceptance and any election thereunder may be rejected as invalid.

(D)

If, in connection with the making of the Offer, any person (including, without limitation, any custodian, nominee and/or trustee), notwithstanding the restrictions set out in paragraph 7(A) of this Part B of

Appendix I and whether pursuant to a contractual or legal obligation or otherwise, sends, forwards or otherwise distributes this document, the Form of Acceptance or any related documents, in, into or from a Restricted Jurisdiction or uses the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or any facility of a national securities exchange of, a Restricted Jurisdiction in connection therewith, such person should: (i) inform the recipient of such fact; (ii) explain to the recipient that such action may invalidate any purported acceptance or election by the recipient; and (iii) draw the attention of the recipient to this paragraph 7 of Part B of Appendix I.

(E)	If any written notice from a Powerflute Shareholder withdrawing his acceptance in accordance with paragraph 3 of this Part B of Appendix I is received in an envelope postmarked in, or which otherwise appears to Bidco or its agents to have been sent from, a Restricted Jurisdiction, Bidco reserves the right in its absolute discretion to treat that notice as invalid.

(F)	Any acceptance of the Offer by Powerflute Shareholders holding Powerflute Shares in uncertificated form who are unable to give the representations and warranties set out in paragraph (B) of Part C of this Appendix I is liable to be disregarded.

(G)	Bidco reserves the right, in its absolute discretion, to treat any acceptance as invalid if it believes that such acceptance may violate applicable legal or regulatory requirements.

(H)	If a DI Holder is unable to give the representations and warranties set out in paragraph (B) of Part C of this Appendix I but nevertheless can provide evidence satisfactory to Bidco that he is able to accept the Offer in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) both:

(i)	a valid TTE Instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”); and

(ii)	if relevant, one or more valid ESA Instructions (a “Restricted ESA Instruction”) which specify the form of consideration which he wishes to receive (consistent with any alternatives offered under the Offer).

Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and, if applicable, the Restricted ESA Instruction(s) settle in CREST and Bidco decides, in its absolute discretion, to exercise its right described in paragraph 7(I) of this Part B of Appendix I to waive, vary or modify the terms of the Offer relating to Overseas Shareholders, to the extent required to permit such acceptance to be made, in each case during the Disclosure Period. If Bidco accordingly decides to permit such acceptance to be made, Capita will, on behalf of Bidco, accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, Capita will, on behalf of Bidco, reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message. Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

(i)	the ISIN for the Powerflute Shares (this is FI0009015291);

(ii)	the number of Powerflute Shares in uncertificated form in respect of which the Offer is to be accepted (i.e. the number of Powerflute Shares in uncertificated form to be transferred to an escrow balance);

(iii)	the member account ID and participant ID of the accepting Powerflute Shareholder;

(iv)	the participant ID of the Escrow Agent (this is RA10) and its member account ID specific to a Restricted Escrow Transfer (this is RESTRICT);

(v)	the intended settlement date. This should be as soon as possible and, in any event, not later than 1.00 p.m. (London time) on the date falling 14 days after the Offer becomes, or is declared, unconditional in all respects;

(vi)	the corporate action number for the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST; and

(vii)	input with a standard delivery instruction priority of 80.

Each Restricted ESA Instruction must, in order for it to be valid and settle, include the following details:

(i)	the ISIN for the Powerflute Shares (this is FI0009015291);

(ii)	the number of Powerflute Shares in uncertificated form relevant to that Restricted ESA Instruction;

(iii)	the member account ID and participant ID of the accepting Powerflute Shareholder;

(iv)	the member account ID of the Escrow Agent set out in the Restricted Escrow Transfer. This is RESTRICT;

(v)	the participant ID of the Escrow Agent. This is RA10;

(vi)	if relevant, the participant ID and the member account ID of the Escrow Agent relevant to the form of consideration required;

(vii)	the CREST transaction ID of the Restricted Escrow Transfer to which the Restricted ESA Instruction relates to be inserted at the beginning of the shared note field;

(viii)	the intended settlement date. This should be as soon as possible and, in any event, not later than 1.00 p.m. (London time) on the date falling 14 days after the Offer becomes, or is declared, unconditional in all respects;

(ix)	the corporate action number of the Offer which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

(x)	input with a standard delivery instruction priority of 80; and

(xi)	the contact name and telephone number entered into the shared note field.

(I)	The provisions of this paragraph 7 and/or any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Powerflute Shareholder(s) or Optionholders on a general basis by Bidco in its absolute discretion. Subject thereto, the provisions of this paragraph 7 of Part B of Appendix I supersede any terms of the Offer inconsistent with them. References in this paragraph 7 of Part B of Appendix I to a Powerflute Shareholder, DI Holder or Optionholder shall (as appropriate) include the person or persons executing a Form of Acceptance or making an Electronic Acceptance and, in the event of more than one person executing a Form of Acceptance or making an Electronic Acceptance (as the case may be), the provisions of this paragraph shall apply to them jointly and severally.

(J)	Neither Bidco, Nordea Bank nor Capita nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer on any of the bases set out above or otherwise in connection therewith.

(K)	Notwithstanding anything to the contrary contained in this document, Bidco may make the Offer (with or without giving effect to the foregoing sub-paragraphs of this paragraph 7) in a Restricted Jurisdiction or in any other jurisdiction pursuant to an exemption under, or in accordance with, applicable law in such jurisdictions and in this connection the provisions of paragraph (B) of Part C of this Appendix I will be varied accordingly.

PART C: ELECTRONIC ACCEPTANCE

This Part C only applies to Depositary Interests, that is, held in CREST. If you do not hold your Powerflute Shares in CREST, you should ignore this Part C and instead read Part D of this Appendix I or, in the case of Powerflute Optionholders, refer to the separate Form of Acceptance to be provided by Bidco.

For the purposes of this Part C, the phrase “Powerflute Shares comprised in the acceptance” means, in respect of any Powerflute Shares held in uncertificated form, the number of Powerflute Shares that are transferred by the relevant Powerflute Shareholder to his/her escrow account by means of a TTE Instruction.

Each Powerflute Shareholder by whom, or on whose behalf, an Electronic Acceptance is made irrevocably undertakes, represents, warrants and agrees to and with Bidco and Capita (so as to bind it or him, as appropriate, his personal representatives, heirs, successors and assigns) to the following effect:

(A)	that the Electronic Acceptance shall constitute

(i)	an acceptance of the Offer in respect of the number of Powerflute Shares held in uncertificated form comprised in the acceptance on and subject to the terms and conditions set out, or referred to, in this document and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance shall be irrevocable; and

(ii)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required to enable Bidco to obtain the full benefit of the terms of this Part C and/or to perfect any authorities expressed to be given hereunder or otherwise in connection with this acceptance of the Offer;

(B)	that such Powerflute Shareholder:

(i)	has not, directly or indirectly, received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into or from a Restricted Jurisdiction, or any other jurisdiction where such actions may constitute or result in the Offer constituting a breach of any legal or regulatory requirements, and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or any facility of a national securities exchange of, a Restricted Jurisdiction;

(ii)	if an Overseas Shareholder, has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and that he has not taken, or omitted to take, any action that will or may result in Bidco or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof and that he is lawfully entitled to make such election under the laws of any jurisdiction to which he is subject;

(iii)	was outside the Restricted Jurisdictions at the time of the input and settlement of the relevant TTE Instruction(s); and

(iv)	in respect of the Powerflute Shares held in uncertificated form comprised in the acceptance, is not, and is not accepting the Offer through, an agent or a fiduciary acting on a non-discretionary basis for a principal, unless such principal is a corporation or partnership and such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside a Restricted Jurisdiction;

(C)	that, in relation to Powerflute Shares held in uncertificated form, the Electronic Acceptance constitutes, subject to the Offer becoming, or being declared, unconditional in all respects in accordance with its terms and to the accepting Powerflute Shareholder not having validly withdrawn his acceptance, the irrevocable and separate appointment of each of Bidco, its directors and agents, or any person authorised by any of them, as such Powerflute Shareholder’s attorney and/or agent (the “attorney”), and an irrevocable instruction and authorisation to the attorney (in accordance with section 4 of the Powers of Attorney Act 1971) to do all such acts and things as may, in the opinion of the attorney, be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest the Powerflute Shares referred to in paragraph (A) of this Part C of Appendix I in Bidco or its nominee(s);

(D)	that the Electronic Acceptance constitutes the irrevocable appointment of the Escrow Agent to the Offer as escrow agent with an irrevocable instruction and authority to the Escrow Agent:

(i)	subject to the Offer becoming, or being declared, unconditional in all respects in accordance with its terms and to the accepting Powerflute Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Bidco or its agents may direct) by means of CREST all or any of the Powerflute Shares held in uncertificated form comprised in the acceptance (but not exceeding the number of Powerflute Shares held in uncertificated form in respect of which the Offer is accepted, or deemed to be accepted); and

(ii)	if the Offer does not become, or is not declared, unconditional in all respects, to give instructions to Euroclear, immediately after the lapsing of the Offer (or within such longer period as the Independent Directors may permit, not exceeding 14 days after the lapsing of the Offer), to transfer all such Powerflute Shares to the original available balance of the accepting Powerflute Shareholder;

(E)	that the Electronic Acceptance constitutes, subject to the Offer becoming, or being declared, unconditional in all respects and to the accepting Powerflute Shareholder not having validly withdrawn his acceptance, separate irrevocable authorities and requests (subject to paragraph 7 of Part B of this Appendix I):

(i)	to Powerflute or its agents to procure the transfer to Bidco, or as it may direct, by means of CREST all or any of the Powerflute Shares held in uncertificated form referred to in paragraph (A) of this Part C of Appendix I pursuant to the Offer; and

(ii)	to Bidco or its agents to procure the making of a CREST payment obligation in favour of the Powerflute Shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such Powerflute Shareholder is entitled, provided that:

(a)	Bidco may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque dispatched by post; and

(b)	if the Powerflute Shareholder concerned is a CREST member whose registered address is in a Restricted Jurisdiction, any cash consideration to which such shareholder is entitled shall be paid by cheque dispatched by post, in any case at the risk of such shareholder and such cheque shall be dispatched to the first-named or sole holder at an address outside a Restricted Jurisdiction or as otherwise determined by Bidco;

(F)	that the Electronic Acceptance constitutes the irrevocable appointment of Bidco and/or its directors and agents as the relevant Powerflute Shareholder’s attorney and/or agent within the terms of paragraph 4 of Part B of this Appendix I in respect of the Powerflute Shares held in uncertificated form referred to in paragraph (A) of this Part C of Appendix I;

(G)	that, subject to the Offer becoming, or being declared, unconditional in all respects (or, in the case of voting by proxy, if the Offer would become, or be declared, unconditional in all respects or lapse immediately upon the outcome of the resolution in question or in such other circumstances as Bidco may request and the Independent Directors may permit) and pending registration:

(i)	Bidco or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Powerflute or of any class of its shareholders) attaching to any Powerflute Shares held in uncertificated form in respect of which the Offer has been accepted, or is deemed to have been accepted, and in respect of which such acceptance has not been validly withdrawn; and

(ii)	an Electronic Acceptance constitutes in respect of the Powerflute Shares held in uncertificated form comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(a)	an authority to Powerflute and/or its agents from such Powerflute Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a member of Powerflute in respect of such Powerflute Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of such Powerflute Shares into certificated form) to Bidco at its registered office;

(b)

the irrevocable appointment of Bidco or any of its directors or agents to sign on such Powerflute Shareholder’s behalf, such documents and do such things as may, in the opinion of such person, be necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such Powerflute Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to attend, and/or execute a form of proxy in respect of such Powerflute Shares appointing any person nominated by Bidco to attend general and separate class meetings of Powerflute (or any adjournment thereof) and to exercise, or refrain from exercising, the votes attaching to such Powerflute Shares on such Powerflute Shareholder’s behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding Conditions to the Offer; and

(c)	the agreement of such Powerflute Shareholder not to exercise any such rights without the consent of Bidco and the irrevocable undertaking of such Powerflute Shareholder not to appoint a proxy or representative for, or to attend, any such general meeting or separate class meeting, save that this authority will cease to be valid if the acceptance is validly withdrawn;

(H)	that he is the sole legal and beneficial owner of the Powerflute Shares held in uncertificated form in respect of which the Offer is accepted, or deemed to be accepted, or he is the legal owner of such Powerflute Shares and he has the necessary capacity and authority to effect an Electronic Acceptance;

(I)	that the Powerflute Shares held in uncertificated form in respect of which the Offer is accepted, or deemed to be accepted, are sold fully paid up and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature, and together with all rights attaching or accruing to them including, without limitation, voting rights and the right to receive and retain in full all dividends of any nature and other distributions (if any) declared, made or paid after the date of the Announcement;

(J)	that, if he accepts the Offer, he will do all such acts and things as shall, in the opinion of Bidco or Capita, be necessary or expedient to vest the Powerflute Shares referred to in paragraph (A) of this Part C of Appendix I in Bidco or its nominee(s) or such other person as Bidco may decide and all such acts and things as may be necessary or expedient to enable Capita to perform its functions as Escrow Agent for the purposes of the Offer;

(K)	that he agrees to ratify each and every act or thing which may be done or effected by Bidco or any of its directors or agents or Capita or Powerflute or its agents, as the case may be, in the proper exercise of any of its or his powers and/or authorities under this document and to indemnify each such person against any losses arising therefrom, other than losses arising from the negligence or wilful default of such person;

(L)	[reserved];

(M)	that the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements referred to in paragraph (E) of this Part C of Appendix I shall, to the extent of the obligation so created, discharge in full any obligation of Bidco to pay to him the cash consideration to which he is entitled pursuant to the Offer;

(N)	that in consideration of Bidco making any revised Offer available to him as referred to in paragraph 4 of Part B of Appendix I, the deemed acceptances, elections and authorities referred to in such paragraph 4 shall, subject to the right of withdrawal set out in paragraph 3 of Part B of Appendix I, be irrevocable;

(O)	that the making of an Electronic Acceptance constitutes his agreement to the terms of paragraph 6(I) of Part B of Appendix I;

(P)	that by virtue of the CREST Regulations, the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the relevant Powerflute Shareholder in the terms of all the powers and authorities expressed to be given by Part B of this Appendix I, this Part C of Appendix I to Bidco and Capita and any of their respective agents;

(Q)	that, if any provision of Part B of this Appendix I or this Part C of Appendix I shall be unenforceable or invalid or shall not operate so as to afford Bidco or Capita or any of their respective directors or agents the full benefit of the authority expressed to be given therein, he shall, with all practicable speed, do all such acts and things and execute all such documents that may be required to enable those persons to secure the full benefits of Part B of Appendix I and this Part C of Appendix I; and

(R)	that he is not a customer or client (as defined by the rules of the Financial Conduct Authority) of any of Barclays or Rothschild in connection with the Offer and that he does not expect any of Barclays or Rothschild to have any duties or responsibilities towards him comparable or similar to those imposed by the Financial Conduct Authority’s rules requiring best execution and suitability.

References in this Part C of Appendix I to a Powerflute Shareholder shall include references to the person or persons making an Electronic Acceptance and, in the event of more than one person making an Electronic Acceptance, the provisions of this Part C of Appendix I shall apply to them jointly and severally.

PART D: POWERFLUTE SHARES HELD IN A FINNISH BOOK-ENTRY ACCOUNTS

(A)	General

The Offer must be accepted separately for each book-entry account. A Powerflute Shareholder must have a Sterling or Euro cash account in a financial institution operating in Finland or abroad. A Powerflute Shareholder may only accept the Offer unconditionally and for every Powerflute Share on the book-entry account specified in the acceptance form on the date of the execution of the sale and purchase of the Powerflute Shares and partial acceptances of the Offer will require separate book-entry accounts.

Most Finnish book-entry account operators will send a notification of the Offer, including instructions and the relevant acceptance form to their customers who are registered as shareholders in Powerflute’s shareholders register maintained by Euroclear Finland. Powerflute Shareholders who do not receive such notification from their account operator or asset manager can contact any branch office of Nordea Bank where such holders will receive necessary information and instructions on how to give their acceptance. A Powerflute Shareholder whose shares are registered in the name of a nominee and who wishes to accept the Offer shall effect such acceptance in accordance with the nominee’s instructions.

Pledged Powerflute Shares may only be tendered with the consent of the relevant pledgee. The obtaining of such consent shall be the responsibility of the relevant shareholder in the Company. The consent by the pledgee shall be delivered in writing to the account operator.

(B)	To accept the offer

A Powerflute Shareholder who is registered as a shareholder in Powerflute’s shareholders register maintained by Euroclear Finland and who wishes to accept the Offer shall submit a properly completed and duly executed acceptance form to the account operator managing the shareholder’s book-entry account in accordance with its instructions and within the time limit set by the account operator, which may be prior to the expiry of the Disclosure Period, or, if such account operator does not accept acceptance forms (e.g. Euroclear Finland), such shareholder shall contact any branch office of Nordea Bank to give his/her acceptance to tender the shares. The acceptance form shall be submitted so that it is received no later than 1.00 p.m. (London time) on the First Closing Date, subject to and in accordance with the instructions of the relevant account operator.

The method of delivery of the acceptance form is at the Powerflute Shareholder’s option and risk, and the delivery will be deemed made only when actually received by such account operator or Nordea Bank. Bidco may also reject any partial tender of the Powerflute Shares. Bidco reserves the right to reject any acceptance given in an incorrect or incomplete manner.

By accepting the Offer, the Powerflute Shareholders authorize Nordea Bank or a party authorized by Nordea Bank or the account operator managing the Powerflute Shareholder’s book-entry account to enter a transfer restriction or a sales reservation on the Powerflute Shareholder’s book-entry account after the shareholder has delivered their acceptance of the Offer. In addition, the Powerflute Shareholders who have accepted the Offer authorize Nordea Bank or a party authorized by Nordea Bank or the account operator managing the shareholder’s book-entry account to perform the necessary entries and to take all other actions required to technically execute the Offer and to sell all the Powerflute Shares owned by such holders at the time of the execution trades under the Offer to Bidco in accordance with the terms and conditions of the Offer.

A Powerflute Shareholder that has validly accepted the Offer and that has not properly withdrawn its acceptance in accordance with the terms and conditions of the Offer may not sell or otherwise dispose of its tendered Powerflute Shares. A transfer restriction in respect of the Shares will be registered in the relevant book-entry account after a Powerflute Shareholder has submitted the acceptance form for the Offer. If the Offer is not completed or if the tender is properly withdrawn by the Powerflute Shareholder in accordance with the terms and conditions of the Offer, the transfer restriction registered on the tendered Powerflute Shares in the relevant book-entry account will be removed as soon as possible and within approximately three (3) Finnish banking days following the announcement that the Offer will not be completed or the receipt of a notice of withdrawal in accordance with the terms and conditions of the Offer.

(C)	Overseas Shareholders

The attention of Powerflute Shareholders who are citizens or residents of jurisdictions outside of Finland or the UK is drawn to paragraph 7 of Part B and paragraph (B) of Part C of Appendix I to this document.

APPENDIX II FINANCIAL INFORMATION OF POWERFLUTE

The following information referred to in this Appendix II has been incorporated into this document by reference.

Source of information	Website address	Page numbers of the document incorporated by reference
Powerflute’s annual report and accounts for the year ended 31 December 2014	http://www.powerflute.com/~/media/Files/P/Powerflute/reports-and-presentations/2014-annual-report.pdf	46-94

Powerflute’s annual report and accounts for the year ended 31 December 2015	http://www.powerflute.com/~/media/Files/P/Powerflute/reports-and-presentations/powerflute-2015-annual-report-v4.pdf	46-95

Powerflute’s unaudited interim condensed consolidated financial statements for the six months ended 30 June 2016	http://www.powerflute.com/~/media/Files/P/Powerflute/press-release/2016/interim-results-2016.pdf	13-35

The above documents are available, free of charge, in “read-only” format and can be printed from the web address set out in paragraph 14 of Appendix III to this document.

Please see paragraph 15 of Appendix III to this document for details of obtaining copies of documents incorporated by reference into this document. You will not receive a hard copy of such documents unless you so request.

APPENDIX III ADDITIONAL INFORMATION

1.	Responsibility statements

(A)	The Directors of Bidco, whose names are set out in paragraph 2(A) below, accept responsibility for (i) the information contained in this document relating to Bidco, themselves and their immediate families, related persons and trusts connected with them, and (ii) all other information contained in this document other than information for which responsibility is taken by others pursuant to paragraphs 1(B) to 1(F) inclusive of this Appendix III. To the best of the knowledge and belief of the Directors of Bidco (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(B)	The Directors of Powerflute, whose names are set out in paragraph 2(B) below, accept responsibility for the information contained in this document relating to Powerflute, themselves and their immediate families, related persons and trusts connected with them, excluding the recommendations and opinions of the Independent Directors of Powerflute relating to the Offer set out in this document. To the best of the knowledge and belief of the Directors of Powerflute (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(C)	The Independent Directors of Powerflute, whose names are set out in paragraph 2(B) below, accept responsibility for the recommendations and opinions of the Independent Directors of Powerflute relating to the Offer contained in this document. To the best of the knowledge and belief of the Independent Directors of Powerflute (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors

The Directors of Bidco and their respective functions are as follows:

Name	Position
Thomas S. Souleles	Chairman of the Board of Directors

Mark B. Tresnowski	Director

John Eric Knutsen	Director

The business address of each of the Directors of Bidco (in their capacity as Directors of Bidco) is c/o Borenius Attorneys Ltd, Eteläesplanadi 2, FI-00130 Helsinki, Finland, which is also the registered office and principal place of business of Bidco.

(A)	The Directors of Powerflute and their respective functions are as follows:

Name	Position
Dr. Dermot F. Smurfit	Chairman

Marco Casiraghi	Chief Executive Officer

David Walton	Chief Financial Officer

Christopher Knight	Senior Independent Non-Executive Director

Wolf-Dieter Baumann	Non-Executive Director

Teresa Presas	Non-Executive Director

The Independent Directors of Powerflute are Dermot F. Smurfit, Christopher Knight, Wolf-Dieter Baumann and Teresa Presas.

The business address of each of the Directors of Powerflute (in their capacity as Directors of Powerflute) is PO Box 57, FI-70101 Kuopio, Finland, which is also the registered office of Powerflute.

The company secretary of Powerflute is Mikko Heinonen, whose business address is Powerflute’s registered office.

(B)	The Designated Members of MDP and their respective functions are as follows:

Name	Position
John A. Canning Jr.	Designated Member

Paul J. Finnegan	Designated Member

Samuel M. Mencoff	Designated Member

The Designated Members of MDP have effective control of 100 per cent. of the interests in MDP. The business address of each of the Designated Members is 70 W. Madison St., Suite 4600, Chicago, IL 60602, which is also the registered office and principal place of business of MDP.

3.	Disclosure of interests and dealings in relevant securities

(A)	Definitions

For the purposes of this paragraph 3:

(i)	“acting in concert” with a person means acting, or deemed to be acting, in concert with that person for the purposes of the Offer;

(ii)	“Bidco relevant securities” means relevant securities of Bidco including securities of Bidco which carry voting rights, equity share capital of Bidco and securities of Bidco carrying conversion or subscription rights into any of the foregoing;

(iii)	“dealing” or “dealt” includes:

(a)	acquiring or disposing of relevant securities, or the right (whether conditional or absolute) to exercise, or direct the exercise of, the voting rights attaching to relevant securities, or of general control of relevant securities;

(b)	taking, granting, acquiring, disposing of, entering into, closing out, terminating, exercising (by either party) or varying an option (including a traded option contract) in respect of any relevant securities;

(c)	subscribing or agreeing to subscribe for relevant securities;

(d)	exercising or converting, whether in respect of new or existing securities, any securities carrying conversion or subscription rights;

(e)	acquiring or disposing of, entering into, closing out, exercising (by either party) any rights under, or varying, a derivative referenced, directly or indirectly, to securities;

(f)	entering into, terminating or varying the terms of any agreement to purchase or sell securities;

(g)	redeeming or purchasing, or taking or exercising an option over, any of its own relevant securities by an offeree company or an offeror; and

(h)	any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

(iv)	“derivative” includes any financial product whose value, in whole or in part, is determined, directly or indirectly, by reference to the price of an underlying security;

(v)	“disclosure date” means 23 September 2016 (being the latest practicable date prior to the publication of this document);

(vi)	“disclosure period” means the period commencing on 15 September 2015 (being the date 12 months prior to the commencement of the Disclosure Period) and ending on the disclosure date;

(vii)	a person having an “interest”, or being “interested”, in any relevant securities includes where a person:

(a)	owns relevant securities;

(b)	has the right, whether conditional or absolute, to exercise, or direct the exercise of, the voting rights attaching to relevant securities or has general control of them;

(c)	by virtue of any agreement to purchase, option or derivative, has the right or option to acquire relevant securities or call for their delivery or is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise;

(d)	is party to any derivative whose value is determined by reference to the price of relevant securities and which results, or may result, in his having a long position in them; or

(e)	has long economic exposure, whether absolute or conditional, to changes in the price of those securities (but a person who only has a short position in securities is not treated as interested in those securities);

(viii)	“Powerflute relevant securities” means relevant securities of Powerflute including Powerflute Shares and any securities convertible into or carrying rights to subscribe for Powerflute Shares;

(ix)	“Note 11 arrangement” means any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, relating to Powerflute relevant securities which may be an inducement to deal or refrain from dealing therein;

(x)	“related parties” in relation to a director, means those persons whose interests in shares the director is taken to be interested in pursuant to Part 22 of the Companies Act and related regulations;

(xi)	“relevant securities” means Bidco relevant securities and Powerflute relevant securities; and

(xii)	“short position” means any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery.

(B)	Interests in Powerflute relevant securities

As at the close of business on the disclosure date:

(i)	Bidco was not interested, directly or indirectly, in any Powerflute Shares.

(ii)	the Directors of Bidco and their respective related parties were interested, directly or indirectly, in the following Powerflute relevant securities:

Name	Number of Powerflute Shares
Thomas S. Souleles	0

Mark B. Tresnowski	0

John Eric Knutsen	0

(iii)	the Directors of Powerflute and their respective related parties were interested, directly or indirectly, in the following Powerflute relevant securities:

Name	Number of Powerflute Shares
Dr. Dermot F. Smurfit	44,252,008

Marco Casiraghi	12,612,229

David Walton	3,108,600

Christopher Knight	1,000,000

Teresa Presas	40,000

Wolf-Dieter Baumann	0

(iv)	the following awards of Powerflute relevant securities had been granted to the Directors of Powerflute:

Name	Description of award	Number of Powerflute Shares
Dr. Dermot F. Smurfit	Awards under the Powerflute Share Plan	1,671,000

Marco Casiraghi	Awards under the Powerflute Share Plan	2,136,800

David Walton	Awards under the Powerflute Share Plan	1,529,300

Christopher Knight	Awards under the Powerflute Share Plan	0

Wolf-Dieter Baumann	Awards under the Powerflute Share Plan	0

Teresa Presas	Awards under the Powerflute Share Plan	0

(v)	Powerflute held 5,700,000 Powerflute Shares in treasury.

(C)	Interests in Bidco relevant securities

Bidco is wholly owned by investment funds affiliated with MDP.

(D)	Dealings in relevant securities

(i)	Dealings in Powerflute relevant securities

During the disclosure period, the following dealings in Powerflute relevant securities by or on behalf of Bidco, or persons acting in concert with Bidco, have taken place:

Bidco

There were no dealings in Powerflute relevant securities by Bidco during the disclosure period.

Barclays

Date	Type	Transferor / Transferee	Price	No. of Powerflute Shares traded
21 October 2015	Purchase	Barclays Capital Securities Ltd	89.00	1,605
21 October 2015	Sale	Barclays Capital Securities Ltd	89.00	1,605
6 November 2015	Sale	Barclays Capital Securities Ltd	90.00	7,400
6 November 2015	Purchase	Barclays Capital Securities Ltd	90.00	7,400
16 November 2015	Sale	Barclays Capital Securities Ltd	89.00	13,721
16 November 2015	Purchase	Barclays Capital Securities Ltd	89.00	7,500
16 November 2015	Purchase	Barclays Capital Securities Ltd	89.00	6,221
27 November 2015	Purchase	Barclays Capital Securities Ltd	90.00	10,000
27 November 2015	Sale	Barclays Capital Securities Ltd	91.00	10,000
10 December 2015	Sale	Barclays Capital Securities Ltd	92.13	27,500
10 December 2015	Purchase	Barclays Capital Securities Ltd	92.13	27,500
18 December 2015	Purchase	Barclays Capital Securities Ltd	91.50	3,800
18 December 2015	Sale	Barclays Capital Securities Ltd	91.50	3,800
21 March 2016	Purchase	Barclays Capital Securities Ltd	82.14	32,780
21 March 2016	Sale	Barclays Capital Securities Ltd	82.14	32,780
22 March 2016	Purchase	Barclays Capital Securities Ltd	82.51	44,432
22 March 2016	Sale	Barclays Capital Securities Ltd	82.51	44,432
23 March 2016	Purchase	Barclays Capital Securities Ltd	82.50	38,631
23 March 2016	Sale	Barclays Capital Securities Ltd	82.50	38,631
24 March 2016	Purchase	Barclays Capital Securities Ltd	82.33	64,943
24 March 2016	Sale	Barclays Capital Securities Ltd	82.33	64,943
11 April 2016	Purchase	Barclays Capital Securities Ltd	81.00	3,528
11 April 2016	Purchase	Barclays Capital Securities Ltd	81.25	2,000
11 April 2016	Sale	Barclays Capital Securities Ltd	81.09	5,528
12 April 2016	Purchase	Barclays Capital Securities Ltd	81.00	14,634
12 April 2016	Sale	Barclays Capital Securities Ltd	81.00	14,634
13 April 2016	Purchase	Barclays Capital Securities Ltd	81.00	22,639
13 April 2016	Sale	Barclays Capital Securities Ltd	81.00	22,639
26 April 2016	Purchase	Barclays Capital Securities Ltd	79.25	79,937
26 April 2016	Sale	Barclays Capital Securities Ltd	79.25	79,937
20 May 2016	Purchase	Barclays Capital Securities Ltd	74.02	83,900
20 May 2016	Sale	Barclays Capital Securities Ltd	74.02	83,900
20 June 2016	Sale	Barclays Capital Securities Ltd	77.00	36,818
20 June 2016	Purchase	Barclays Capital Securities Ltd	77.00	36,818
23 August 2016	Sale	Barclays Capital Securities Ltd	83.71	24,000
23 August 2016	Purchase	Barclays Capital Securities Ltd	83.71	24,000
15 September 2016	Sale CFD	Barclays Bank Plc	88.86	215,807
15 September 2016	Purchase	Barclays Capital Securities Ltd	88.85	215,807

(ii)	Dealings in Bidco relevant securities

There were no dealings in Bidco relevant securities by MDP during the period commencing on 15 September 2016 (being the start of the Disclosure Period) and ending on the disclosure date.

(E)	General

Save as disclosed in this paragraph 3 of this Appendix III, as at the close of business on the disclosure date:

(i)	none of:

(a)	Bidco;

(b)	the Directors of Bidco or their respective related parties; (c)any person acting in concert with Bidco; or

(c)	any person who is party to a Note 11 arrangement with Bidco, or any person acting in concert with Bidco,

had any interest in, or right to subscribe for, any Powerflute relevant securities, or any short position in respect of Powerflute relevant securities or (save for any borrowed shares which have been on-lent or sold) had borrowed or lent any Powerflute relevant securities (including for these purposes any financial collateral arrangements of the kind referred to in Note 4 on Rule 4.6 of the Code), nor has any such person dealt in any Powerflute relevant securities during the disclosure period;

(ii)	none of:

(a)	Powerflute;

(b)	the Directors of Powerflute or their respective related parties;

(c)	any person acting (or presumed to be acting) in concert with Powerflute; or

(d)	any person with whom Powerflute or any person acting (or presumed to be acting) in concert with Powerflute has a Note 11 arrangement,

had any interest in, or a right to subscribe for, any relevant securities, engaged in any dealing in relevant securities, or had any short position in, was party to any agreement to sell, or subject to any delivery obligation in respect of, or had the right to require another person to purchase or take delivery of, any relevant securities during the period commencing on 15 September 2016 (being the start of the Disclosure Period) and ending on the disclosure date;

(iii)	neither Powerflute, nor any person acting (or presumed to be acting) in concert with Powerflute, had borrowed or lent any Powerflute relevant securities (save for any borrowed Powerflute securities which have been either on-lent or sold); and

(iv)	Powerflute had not redeemed or purchased any Powerflute relevant securities during the period commencing on 15 September 2016 (being the start of the Disclosure Period) and ending on the disclosure date.

(F)	No arrangements

Save as disclosed in this document:

(i)	neither Bidco, nor any person acting in concert with Bidco, has any Note 11 arrangement with any person; and

(ii)	neither Powerflute, nor any person acting in concert with Powerflute, has any Note 11 arrangement with any person.

4.	Irrevocable undertakings

The Smurfit Undertakings include an obligation to sell, transfer and convey to Bidco all of their respective right, title and interest in and to all of their Powerflute Shares, free and clear of all liens and other encumbrances, subject only to the condition that all of the Conditions (except for the Acceptance Condition) shall have been satisfied (or waived by Bidco):

Name of Powerflute Shareholder	Number of Powerflute Shares in respect of which undertaking is given		Percentage of Powerflute share capital (assuming exercise of all outstanding Powerflute Options and excluding treasury shares)
Dr. Dermot F. Smurfit	44,252,008	*	14.85%
Bacchantes Ltd.	36,050,213		12.10%

*:	excluding 1,671,000 outstanding Powerflute Options held by Dr. Dermot F. Smurfit under the Powerflute Share Plan, which he has also committed to sell to Bidco.

The following irrevocable undertakings given by Powerflute Directors (the “Insider Undertakings”) include undertakings to accept the Offer:

Name of Powerflute Shareholder	Number of Powerflute Shares in respect of which undertaking is given		Percentage of Powerflute share capital (assuming exercise of all outstanding Powerflute Options and excluding treasury shares)
Marco Casiraghi	12,612,229	**	4.23%
David Walton	3,108,600	***	1.04%
Christopher Knight	1,000,000		0.34%
Teresa Presas	40,000		0.01%

**:	excluding 2,136,800 outstanding Powerflute Options held by Marco Casiraghi under the Powerflute Share Plan, which he has also committed to Bidco.
***:	excluding 1,529,300 outstanding Powerflute Options held by David Walton under the Powerflute Share Plan, which he has also committed to Bidco.

The Smurfit Undertakings and the Insider Undertakings will only cease to be binding if:

(a)	this document is not posted to shareholders of the Company within 28 days (or such longer period as may be consented to by the Independent Directors) after the publication of the Announcement;

(b)	the Offer lapses or is withdrawn and, for the avoidance of doubt, no new, revised or replacement Offer has been announced, in accordance with the Implementation Agreement, in its place; or

(c)	if the Offer has not become or been declared wholly unconditional on or before 31 December 2016.

The following irrevocable undertaking (the “Institutional Undertaking”) to accept the Offer:

Name of Entities	Number of Powerflute Shares in respect of which undertaking is given	Percentage of Powerflute share capital
Henderson Global Investors Limited and Alphagen Capital Limited in their capacities as discretionary investment managers	49,634,357	16.70%

The Institutional Undertaking will only cease to be binding if:

(a)	this document is not posted to shareholders of the Company within 28 days (or such longer period as may be consented to by the Independent Directors) after the publication of the Announcement;

(b)	the Offer lapses or is withdrawn and, for the avoidance of doubt, no new, revised or replacement Offer has been announced, in accordance with the Implementation Agreement, in its place;

(c)	if the Offer has not become or been declared wholly unconditional on or before 31 December 2016; or

(d)	(x) on or before the date which is 21 days after this document is posted to shareholders of the Company, any person other than Bidco and any person acting in concert with Bidco announcing a firm intention to make an offer to acquire all of the Powerflute Shares (a “Takeover Bid”); and (y) the value of the consideration pursuant to the terms of the Takeover Bid (as at the date on which such person announces its firm intention to make the Takeover Bid) exceeding the value of the Offer by 10% or more per Powerflute Share.

5.	Market quotations

The following table shows the Closing Prices of Powerflute Shares on: (i) the first Business Day in each of the twelve months immediately before the date of this document; (ii) 14 September 2016 (being the last dealing day prior to the commencement of the Disclosure Period); and (iii) 23 September 2016 (being the latest practicable date prior to the publication of this document):

Date	Closing Price per share (pence)
23 September 2016	88.875
14 September 2016	73.75
1 September 2016	77.38
1 August 2016	68.63
1 July 2016	69.25
1 June 2016	73.50
2 May 2016	76.50
1 April 2016	81.50
1 March 2016	84.00
1 February 2016	83.50
4 January 2016	90.25
1 December 2015	91.50
2 November 2015	95.00
1 October 2015	91.50

6.	Material contracts

6.1	Material contracts of Bidco

The following contracts, not being contracts entered into in the ordinary course of business, which are or may be material, have been entered into by Bidco since 15 September 2014, being the period beginning two years prior to the commencement of the Disclosure Period:

Implementation Agreement

On 14 September 2016, Bidco, Powerflute and, for the limited purpose specified therein, the MDP Funds entered into an implementation agreement (the “Implementation Agreement”). Under this agreement the parties have agreed, on the terms and subject to the conditions contained therein to conduct themselves and the Offer as if the Offer were subject to certain requirements of the Code, notwithstanding that as a matter of law the Code does not apply to the Offer. The Implementation Agreement does not prevent the parties from agreeing to amend the Implementation Agreement with respect to the Offer. The Implementation Agreement also contains certain undertakings, assurances and confirmations among the parties, including with respect to the co-operation of the parties relating to the implementation of the Offer. Pursuant to the Implementation Agreement, the parties have agreed to appoint a committee comprised of representatives appointed by each of Bidco and Powerflute, which will be responsible for determining how the Code would be interpreted and applied in relation to the Offer or the parties (a “Code Committee Matter”). The Implementation Agreement also provides for referral of any matter relating to the interpretation and application of any Code Committee Matter to a Code Expert (as defined in the Implementation Agreement), whose rulings (absent fraud or manifest error) are final and binding on the parties. Pursuant to the Implementation Agreement Bidco and Powerflute agree to co-operate and assist each other in obtaining the clearances required to satisfy the Conditions and the Implementation Agreement also sets out their agreement as to the treatment, in relation to the Offer, of participants in the Powerflute Share Plan. The Implementation Agreement terminates automatically (save in respect of certain surviving provisions) in certain circumstances including (a) upon agreement in writing between the parties thereto; (b) if the Offer lapses (or is withdrawn) in accordance with its terms (unless where such lapse or withdrawal is otherwise to be followed soon after by an announcement of a firm intention to make an offer made by Bidco or a person acting in concert with Bidco to implement the Offer by a different offer on substantially the same or improved terms); (c) if the Independent Directors withdraw or adversely modify or qualify their recommendation and thereafter Bidco gives written notice to Powerflute to terminate the Implementation Agreement or Powerflute gives written notice to Bidco to terminate the Implementation Agreement; or (d) if an independent competing transaction approved by the Board becomes or is declared unconditional in all respects or is completed.

Smurfit Undertakings

On 14 September 2016, Bidco and the Smurfit Parties entered into deeds of irrevocable undertaking (the “Smurfit Undertakings”) pursuant to which Bidco has agreed in private transactions to acquire the Smurfit Parties’ entire beneficial holdings in Powerflute amounting to, in aggregate, 81,973,221 Powerflute Shares (inclusive of Powerflute Shares underlying Powerflute Options), representing approximately 27.5 per cent. of the entire issued share capital of Powerflute (assuming exercise of all outstanding Powerflute Options and excluding treasury shares), for 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option and otherwise on the terms and conditions set out in each of the Smurfit Undertakings.

Subject only to the condition that, upon consummation of the purchase of the Smurfit Parties’ entire beneficial holdings in Powerflute by Bidco pursuant to the Smurfit Undertakings, all of the Conditions (except for the Acceptance Condition) shall have been satisfied (or waived by Bidco), completion of the Smurfit Undertakings and the transfer and conveyance of the Smurfit Parties’ entire beneficial holdings in Powerflute to Bidco, free and clear of all liens and other encumbrance, will take place automatically (without any further action required on the part of any Smurfit Party or Bidco or any other person or entity) upon (a) the Smurfit Parties’ receipt of written notice from Bidco that all of the Conditions (except for the Acceptance Condition) have been satisfied (or waived by Bidco) and that the Acceptance Condition will become satisfied (or will be waived by Bidco) upon consummation of the purchase of the Smurfit Parties’ entire beneficial holdings in Powerflute by Bidco pursuant to the Smurfit Undertakings, and (b) Bidco’s delivery of payment to the Smurfit Parties in the amount of 80 pence in cash for each Powerflute Share and 80 pence in cash less the applicable subscription price for each Powerflute Option.

Confidentiality Agreement

On 28 October 2015, MDP entered into a confidentiality agreement with Powerflute in a customary form in relation to MDP’s previous approach, which was announced on the market 21 December 2015, pursuant to which, among other things, MDP undertook, subject to certain exceptions:

•	to keep confidential information relating to Powerflute and not disclose it to third parties (other than those specifically permitted within the agreement) for a period of two years from the date of the agreement; and

•	not to acquire any interest in the securities of Powerflute for a period of 18 months from the date of the agreement.

Equity Financing

On 14 September 2016, Bidco entered into an equity commitment letter with the MDP Funds pursuant to which the MDP Funds have committed to provide equity financing to Bidco on the terms and subject to the conditions set out in the Equity Commitment Letter. The purpose of the Equity Commitment Letter is to provide Bidco with a source of funds to finance (in part) the consideration payable under the Offer and to pay certain fees, costs and other expenses in connection with the Offer.

The MDP Funds will satisfy their obligations under the Equity Commitment Letter from existing capital commitments.

Credit Facilities

In order to partially fund the consideration payable under the Offer, Bidco has entered into the Interim Facility pursuant to an Interim Facility Agreement which provides for borrowings of up to €240.0 million under an interim first lien term facility (the “Interim First Lien Term Facility”), €35.0 million under an interim second lien term facility (the “Interim Second Lien Term Facility”) and €40.0 million under an interim revolving facility (the “Interim Revolving Facility”). The interim term facilities are available to Bidco, subject to the terms and conditions set out in the Interim Facility Agreement, from the date of the announcement of the Offer until the earlier of (i) the date on which Bidco acquires more than 90% of the Powerflute Shares (or, if later, the date on which settlement in respect of the purchase of such Powerflute Shares occurs in accordance with the terms applicable to the Offer, provided that such date may not be more than 14 days after the date on which Bidco acquires more than 90% of the Powerflute Shares), (ii) 11.59 p.m. on 31 December 2016 (as such time and date may be extended from time to time with the consent of the Mandated Lead Arranger (under and as defined in the Interim Facility Agreement) (acting reasonably) if, at such time, the Powerflute Shares held by Powerflute Shareholders who do not accept the Offer prevent Bidco from proceeding with any step or transaction arising as a result or part of the implementation or completion of the procedures contained in Chapter 18 of the Finnish Companies Act (624/2006, as amended) or (iii) the date on which the Offer has been validly withdrawn or rejected (such period, the “Certain Funds Period”). Undrawn commitments under the interim revolving facility will be automatically canceled on close of business in London on the earlier of (i) the date that is one week prior to 120 days after the first draw down on either interim term facility, and (ii) the last day of the Certain Funds Period if Bidco has not closed the Offer prior to such date.

The proceeds of the Interim First Lien Term Facility and the Interim Second Lien Term Facility may be used by Bidco to pay a portion of the cash consideration for the Offer, to refinance existing debt of Powerflute and its subsidiaries and to pay certain fees and expenses in connection with the Offer. The proceeds of the Interim Revolving Facility may be used by Bidco to provide for working capital and otherwise applied for the general corporate purposes of the Group. Lenders will not have the right to cancel or terminate the Interim Facility Agreement during the Certain Funds Period, other than in certain limited circumstances consistent with the Interim First Lien Term Facility, the Interim Second Lien Term Facility and the Interim Revolving Facility being provided on a customary certain funds basis.

Bidco will pay interest under the interim first lien term facility, second lien term facility and interim revolving facility at a rate per annum equal to (i) 4.75 per cent., 8.00 per cent. and 4.00 per cent. respectively, plus (ii) EURIBOR for such borrowing denominated in euros and LIBOR for such borrowings denominated in any other currency, provided that the Interim First Lien Term Facility and the Interim Revolving Facility will benefit from a 0 per cent. floating interest rate floor and the Interim Second Lien term Facility will benefit from a 1.00 per cent. floating interest rate floor. The Interim Facility will be secured by all or substantially all of the assets of Bidco. Availability of borrowings under the Interim Facility is conditioned upon, among other things, the Offer being declared unconditional in all respects. In addition, if certain representations and warranties are incorrect when made or repeated on the date on which Bidco requests an advance under the Interim Facility, the lenders thereunder will not be required to make any such advances.

The Interim Facility Agreement is expected to be replaced prior to the completion of the Offer with senior secured credit facilities that will provide for borrowings in the same amount as those made available under the Interim Facility Agreement by Bidco, consisting of first (the “Final First Lien Term Facility”) and second (the “Final Second Lien Term Facility”) lien term facilities and a revolving credit facility (the “Final Revolving Facility” and, collectively with the Final First Lien Term Facility and the Final Second Lien Term Facility, the “Final Credit Facilities”). The term facilities may be used to finance the Offer, including limited fees and expenses incurred in connection therewith, and to refinance existing debt of Powerflute and its subsidiaries. The revolving facility may be drawn to fund Powerflute and its subsidiaries’ working capital following the offer, including refinancing any of Powerflute’s and its subsidiaries’ working capital debt, and for other general corporate purposes.

The Final Revolving Facility, the Final First Lien Term Facility and the Final Second Lien Term Facility will mature in 6, 7 and 8 years, respectively, after the first utilisation of the Final First lien Term Facility and the Final Second Lien Term Facility. The Final Credit Facilities will be secured by all or substantially all of the assets and undertakings of Bidco and Bidco’s parent entity, Nordic Packaging and Container (UK) Intermediate Holdings Limited, and (following the completion of the Offer) Powerflute and its subsidiaries (subject to certain exceptions).

The availability of the Final Credit Facilities is subject to various customary representations and warranties, financial covenants, events of default and a change of control provision. The availability of the Final Credit Facilities is also conditioned upon various conditions, including the Offer being declared unconditional in all respects. In addition, if certain representations and warranties are incorrect when made or repeated on the date on which Bidco requests an advance under the Final Credit Facilities, the lenders thereunder will not be required to make any such advances.

Bidco intends to repay the indebtedness incurred under the Final Credit Facilities in connection with the Offer through cash flow from operations. Except as described herein, there are no specific plans or arrangements to refinance or repay this indebtedness.

Final documents relating to the Final Credit Facilities are still being negotiated among the parties and, once finalised and effective, will be made available at Powerflute’s website at www.powerflute.com.

6.2	Material contracts of Powerflute

In addition to the Implementation Agreement and the Confidentiality Agreement referred to in paragraph 6.1, the following contracts, not being contracts entered into in the ordinary course of business, which is or may be material, have been entered into by Powerflute Group during the period beginning two years prior to the commencement of the Disclosure Period:

Corenso SPA

Pursuant to a share purchase agreement (the “Corenso SPA”) dated 30 September 2014 between Powerflute and Stora Enso Oyj (“Stora Enso”), Powerflute acquired Corenso (as defined below) from Stora Enso by way of a reverse takeover under the AIM Rules, including the shares and assets of Corenso UnitedOy Ltd, Corenso United (Deutschland) GmbH & Co KG, Corenso Edam B.V., Corenso France SAS, Corenso (UK) Ltd., Corenso Poland sp. z o.o., Corenso North America Corp., Corenso Svenska AB and their respective subsidiaries and affiliated companies (collectively, “Corenso”). The price payable by Powerflute for Corenso at closing of the transaction was €102.3 million. The acquisition closed on 1 December 2014.

The Corenso SPA contained warranties from Stora Enso in relation to Corenso, its business, assets and liabilities, and certain indemnities from Stora Enso in relation to Corenso. Stora Enso has also agreed to a three-year non-compete obligation with respect to Corenso’s business activities as at 1 December 2014, subject to certain exceptions, and Stora Enso and Powerflute have agreed to a mutual two-year non-solicitation obligation in respect of certain key employees.

Introduction agreement

Pursuant to an agreement dated 30 September 2014 between Powerflute and Numis (the “Introduction Agreement”), Powerflute appointed Numis as its agent for the purposes of its re-admission to AIM. In consideration for the performance of its obligations under the agreement Introduction Agreement, Powerflute paid Numis a corporate finance fee of £400,000 and a discretionary fee of £50,000 (exclusive of VAT). Under the Introduction Agreement, Powerflute gave certain undertakings warranties and indemnities to Numis that are customary for agreements of this nature. The re-admission of the shares of the enlarged Powerflute group took place on 1 December 2014.

7.	Service contracts and letters of appointment of the Directors of Powerflute

7.1	Executive Directors

Details of the service agreements currently in place between Powerflute and the executive Directors are set out below:

Executive Directors	Date of contract	Notice period
Marco Casiraghi	16 November 2009	12 months
David Walton	17 December 2008	12 months

(A)	Service contract: Marco Casiraghi

Powerflute entered into a service agreement with Marco Casiraghi on 16 November 2009, pursuant to which Marco Casiraghi was appointed as the Chief Executive Officer of Powerflute, the key terms of which are as follows:

•	The agreement continues until terminated on 12 month’s written notice by either party and provides for payment of an annual base salary of €366,200 for the performance of executive duties as the Chief Executive Officer of Powerflute, a car allowance and a cash payment in lieu of pension entitlement. Mr Casiraghi is also eligible to receive a performance related bonus at the discretion of the remuneration committee and to participate in equity-based incentive schemes offered by Powerflute. The performance bonus awarded to him for the year ended 31 December 2015 was €533,000.

•	Mr Casiraghi receives a fee of €60,000 for his services as a Director.

(B)	Service contract: David Walton

Powerflute entered into a service agreement with David Walton on 17 December 2008, pursuant to which David Walton was appointed as the Chief Financial Officer of the Company, the key terms of which are as follows:

•	The service agreement of Mr Walton continues until terminated on twelve month’s written notice by either party and provides for payment of an annual base salary of £199,300 for the performance of executive duties as the Chief Financial Officer of Powerflute, a car allowance, a cash payment in lieu of pension entitlement, accommodation benefit and certain other employment related benefits. Mr Walton is also eligible to receive a performance related bonus at the discretion of the remuneration committee and to participate in equity-based incentive schemes offered by Powerflute. The performance bonus awarded to him for the year ended 31 December 2015 was £305,000.

•	Mr Walton receives a fee of €60,000 for his services as a Director.

7.2	Chairman

Chairman	Date of contract	Notice period
Dr. Dermot F. Smurfit	3 May 2007	12 months

Dr. Dermot F. Smurfit has acted as the Chairman of Powerflute and in an executive capacity since its establishment. The key terms of his contract are as follows:

The agreement continues until terminated on twelve months’ written notice by either party. Under this agreement, Dr. Smurfit receives total remuneration of €280,000, including an amount of €100,000 for his services as a Director and as Chairman (subject at all times to agreement of the Shareholders at the Annual General Meeting) and an amount of €180,000 for the performance of executive duties for Powerflute. He is also eligible to receive a performance bonus at the discretion of the remuneration committee.

7.3	Non-Executive Directors

(A)	The Non-Executive Directors do not have service contracts, but instead each has a letter of appointment setting out the terms and conditions of appointment. Details of the appointment agreements currently in place between Powerflute and the Non-Executive Directors are set out below.

Non-Executive Director	Date of contract	Notice period
Christopher Knight	11 April 2007	None

Wolf-Dieter Baumann	29 May 2015	None

Teresa Presas	29 April 2014	None

(B)	Non-Executive Director’s appointment: Christopher Knight

Powerflute entered into a letter of appointment with Christopher Knight on 11 April 2007, the key terms of which are as follows:

The appointment may be terminated immediately by Powerflute at a General Meeting or by the Director. Further to the Resolution passed at the Annual General Meeting held on 26 May 2016, Mr Knight currently receives a fee of €60,000 per annum for his services as a Director and €15,000 per annum for chairing the audit committee and an additional compensation €5,000 for serving as the Senior Independent Director.

(C)	Non-Executive Director’s appointment: Wolf-Dieter Baumann

Powerflute entered into a letter of appointment with Wolf-Dieter Baumann on 29 May 2015, the key terms of which are as follows:

The appointment may be terminated immediately by Powerflute at a General Meeting or by the Director. Further to the Resolution passed at the Annual General Meeting held on 26 May 2016, Mr Baumann receives a fee of €60,000 per annum for his services as a Director and €10,000 per annum for chairing the remuneration committee.

(D)	Non-Executive Director’s appointment: Teresa Presas

Powerflute entered into a letter of appointment with Teresa Presas on 29 April 2014, the key terms of which are as follows:

The appointment may be terminated immediately by Powerflute at a General Meeting or by the Director. Further to the Resolution passed at the Annual General Meeting held on 26 May 2016, Mrs Presas receives a fee of €60,000 per annum for her services as a Director and €10,000 per annum for chairing the nomination committee.

In recognition of the consultative advice and services provided by the Non-Executive Directors in relation to the Offer, Powerflute has agreed to pay each of Christopher Knight, Wolf-Dieter Bauman and Teresa Presas an additional €25,000, such sums to be paid irrespective of whether the Offer becomes, or is declared, wholly unconditional.

Save as disclosed, there are no service contracts between any of the Directors or proposed directors of Powerflute and any member of the Powerflute Group as at the date of this document. None of the service contracts or letters of appointment described in this paragraph 7 were entered into during the six months preceding the date of this document. Further, there have been no amendments to any of the service contracts or letters appointments referred to above in within six months of the date of this document.

8.	Material change of Bidco

So far as the Directors of Bidco are aware, there has been no significant change in the financial or trading position of Bidco which has occurred since 2 September 2016 (being the date of its incorporation).

9.	Bases of calculations and sources of information

In this document:

1.	Unless otherwise stated, financial information relating to the Powerflute Group has been extracted or derived (without any adjustment) from the audited annual report and accounts of Powerflute for the year ended 31 December 2015 or from the unaudited interim condensed consolidated financial statements for the Powerflute Group as of and for the six month period ended 30 June 2016.

2.	References to the existing issued share capital of Powerflute are to the 290,650,374 Powerflute Shares in issue outside of treasury, (and, for the avoidance of doubt, excludes the 5,700,000 Powerflute Shares held in treasury) as at 14 September 2016. The International Securities Identification Number for Powerflute Shares is FI0009015291.

3.	The value of the Offer is calculated on the basis of the fully diluted number of Powerflute Shares, being 297,987,474.

4.	The £260 million consideration payable for the entire issued and to be issued share capital of Powerflute includes the amount attributable to the Powerflute Shares that Bidco has contracted to acquire from the Smurfit Parties pursuant to the Smurfit Undertakings for 80 pence per Powerflute Share.

5.	Unless otherwise stated, all Closing Prices have been derived from Bloomberg.

6.	The subscription price for each outstanding Powerflute Option is denominated in Euro and the Offer Price for each outstanding Powerflute Option validly tendered (and not validly withdrawn) in accordance with the terms and conditions of the Offer will be payable in Sterling. For purposes of calculating the amount payable in respect of Powerflute Options validly tendered (and not validly withdrawn), the Euro denominated subscription price will be converted to the equivalent amount of Sterling as near to the payment date in respect of such Powerflute Options as reasonably practicable based on the Sterling spot rate against the Euro exchange rate on the nearest practicable day to such payment date.

10.	Financing arrangements and cash confirmation

10.1	Financing

(A)	The maximum amount of cash consideration payable under the Offer on its current terms is approximately £260 million, including the amount attributable to the Powerflute Shares that Bidco has contracted to acquire from the Smurfit Parties pursuant to the Smurfit Undertakings for 80 pence per Powerflute Share.

(B)	The cash consideration payable to Powerflute Shareholders and Optionholders pursuant to the Offer will be partially funded by Bidco using either (i) an interim term facility provided by Barclays PLC pursuant to the Interim Facilities Agreement; or (ii) if it is entered into before the date that Bidco is required to pay consideration under the Offer, a term facility provided by Barclays PLC pursuant to a facilities agreement (Credit Facilities (paragraph 6) of Appendix III). The balance of the cash consideration payable under the Offer will be funded through equity contributions made by investment funds affiliated with MDP to Bidco.

10.2	Bidco’s fees and expenses

Bidco estimates that it will incur total aggregate fees and expenses (including fees and expenses incurred by affiliates of Bidco) in connection with the Offer of approximately £15.2 million, exclusive of VAT and any stamp duty which may be payable, as follows:

Item	Aggregate sum of fees and expenses expected to be incurred (exclusive of VAT)
Financing arrangements	£10,259,000
Financial and corporate broking advice	£500,000
Legal advice	£3,636,000
Accounting advice	£579,000
Other professional services	£193,000

10.3	Powerflute’s fees and expenses

Powerflute estimates that it will incur total aggregate fees and expenses in connection with the Offer of approximately €4,100,000 (exclusive of VAT), as follows:

Item	Aggregate sum of fees and expenses expected to be incurred (exclusive of VAT)
Financial and corporate broking advice	€3,350,000
Legal advice	€675,000
Other professional services	€75,000

10.4	Cash confirmation

Barclays, financial adviser to Bidco, is satisfied that sufficient cash resources are available to Bidco to satisfy in full the cash consideration payable to Powerflute Shareholders and Optionholders pursuant to the Offer and to the Smurfit Parties pursuant to the Smurfit Undertakings.

The statement made by Barclays in the paragraph above is given solely with regard to market practices followed when providing a cash confirmation for transactions governed by the Code and without regard to the applicable laws, rules and regulations of any other jurisdiction.

11.	Persons acting in concert

In addition to the Directors of Bidco, the persons who are acting in concert with Bidco are:

Name	Registered office/Address	Relationship with Bidco
Barclays	5 The North Colonnade Canary Wharf, E14 4BB	Financial adviser in connection with the Offer

MDP	70 West Madison St. Suite 4600 Chicago, IL 60602	Person acting in concert with Bidco

In addition to the Directors of Powerflute, the persons who are acting in concert with Powerflute are:

Name	Registered office/Address	Relationship with Powerflute
NM Rothschild & Sons Limited	New Court, St Swithin’s Lane, London EC4N 8AL	Financial adviser in connection with the Offer

Numis Securities Limited	The London Stock Exchange Building, 10 Paternoster Square, London EC4M 7LT	Nominated adviser and corporate broker to Powerflute

12.	Ratings information

(A)	There are no current ratings or outlooks publicly accorded to Powerflute or to any other members of the Powerflute Group by rating agencies.

(B)	There are no current ratings or outlooks publicly accorded to Bidco by ratings agencies.

(C)	There are no current ratings or outlooks publicly accorded to MDP by ratings agencies.

13.	General

(A)	Save as disclosed in this document, Bidco is not party to any agreement or arrangement which relates to the circumstances in which it may or may not invoke or seek to invoke any of the Conditions.

(B)	Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Bidco or any person acting in concert with Bidco, for the purposes of the Offer, and any of the Directors or recent Directors, shareholders or recent shareholders of Powerflute or any person interested, or recently interested, in Powerflute Shares having any connection with, or dependence upon, the Offer.

(C)	Save as disclosed in this document, there is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Powerflute Shares to be acquired by Bidco pursuant to the Offer will be transferred to any person, save that Bidco reserves the right to transfer any such Powerflute Shares to any member of the Bidco Group or to a nominee.

(D)	Barclays has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

(E)	Rothschild has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

14.	Documents available for inspection

Copies of the following documents will be published on Powerflute’s website (www.powerflute.com), whilst the Offer remains open for acceptance:

(A)	the irrevocable undertakings referred to in paragraph 4 of this Appendix III procured by Bidco;

(B)	the Equity Commitment Letter, Implementation Agreement, Confidentiality Agreement, Interim Facility and Smurfit Undertakings;

(C)	the articles of association of Bidco and the articles of association of Powerflute;

(D)	Powerflute’s annual report and accounts for the year ended 31 December 2014;

(E)	Powerflute’s annual report and accounts for the year ended 31 December 2015;

(F)	Powerflute’s unaudited interim condensed consolidated financial statements for the six month period ended 30 June 2016;

(G)	the written consents referred to in paragraph 13 of this Appendix III; and

(H)	this document and the Form of Acceptance for Powerflute Options.

15.	Documents incorporated by reference and hard copies of documents

Appendix II incorporates financial information on the Powerflute Group by reference to Powerflute’s audited annual report and accounts for the financial year ended 31 December 2014, its audited annual report and accounts for the financial year ended 31 December 2015 and its unaudited interim condensed consolidated financial statements as at and for the six month period ended 30 June 2016. These documents are available for inspection on the following website: www.powerflute.com.

Powerflute Shareholders holding Depositary Interests issued by Capita may request a hard copy of this document by contacting Capita on 0371 664 0321 if calling from within the United Kingdom or +44 (0) 371 664 0321 if calling from outside the United Kingdom, or by submitting a request in writing to Capita Asset Services, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Powerflute Shareholders holding their shares in a Finnish book-entry account may request a hard copy of this document by contacting Nordea Bank Finland Plc on +358 200 3000, or by submitting a request in writing to Nordea Bank Finland Plc, Investor Solutions & Services, Aleksis Kiven katu 3-5, VC215, 00020 NORDEA. Lines are open 9.00 a.m. to 5.30 p.m. Monday to Friday. You may also request that all future documents, announcements and information to be sent to you in relation to the Offer should be in hard copy form.

16.	Date of dispatch and publication

This document was dispatched and published on 26 September 2016.

APPENDIX IV

TAXATION

Material Finnish Income Tax Consequences

The following summary, which is intended as a general guide only to certain Finnish tax considerations, is based on current Finnish legislation and Finnish Tax Administration’s published practice which may change, possibly with retrospective effect. The following summary is not exhaustive and it summarises only certain limited aspects of the Finnish taxation treatment of acceptance of the Offer. The summary relates only to the position of Powerflute Shareholders who are resident in Finland for taxation purposes at all relevant times and who hold their Powerflute Shares beneficially as an investment. The summary does not cover tax consequences related to Powerflute Shareholders and Powerflute Optionholders under special provisions, including but not limited to, for instance, income tax-exempt entities, sole proprietorships, partnerships and limited partnerships. Neither does the summary cover (i) the tax consequences of Powerflute Shareholders or Powerflute Optionholders subject to tax in Finland based on the applicability of Finnish CFC regulation or (ii) the Finnish inheritance or gift taxation implications. This summary is not intended to be, and should not be construed to be, legal or taxation advice to any Powerflute Shareholder or Powerflute Optionholder.

Any Powerflute Shareholder who is in any doubt as to his taxation position or who may be subject to taxation in any jurisdiction other than Finland should consult an appropriately qualified independent professional adviser immediately.

The following summary is based on the:

(i)	Income Tax Act (1535/1992 as amended);

(ii)	Business Income Tax Act (360/1968 as amended); and

(iii)	Transfer Tax Act (931/1996 as amended).

In addition, relevant Finnish case law as well as decisions and statements made by the Finnish tax authorities in effect and available as of the date hereof have been taken into account.

General

Residents and non-residents persons in Finland are treated differently in taxation. Tax residents in Finland are obliged to pay tax for their worldwide income. Non-residents are obliged to pay tax only for their Finnish-source income. Additionally, non-residents in Finland are obliged to pay tax on the income from a permanent establishment located in Finland. The double tax treaties entered into by Finland may prevent the application of Finnish domestic legislation and prevent or limit taxation of income received from Finland by a non-resident.

An individual is deemed resident in Finland for tax purposes when such an individual stays in Finland for a continuous period exceeding six (6) months with only short and temporary absences or has his main abode and home in Finland. A Finnish citizen who has moved abroad is deemed resident until three (3) years have elapsed from the end of the year during which he or she left the country, unless he or she proves that no more substantial ties to Finland exist on his part during the tax year concerned. The earned income, including salary, of a Finnish tax resident individual is taxed at a progressive rate. Capital income is currently taxed at 30 percent rate. However, if the total amount of capital income accrued during a calendar year exceeds EUR 30,000, the excess is taxed at a rate of 34 percent. Corporate entities established under the Finnish legislation are generally liable to tax in Finland and therefore liable to tax in Finland on their worldwide income. The corporate income tax rate is currently 20 percent.

Taxation of the profits accrued on the sale of the Powerflute Shares and Powerflute Options

Taxation of Finnish Resident Individuals

The capital gain accrued on the sale of Powerflute Shares and Powerflute Options is taxed as capital income of Finnish tax resident individuals. However, please note the rules regarding employment based option arrangements provided in the section 66.3 of the Income Tax Act explained below, which affect the taxation of the received benefit to be generally taxed as earned income.

According to the rules in force since the beginning of 2016, capital loss generated from the sale of the Powerflute Shares and Powerflute Options is tax deductible from all capital income. This applies to capital losses arising during or after the year 2016. Those capital losses which are accrued prior to 2016 are deductible only from capital gains and not from all capital income. Capital losses may be deducted during the same tax year and during the five (5) following tax years. Capital losses are not taken into account when confirming the amount of tax credit for capital loss.

Notwithstanding the above, capital gains arising from the sale of assets are exempt from tax provided that the proceeds of all assets sold by the resident individual during the calendar year do not, in the aggregate, exceed EUR 1,000 (not including proceeds from a sale of assets that is tax-exempt pursuant to Finnish tax laws). Correspondingly, capital losses are not tax deductible if (i) the acquisition cost of all assets sold during the calendar year does not, in the aggregate, exceed EUR 1,000 and (ii) the proceeds of all assets sold by the resident individual during the calendar year do not, in the aggregate, exceed EUR 1,000.

Capital gains or losses are calculated by deducting the aggregate of the acquisition cost and the expenses related to acquiring the gain or loss from the sales proceeds. Alternatively, instead of applying the actual acquisition cost, individuals can apply a “presumed acquisition cost,” in which case no additional actual expenses can be deducted. The presumed acquisition cost is 20% (and if the Shares have been owned for a period of at least ten years, 40%) of the sales price.

If the sale of the Powerflute Shares and Powerflute Options relates to the seller’s business, the income received from the sale shall be divided so as to be taxed partially as earned income at the progressive rate and partially as capital income at 30 to 34 percent tax rate. Gains and losses accrued in business are calculated as described below in connection with “Taxation of Finnish Corporations”.

The abovementioned rules regarding the taxation of capital gains and losses are not applicable to instruments which are regarded as employment based option rights under the section 66.3 of the Income Tax Act. For instance, such instruments can be option rights received on the basis of an incentive program where the option right has not yet been used to subscribe for shares. According to the rules on taxation of employment based option rights, the disposal of the option right is considered as an exercise of the option and the benefit received from the disposal is taxed as earned income of the employee at the progressive rate. If the employee has already subscribed for shares according to the terms and conditions of the incentive program, the disposal of said shares is taxed as capital gain or loss as described above.

Taxation of Finnish Corporations

Finnish corporations are liable to tax on their worldwide income. The taxable income of a Finnish corporation is defined separately for business activities, agriculture and other activities. The sales price of Powerflute Shares and Powerflute Options is usually regarded as the taxable income of the business activities or other activities of a corporation. The income from both sources is taxable at the flat tax rate of 20 percent. The capital gain and loss are calculated by deducting original acquisition cost and sales related expenses from the sales price. The undepreciated acquisition cost of the disposed instruments is deductible from the income of the source that the disposed Powerflute Shares and Powerflute Options belonged to for the corporation. The possible loss accrued from the disposal of Powerflute Shares and Powerflute Options belonging to the business income source may be deducted from other income of the business income source. The tax loss carry forwards of business may be deducted from business income during the following ten (10) tax years. Capital losses from other activities belonging to the personal income source are tax deductible during the same year or the following five (5) years.

As an exception to the above, the capital gains received by a corporation from the disposal of the shares that belong to its business activities, which the corporation has continuously owned for a minimum period of one year and which entitle it to at least 10 percent of the share capital of the company owned, may be tax exempt under certain conditions. Capital losses arising from the disposal of the said shares are not deductible in taxation. The losses incurred from the disposal of shares belonging to the business activities and which may not be disposed tax free, are deductible in taxation only from profits accrued from the disposal of shares belonging to the business activities during the tax year and following five (5) years.

Taxation of Non-residents

Non-residents who are not generally liable for tax in Finland usually will not be subject to Finnish taxes on capital gains realized on the sale of shares or subscription rights of a Finnish company, unless the non-resident taxpayer is deemed to have a permanent establishment for income tax purposes in Finland and the shares are considered as assets of that permanent establishment. In addition, non-resident holders of employment based option rights, as described in the section 66.3 of the Income Tax Act, are liable to tax in those situations and only to the extent that the benefit received from the disposal of the option right is accrued from the time the employee worked mainly in Finland on behalf of a Finnish employer or if option rights have been received as remuneration for board membership in a Finnish company. The benefit received shall be taxed as earned income. However, a double taxation treaty applicable to the situation may limit the right to the tax in Finland.

Transfer Tax

Transfer tax is generally not payable on the transfer of securities subject to public trading, as defined for Finnish transfer tax purposes, against fixed cash consideration. The transaction is not subject to transfer tax provided that an investment service company or a foreign investment service company or another investment service provider, as defined in the Finnish Act on Investment Services (747/2012, as amended), is brokering or serving as a party to the transaction or that the transferee has been approved as a trading party in the market where the transfer is executed. If the broker or other party to the transfer is not a Finnish investment firm, Finnish credit institution or Finnish branch or office of a foreign investment firm or credit institution, the transfer will be tax exempt provided that the transferee liable for tax notifies the Finnish tax authorities of the transfer within two months thereof or the broker submits an annual declaration concerning the transfer to the Finnish Tax Administration as set forth in the Act on Assessment Procedure (1558/1995, as amended). Tax exemption does not apply to transfers executed as equity investments or distribution of funds or to transfers in which consideration comprises in full or in part of work performed, or to certain other transfers set out in the Transfer Tax Act.

The buyer is generally liable to pay transfer tax amounting to 1.6 percent of the transaction price in transfers of Powerflute Shares and Powerflute Options that do not fulfil the above criteria but which are regarded as securities in the light of Transfer Tax Act, such as option rights and other special rights under the Finnish Companies Act entitling to subscription of shares. If the buyer is not generally liable for tax in Finland or if the buyer is not a foreign credit institution’s or investment firm’s or management company’s Finnish branch, the seller must charge the tax from the buyer. If the broker is a Finnish stockbroker or a credit institution or a foreign stockbroker’s or credit institution’s Finnish branch, it is liable to charge the transfer tax from the buyer and give an account thereof to the buyer. If neither party to the transaction is generally liable for tax in Finland or if neither party to the transaction is a foreign credit institution’s, investment firm’s or management company’s Finnish branch or office, transfer tax will not be payable on the transfer (excluding transfers of qualified real estate company shares). No transfer tax is levied if the amount of the tax is less than EUR 10.

In addition, the employees taking part in the incentive programs of the Company shall take into account the current view of the Finnish Tax Administration regarding transfer tax liability of employment based option rights and its realization in connection with the disposal of rights. The received option rights and other special rights under the Finnish Companies Act entitling to subscription of shares, such as the share units granted in connection with the share award plan, are primarily considered as subscription rights under the Transfer Tax Act, i.e. for the purposes of transfer taxation they are viewed as securities. The transfer tax liability with respect to employment based option arrangements arises at the moment when the subscription right is granted, but the amount of payable transfer tax can only be determined upon exercising the right.

Material UK Tax Considerations

The following summary, which is intended as a general guide only to certain UK tax considerations, is based on current UK legislation and Her Majesty’s Revenue and Customs published practice which may change, possibly with retrospective effect. It summarises certain limited aspects of the UK taxation treatment of acceptance of the Offer. The summary relates only to the position of Powerflute Shareholders who are resident in the UK for taxation purposes at all relevant times and who hold their Powerflute Shares beneficially as an investment (other than under a personal equity plan or an individual savings account) and who have not (and are not deemed to have) acquired their Powerflute Shares by reason of an office or employment. The comments set out in this Appendix IV apply only to certain categories of person and, in particular, may not apply to such persons as market makers, brokers, dealers, insurance companies, investment trust companies, venture capital trusts, authorized investment funds, registered pension schemes, charities, intermediaries and persons connected with depositary arrangements or clearance services, to whom special rules may apply. This summary is not intended to be, and should not be construed to be, legal or taxation advice to any Powerflute Shareholder.

Any Powerflute Shareholder who is in any doubt as to his taxation position or who may be subject to taxation in any jurisdiction other than the United Kingdom should consult an appropriately qualified independent professional adviser immediately.

1.	UK taxation of chargeable gains

A Powerflute Shareholder’s liability to UK taxation on chargeable gains in respect of a disposal of Powerflute Shares pursuant to the Offer will depend on that shareholder’s individual circumstances.

The sale of Powerflute Shares by a Powerflute Shareholder pursuant to the Offer will constitute a disposal, or part disposal, of a shareholding. Accordingly, any such Powerflute Shareholder who is resident in the UK for tax purposes (or who is not so resident but who carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment) may, if the Powerflute Shares are held as a capital asset by the Powerflute Shareholder and depending on that Powerflute Shareholder’s individual circumstances (including their UK residence and domicile position, availability of exemptions, base cost in the relevant Powerflute Shares, reliefs and allowable losses) be subject to capital gains tax (or, in the case of a Powerflute Shareholder liable to corporation tax, corporation tax on chargeable gains) in respect of any chargeable gain arising on the sale.

For Powerflute Shareholders within the charge to UK corporation tax (but which do not qualify for the substantial shareholdings exemption in respect of their Powerflute Shares) indexation allowance may be available in respect of the full period of ownership of the Powerflute Shares to reduce any chargeable gain arising (but not to create or increase an allowable loss) on the disposal of Powerflute Shares.

2.	Powerflute Share Plan

Special tax provisions may apply to Powerflute Shareholders who have acquired or acquire their Powerflute Shares pursuant to awards under the Powerflute Share Plan, including provisions imposing a charge to UK income tax and National Insurance Contributions when such an option, warrant or award is exercised. Such Powerflute Shareholders are advised to seek independent professional advice.

3.	Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No UK stamp duty or SDRT should be payable by Powerflute Shareholders as a result of accepting the Offer.

APPENDIX V DEFINITIONS

The following definitions apply throughout this document unless otherwise stated or the context requires otherwise.

Acceptance Condition	the condition set out at paragraph 1 of Part A of Appendix I to this document;

AIM	Alternative Investment Market/AIM, a market operated by the London Stock Exchange;

AIM Rules	the AIM Rules for Companies published by the London Stock Exchange;

Announcement	the announcement of Bidco’s firm intention to make the Offer dated 15 September 2016;

Associates	has the meaning given to it in section 988 of the Companies Act;

Barclays	Barclays Bank PLC, acting through its Investment Bank;

Bidco	Nordic Packaging and Container (Finland) Holdings Oy, a private limited liability company formed in Finland with registered number 2778943-5;

Bidco Group	Bidco, its subsidiaries, holding companies and subsidiaries of such holding companies as defined in the Finnish Companies Act;

Board	the board of directors of Powerflute from time to time;

Business Day	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in Chicago, Helsinki and London (other than solely for trading and settlement in Euro);

Capita or Depositary	Capita IRG Trustees Limited;

certificated or in certificated form	a share or other security which is not held in uncertificated form (that is, not in CREST or a Finnish book-entry account);

Code	the City Code on Takeovers and Mergers (which, for the avoidance of doubt, Powerflute and Bidco have agreed, to the extent set out in the Implementation Agreement, that they will conduct themselves and the Offer as if the Offer were subject to it);

Closing Price	the closing middle market price of a Powerflute Share as derived from the AIM Appendix of the London Stock Exchange Daily Official List;

Companies Act	the UK Companies Act 2006, as amended from time to time;

Conditions	the conditions of the Offer set out in Appendix I to this document;

Confidentiality Agreement	the confidentiality agreement entered into between Powerflute and MDP dated 28 October 2015 as described in paragraph 12 of Part II of this document;

CREST	the relevant system (as defined in the CREST Regulations) in respect of which Euroclear is the Operator (as defined in the CREST Regulations);

CREST member	a person who has been admitted by Euroclear as a system-member (as defined in the CREST Regulations);

CREST participant	a person who is, in relation to CREST, a system-participant (as defined in the CREST Regulations);

CREST payment	has the meaning given in the CREST manual issued by Euroclear as amended from time to time;

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

CREST sponsor	a CREST participant admitted to CREST as a CREST sponsor;

CREST sponsored member	a CREST member admitted to CREST as a sponsored member;

Depositary Interests	the dematerialised in respect of ordinary Powerflute Shares which are issued by the Depositary;

DI Holders	holders of Depositary Interests from time to time;

Directors of Bidco	the directors of Bidco as at the date of this document who are named in paragraph 2(A) of Appendix III to this document;

Directors of Powerflute or Powerflute Directors	the directors of Powerflute as at the date of this document who are named in paragraph 2(B) of Appendix III to this document;

Disclosed	(i) disclosed in the unaudited interim results of Powerflute for the six months ended 30 June 2016 (ii) disclosed in the annual report and accounts of Powerflute for the period ended 31 December 2015; (iii) Publicly Disclosed; (iv) disclosed in the Announcement; or (v) fairly disclosed to Bidco (or its advisers) by or on behalf of Powerflute prior to the date of the Announcement;

Disclosure Period	the period commencing on 15 September 2016 and ending on the earlier of the date on which the Offer becomes, or is declared, unconditional as to acceptances and/or the date on which the Offer lapses or is withdrawn (or such other date as the Independent Directors may decide);

Electronic Acceptance	the inputting and settling of a TTE Instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document;

ESA Instruction	an Escrow Account Adjustment Input (AESN), transaction type “ESA” (as described in the CREST manual issued by Euroclear as amended from time to time);

Escrow Agent	Capita, in its capacity as an escrow agent, as described in the CREST manual issued by Euroclear as amended from time to time;

Euro or €	the single European currency;

Euroclear	Euroclear UK & Ireland Limited, the operator of CREST;

Euroclear Finland	Euroclear Finland Ltd;

Financial Conduct Authority	the UK Financial Conduct Authority;

Finnish Companies Act	the Finnish Companies Act (624/2006);

First Closing Date	25 November 2016 (or such later time(s) and/or date(s) as Bidco may, subject to the Implementation Agreement or with the consent of the Independent Directors, decide);

Form of Acceptance or acceptance form	the form of acceptance and authority relating to the Offer in respect of Powerflute Options provided to Powerflute Optionholders directly;

Implementation Agreement	the implementation agreement, dated 14 September 2016 among Bidco, Powerflute and, for the limited purpose specified therein, the MDP Funds;

Independent Directors	each of Dermot F. Smurfit, Christopher Knight, Wolf-Dieter Baumann and Teresa Presas;

Interim Facility	Interim Facilities Agreement, dated 14 September 2016 among MDP, Bidco and Barclays PLC, as mandated lead arranger, interim facility agent and interim security agent;

MDP Funds	Madison Dearborn Capital Partners VII-A, L.P., Madison Dearborn Capital Partners VII-C, L.P. and Madison Dearborn Capital Partners VII Executive-A, L.P., each a Delaware limited partnership and whose registered address is at 70 W Madison Street, Suite 4600, Chicago, IL 60602, United States;

London Stock Exchange	London Stock Exchange plc;

member account ID	the identification code or number attached to any member account in CREST;

Non-Executive Directors	each of Christopher Knight, Wolf-Dieter Baumann and Teresa Presas as directors of Powerflute;

Nordea Bank	Nordea Bank Finland Plc;

Numis	Numis Securities Limited;

Offer	the recommended cash offer made by Bidco for the entire issued and to be issued share capital of Powerflute (including all outstanding Powerflute Options) not already owned, or agreed to be acquired, by Bidco, on the terms and subject to the conditions set out in the Announcement and to the full terms and conditions to be set out in this document and, in respect of Powerflute Options, the Form of Acceptance and, where the context so requires, any subsequent revision, variation, extension or renewal of such offer;

Offer Price	90 pence per Powerflute Share;

Opening Position Disclosure	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position;

Options	options granted pursuant to the Powerflute Share Plan, none of which have been registered in the Finnish book-entry securities system;

Optionholders	any person who holds an option or award granted pursuant to the Powerflute Share Plan;

Overseas Shareholders	Powerflute Shareholders who are citizens, residents or nationals of jurisdictions outside the United Kingdom;

participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant;

£, pence or Sterling	the lawful currency of the United Kingdom;

Publicly Disclosed	fairly disclosed in any public announcement by Powerflute to any Regulatory Information Service prior to the date of the Announcement;

Powerflute or the Company	Powerflute Oyj, a public stock company incorporated in Finland with registered number FI-2048890-4;

Powerflute Group	Powerflute, its subsidiaries, holding companies and subsidiaries of such holding companies as defined in the Finnish Companies Act;

Powerflute Options	a total of 7,337,100 option rights granted under the Powerflute Share Plan entitling the Share Plan Participants to subscribe an identical number of Powerflute Shares;

Powerflute Optionholders	the holders of Powerflute Options;

Powerflute Shareholders	the holders of Powerflute Shares;

Powerflute Share Plan	the Powerflute Share Option Scheme 2012;

Powerflute Shares	the unconditionally allotted or issued and fully paid up (or credited as fully paid up) ordinary shares each in the capital of Powerflute (it being understood and agreed that, for purposes of the Offer, a depositary interest issued by Capita, as Powerflute’s registrar for Depositary Interests, shall be deemed to be the ordinary share held by Capita, as nominee, that is represented by such depositary interest), and “Powerflute Share” shall be construed accordingly;

Regulatory Information Service or RIS	any information service authorised from time to time by the Financial Conduct Authority for the purposes of disseminating regulatory announcements;

Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to Powerflute Shareholders or Powerflute Optionholders in that jurisdiction;

Rothschild	N M Rothschild & Sons Limited;

Smurfit Parties	Dr. Dermot F. Smurfit and Bacchantes Ltd., the investment vehicle of Sir Michael Smurfit;

Smurfit Undertakings	the deeds of irrevocable undertaking, each dated 14 September 2016 among Bidco and the Smurfit Parties as described in paragraph 4 of Appendix III to this document;

Share Plan Participant	any person who holds an Option granted pursuant to the Powerflute Share Plan;

TFE Instruction	a transfer from escrow instruction (as defined in the CREST manual issued by Euroclear as amended from time to time);

Third Party	any central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, fiscal, or investigative body, authority (excluding any national antitrust or merger control authority), court, trade agency, association, institution or professional or environmental body, employee representative body or any other person or body whatsoever in any relevant jurisdiction;

Treasury Shares	any shares held by Powerflute as treasury shares as defined in section 15 of the Finnish Companies Act;

TTE Instruction	a transfer to escrow instruction (as described in the CREST manual issued by Euroclear as amended from time to time) in relation to Powerflute Shares held in uncertificated form meeting the requirements set out in paragraph 15.1(B) of Part II of this document;

uncertificated or in uncertificated form	a Powerflute Share or other security which is for the time being: (i) recorded on the relevant register as being held in uncertificated form in CREST, and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST; or (ii) held in uncertificated form in a Finnish book-entry account;

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland;

United States of America or United States or US	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction;

US$	US dollars, being the lawful currency of the US; and

US GAAP	generally accepted accounting principles in the US.

Certain other capitalised terms not defined above are defined and used elsewhere in this document.

In this document, “this document” means and includes the letter from the Chairman of Powerflute, the letter from Bidco, the Appendices hereto and the accompanying Form of Acceptance.

All references to legislation in this document are to English legislation unless the contrary is indicated. Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.

All references to times in this document are to London times.

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

For the purposes of this document, subsidiary, subsidiary undertaking, undertaking and associated undertaking have the meanings given in the Finnish Companies Act.

Terms defined in the CREST manual shall, unless the context otherwise requires, bear the same meanings where used in this document.

ADVISORS TO BIDCO

Financial advisor to MDP and Bidco

Barclays Bank PLC

5 The North Colonnade

Canary Wharf, E14 4BB

United Kingdom

Legal Advisors to MDP and Bidco in connection with the Offer

As to English law: Kirkland & Ellis International LLP 30 St Mary Axe London EC3A 8AF United Kingdom	As to U.S. law: Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 United States of America	As to Finnish law: Borenius Attorneys Ltd Eteläesplanadi 2 FI-00130 Helsinki Finland

Receiving agents for the Offer

For U.K. Depositary Interests: Capita IRG Trustees Limited, The Registry, 34 Beckenham Road Beckenham, Kent BR3 4TU United Kingdom	For Powerflute Shares in Finnish book-entry accounts: Nordea Bank Finland Plc Aleksis Kiven katu 3-5, VC215 FI-00020 Nordea, Helsinki Finland

ADVISORS TO THE COMPANY

Financial advisor to the Company in connection with the Offer

N M Rothschild & Sons Limited

New Court, St. Swithin’s Lane

London EC4N 8AL

United Kingdom

Legal Advisors to the Company in connection with the Offer

As to English law: Simmons & Simmons LLP CityPoint, One Ropemaker Street London EC2Y 9SS United Kingdom	As to Finnish law: Hannes Snellman Attorneys Ltd Eteläesplanadi 20 FI-00131 Helsinki Finland

Printed by RR Donnelley - 235103